Exhibit 4.1

EXECUTION COPY

CREDIT AGREEMENT

(U.S. $100,000,000)

Dated as of September 30, 2004

among

UNOVA, INC.,

UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC.,

INTERMEC TECHNOLOGIES CORPORATION,

INTERMEC INTERNATIONAL INC.,

INTERMEC TECHNOLOGIES MANUFACTURING, LLC,

INTERMEC IP CORP. and UNOVA IP CORP.

as Borrowers,

THE LENDERS WHICH ARE PARTIES HERETO

and

KEYBANK NATIONAL ASSOCIATION

as Administrative Agent, Lead Arranger and Book Manager

and

KEYBANK NATIONAL ASSOCIATION

as LC Issuer

TABLE OF CONTENTS

Section 1 DEFINITIONS; ACCOUNTING TERMS; GOVERNANCE.

1.1 Certain Defined Terms.
1.2 Accounting Terms; Calculations.
1.3 Authorization of Borrower Representative.
1.4 Construction of Terms Generally.
1.5 USA Patriot Act Notification; Representations and Undertaking.
(a) Borrower’s Notification and Representation.
(b) Lenders’ Certification.

Section 2 TERMS OF THE CREDIT FACILITIES.

2.1 Revolving Credit Facility.
(a) Revolving Credit Loans.
(b) Revolving Credit Notes.
2.2 Letter of Credit Facility.
(a) Issuance of Letters of Credit.
(b) Form and Term of Letters of Credit.
(c) Application with Respect to Letter of Credit.
(d) Participation by Lenders in Letters of Credit.
(e) Reimbursement.
(f) Failure to Reimburse Drawings; Interest.
(g) Obligations Absolute.
(h) Liability of LC Issuer.
(i) LC Issuer Indemnity.
(j) Termination of Letter of Credit Commitment.
2.3 Credit Requests.
(a) Credit Requests for Revolving Credit Loans.
(b) Requests and Conditions for Letters of Credit.
(c) Requests for Revolving Credit Borrowing Deemed Given.
2.4 Funding of Revolving Credit Loans.
(a) Notice and Funding.
(b) Disbursement of Funds Received.
(c) Availability of Funds.
2.5 Failure of Lender to Fund Revolving Credit Loans or Purchase Participations.
(a) Continuing Obligation of the Borrowers.
(b) Treatment of Lender Failing To Fund.
(c) Continuing Obligation of Lenders to Fund.
2.6 Affiliated Funding with respect to Lenders.
2.7 Loan Account; Credits; Application of Payments.
(a) Administrative Agent Maintenance of Loan Account.
(b) Loan Account Charges\Credits; Reports.
(c) Crediting and Application of Specific Payments.
(d) Payments, Distributions, Treatment.
(e) Payment not on Business Day.
(f) Presumption of Payment in Full by the Borrowers.
2.8 Repayment and Prepayments.
(a) Scheduled Repayments.
(b) Mandatory Prepayments.

2.9 Reduction of Revolving Credit Commitment.

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2.10 Permitted Prepayments.
2.11 Interest Rate on Revolving Credit Loans.
(a) Alternate Base Rate Loans.
(b) LIBOR Rate Loans.
(c) Default Interest.
(d) Failure of Borrower Representative to Elect Interest Period.
2.12 Rate Conversion and Rate Continuation.
2.13 Computations of Interest and Fees.
2.14 Fees.
(a) Facility Fee.
(b) Letter of Credit Fees.
(c) Other Fees
(d) Payment of Fees; Non-Refundable.
(e) Unascertainable Rate; Increased Costs; Illegality.

Section 3 CONDITIONS PRECEDENT.

3.1 Satisfaction of Conditions Precedent on Closing Date.
(a) Agreement and Other Loan Documents.
(b) Officer’s Certificate, Resolutions, Organizational Documents.
(c) Good Standing and Full Force and Effect Certificates.
(d) Closing Certificate.
(e) Legal Opinions.
(f) Closing and Legal Fees; Administrative Agent Fee Letter.
(g) Lien Searches.
(h) Perfection Certificate.
(i) Perfection; Priority.
(j) Insurance Policies.
(k) Material Contracts.
(l) Initial Letter of Credit Request.
(m) Disbursement Direction Letter.
(n) Termination of Existing Credit Agreement
(o) Deposit of Secured Bond Assets
(p) Landlord/Bailee/Consignee Waivers
(q) Bright & Lorig Documents.
(r) Miscellaneous.
3.2 Conditions Precedent to all Credit Events.
(a) Representation Bringdown.
(b) No Default; Compliance with Terms.
(c) No Material Adverse Change.
(d) Confirmation of Asset Coverage.

Section 4 REPRESENTATIONS AND WARRANTIES.

4.1 Existence.
4.2 Authorization.
4.3 Enforceability.
4.4 Maintenance of Insurance.
4.5 Title to Collateral; Liens; Transfers.
4.6 Lien Perfection and Priority.
4.7 Litigation; Proceedings.
4.8 Taxes.
4.9 Consents; Approvals.
4.10 Lawful Operations.
4.11 Environmental Compliance.

4.12 Environmental Claims and Restrictions.
4.13 ERISA.
4.14 Agreements; Adverse Obligations; Labor Disputes.
4.15 Financial Statements; Projections.
(a) Financial Statements.
(b) Financial Projections.
4.16 Intellectual Property.
4.17 Structure; Capitalization.
4.18 Value; Solvency.
4.19 Investment Company Act Status.
4.20 Regulation U/Regulation X Compliance.
4.21 Blocked Person.
4.22 Full Disclosure.
4.23 Acquisition Documents.

Section 5 COVENANTS OF THE BORROWERS.

5.1 Reporting and Notice Covenants.
(a) Quarterly Financial Statements.
(b) Annual Financial Statements.
(c) Officer’s Certificate.
(d) Company Reports.
(e) Annual Projections.
(f) Asset Coverage Certificates.
(g) Other Information.
(h) Notices.
(i) Notice of Default under ERISA.
(j) Environmental Reporting.
(k) Multiemployer Plan Withdrawal Liability.
5.2 Affirmative Covenants.
(a) Corporate Existence.
(b) Financial Records.
(c) Financial Examinations and Review.
(d) Compliance with Law.
(e) Compliance with Environmental Laws.
(f) Properties.
(g) Use of Proceeds.
(h) Compliance with Terms of All Material Contracts.
(i) Taxes.
(j) Insurance.
(k) License from Third Parties.
(l) Subsidiary Guaranties.
(m) Maintenance of Certain Accounts with KeyBank.
(n) Pledge of IAS Foreign Subsidiaries.
(o) Acquisition Documents.
5.3 Negative Covenants.
(a) Consolidation, Merger, Sale and Purchase of Assets.
(b) Credit Extensions; Prepayments.
(c) Indebtedness.
(d) Liens; Leases.
(e) Investments.
(f) Distributions.
(g) Change in Nature of Business.
(h) Charter Amendments.

(i) Compliance with ERISA.
(j) Regulation U Compliance.
(k) Accounting Changes.
(l) Arm’s-Length Transactions.
5.4 Financial Covenants.
(a) Consolidated Leverage Ratio.
(b) Consolidated Interest Coverage Ratio.
(c) Minimum Consolidated Net Worth.

Section 6 EVENTS OF DEFAULT.

6.1 Payment.
6.2 Representations and Warranties.
6.3 Reporting and Notice Provisions; Violation of Certain Affirmative Covenants.
6.4 Violation of Certain Other Covenants and Financial Covenants.
6.5 Cross-Default.
6.6 Destruction of Collateral.
6.7 Change of Control.
6.8 Failure of Enforceability of this Agreement, Loan Document; Security.
6.9 ERISA.
6.10 Judgments.
6.11 Financial Impairment.

Section 7 REMEDIES.

7.1 Acceleration; Termination.
7.2 Automatic Acceleration and Termination.
7.3 General Rights and Remedies of the Administrative Agent and the Lenders.
7.4 Additional Remedies.
(a) Possession of Collateral.
(b) Foreclosure of Liens.
(c) Disposition of Collateral.
(d) Application of Collateral; Application of Liquidation Proceeds.
7.5 Set-off.
7.6 Actions in Respect of the Letters of Credit Upon Default.
7.7 Authority to Execute Transfers.
7.8 Limited License to Liquidate.
7.9 Equalization.
7.10 Remedies Cumulative.
7.11 Appointment of Attorney-in-Fact.

Section 8 THE ADMINISTRATIVE AGENT AND LEAD ARRANGER.

8.1 The Administrative Agent.
8.2 Nature of Appointment.
8.3 Administrative Agent as Lender; Other Transactions.
8.4 Instructions from Lenders.
8.5 Lender’s Diligence.
8.6 No Implied Representations.
8.7 Sub-Administrative Agents.
8.8 Administrative Agent’s Diligence.
8.9 Notice of Default.
8.10 Administrative Agent’s Liability.

8.11 Administrative Agent’s and Lead Arranger’s Indemnity.
8.12 Resignation of Administrative Agent.
8.13 No Implied Representations.

Section 9 BORROWER GUARANTY.

9.1 Borrower Cross-Guaranty; Maximum Liability.
9.2 Guaranty Unconditional.
9.3 Discharge; Reinstatement.
9.4 Waiver.
9.5 Stay of Acceleration.
9.6 Subrogation and Contribution Rights.
9.7 Guaranteed Obligation and Contribution Payments.
(a) Pro Rata Sharing.
(b) Deficiency.

Section 10 TRANSFERS AND ASSIGNMENTS.

10.1 Successors and Assigns.
10.2 Transfer of Revolving Credit Commitments.
10.3 Maintenance of Register.
10.4 Participations.
10.5 Pledge of Interests.
10.6 Revolving Credit Notes.
10.7 USA Patriot Act.
10.8 Replacement of Certain Lenders.
10.9 Replacement of Non-consenting Lenders.

Section 11 CONFIDENTIALITY.

Section 12 INDEMNITIES.

12.1 Increased Costs.
12.2 Risk-Based Capital.
12.3 Taxes.
(a) Taxes; Withholding; Indemnification of Taxes Paid.
(b) Delivery of IRS Certificates by Lenders.
(c) Refunds of Taxes.
(d) Avoiding Negative Tax Consequences.
(e) Tax Benefit.
12.4 Losses.
12.5 Indemnification for Requests.
12.6 General Indemnity.
12.7 Certificate for Indemnification.

Section 13 GENERAL.

13.1 Amendments and Waivers.
13.2 Effective Agreement; Binding Effect.
13.3 Costs and Expenses.
13.4 Survival of Provisions.
13.5 Sharing of Information.
13.6 Interest Rate Limitation.
13.7 Limitation of Liability.
13.8 Illegality.
13.9 Notices.

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13.10 Governing Law.
13.11 Entire Agreement.
13.12 Execution in Counterparts; Execution by Facsimile.
13.13 Waiver of Jury Trial and Submission to Non-Exclusive Jurisdiction.

EXHIBITS AND SCHEDULES

Exhibit A	(Form of Revolving Credit Note)
Exhibit B-1	(Form of Credit Request)
Exhibit B-2	(Form of Letter of Credit Request)
Exhibit C	(Form of Rate Conversion/Continuation Request)
Exhibit D-1	(Form of Security Agreement - Borrower)
Exhibit D-2	(Form of Security Agreement - Subsidiary Guarantor)
Exhibit D-3	(Form of Subsidiary Guaranty)
Exhibit E-1	(Form of Collateral Assignment of Security Interest in Patents and Patent Applications)
Exhibit E-2	(Form of Collateral Assignment of Security Interest in Trademarks and Licenses)
Exhibit E-3	(Form of Collateral Assignment of Security Interest in Copyrights)
Exhibit F	(Reserved)
Exhibit G	(Form of Existing Lender Payout)
Exhibit H	(Form of Asset Coverage Certificate)
Exhibit I	(Form of Advertising Permission Letter)
Exhibit J	(Form of Assignment and Assumption)
Exhibit K-1	(Form of Landlord Waiver)
Exhibit K-2	(Form of Warehouseman/Bailee Waiver)
Exhibit K-3	(Reserved)
Exhibit K-4	(Reserved)
Exhibit L-1	(Form of Limited License Agreement - Borrower and Subsidiary Guarantor)
Exhibit L-2	(Reserved)
Exhibit M	(Form of Securities Account Control Letter)
Exhibit N	(Form of Deposit Account Control Letter)
Exhibit O	(Form of Joinder Agreement)

Annex I	Commitments
Annex II	Memorandum of Closing
Annex III	Disclosure Schedule
Annex IV	Perfection Certificate

CREDIT AGREEMENT

U.S. $100,000,000

Dated as of September 30, 2004

UNOVA, INC., a Delaware corporation, UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC., a Delaware corporation, INTERMEC TECHNOLOGIES CORPORATION, a Washington corporation, INTERMEC INTERNATIONAL INC., a Washington corporation, INTERMEC TECHNOLOGIES MANUFACTURING, LLC, a Washington limited liability company, INTERMEC IP CORP., a Delaware corporation, and UNOVA IP CORP., a Delaware corporation, each a Borrower and collectively as the Borrowers, the financial institutions listed on the signature pages of this Agreement, as the Lenders, KEYBANK NATIONAL ASSOCIATION, a national banking association, as the Administrative Agent for the Lenders, and KEYBANK NATIONAL ASSOCIATION, a national banking association, as the LC Issuer, hereby agree as follows:

Section 1                                             DEFINITIONS; ACCOUNTING TERMS; GOVERNANCE.

1.1          Certain Defined Terms.  Certain Uniform Commercial Code terms used in this Agreement have been defined in the Security Agreements executed by each Borrower and any Subsidiary Guarantor.  As used in this Agreement and all other Loan Documents, the following terms shall have the meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) set forth below:

“Accumulated Funding Deficiency” has the meaning ascribed thereto in Section 302(a)(2) of ERISA.

“Acquisition” means and includes (i) any acquisition on a going concern basis (by purchase of fee title) of any facility and/or business operated by a Person which is not a Subsidiary of a Borrower and (ii) any acquisition of all or substantially all (but in all cases greater than or equal to 80%) of the outstanding equity or other similar interests in any Person that is not a natural Person (whether by merger, stock purchase, creation of a corporate joint venture or otherwise).

“Acquisition Documents” means any and all documents executed and delivered in connection with a Permitted Acquisition including, without limitation, any subordination agreement executed in connection therewith.

“Adjustment Date” means: (a) with respect to each of the first three Fiscal Quarters of UNOVA, Inc. in each Fiscal Year, the date that is the first day of the month immediately succeeding the day on which the Borrower Representative delivers the financial statements required hereunder to be delivered with respect to such Fiscal Quarter, together with the Officer’s Certificate required to be furnished by the Borrowers with such financial statements pursuant to (and complying with) Section 5.1(c), and (b) with respect to the last Fiscal Quarter of UNOVA, Inc. in each Fiscal Year, the date that is first day of the month immediately succeeding the day on which the Borrower Representative delivers the audited financial statements required to be delivered with respect to such Fiscal Year end, together with the Officer’s Certificate required to be furnished by the Borrower Representative with such financial statements pursuant to (and complying with) Section 5.1(c).

“Administrative Agent” means KeyBank and its successors or assigns, each in its capacity as Administrative Agent for the Lenders.

“Administrative Agent Fee Letter” means that certain letter executed by the UNOVA, Inc. and the Administrative Agent, dated June 18, 2004.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other Indebtedness or otherwise) received by a Lender or an Affiliate of a Lender in respect of Obligations if the payment results in any other Lender’s having more than its Pro Rata Share of the Obligations (other than Designated Hedge Obligations) in question.

“Affiliate” means, with respect to a specified Person, any other Person: (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person (“control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise), (b) which beneficially owns or holds with power to vote fifteen percent (15%) or more of any class of the voting stock or similar interest of such Person, or (c) fifteen percent (15%) or more of the voting stock or similar interest of which other Person is beneficially owned or held by such Person.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of: (a) the rate of interest which is established from time to time by KeyBank at its principal office in Cleveland, Ohio as its “prime rate” or “base rate” in effect, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate (it being agreed that: (i) such rate is not necessarily the lowest rate of interest then available from KeyBank on fluctuating rate loans and (ii) such rate may be established by KeyBank by public announcement or otherwise) and (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (1/2 of 1%).

“Alternate Base Rate Loan”  means a Revolving Credit Loan, denominated in Dollars, which bears interest as provided in Section 2.11(a) of this Agreement.

“Alternate Base Rate Borrowing” means a Revolving Credit Borrowing consisting of Alternate Base Rate Loans.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” means (X) from the Closing Date until but excluding the first Adjustment Date commencing after December 31, 2004: (i) with respect to Revolving Credit Borrowings, one hundred basis points (100 bps) per annum with respect to Alternate Base Rate Loans comprising Revolving Credit Borrowings and two hundred basis points (200 bps) per annum with respect to LIBOR Rate Loans comprising Revolving Credit Borrowings and (ii) with respect to the Facility Fee, fifty basis points (50 bps) per annum and (Y) with respect to any Adjustment Date commencing after December 31, 2004 until but excluding the following Adjustment Date, the percentage per annum applicable to Alternate Base Rate Loans or LIBOR Rate Loans comprising Revolving Credit Borrowings, and the Facility Fee, as the case may be, corresponding to level of the Consolidated Leverage Ratio of UNOVA, Inc. and its Subsidiaries for the Fiscal Quarter immediately preceding such Adjustment Date as determined by reference to the following grid:

Level	Consolidated Leverage Ratio	Revolver ABR Margin	Revolver LIBOR Rate Margin	Facility Fee
I	< 1.50 to 1.00	50 bps	150 bps	37.5 bps
II	> 1.50 to 1.00 but < 2.00 to 1.00	75 bps	175 bps	37.5 bps
III	> 2.00 to 1.00 but < 2.50 to 1.00	100 bps	200 bps	50 bps
IV	> 2.50 to 1.00	150 bps	250 bps	50 bps

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a Securities Intermediary (as defined in the UCC) or Commodity Intermediary (as defined in the UCC) reasonably acceptable to the Administrative Agent and with respect to which a Borrower has delivered to the Administrative Agent an executed Securities Account Control Letter.

“Asset Coverage” means, at any date of determination, an amount (based on the last Asset Coverage Certificate delivered in accordance with the terms hereof) equal to:

(w)          seventy-five percent (75%) of the aggregate book value (net of applicable reserves in accordance with GAAP) of all Accounts of the Borrowers and any Subsidiary Guarantors which are comprised of a right to payment for goods sold or leased or for services rendered in the ordinary course of business (other than Excluded Accounts); plus

(x)            fifty percent (50%) of the aggregate book value (net of applicable reserves in accordance with GAAP) of all Inventory of the Borrowers and any Subsidiary Guarantors (other than Excluded Inventory); plus

(z)            the lesser of: (i) one hundred percent (100%) of the aggregate book value (net of applicable reserves in accordance with GAAP) of all Equipment of the Borrowers and any Subsidiary Guarantors used in the process of manufacturing or processing Inventory (other than Excluded M&E) or (ii) Ten Million Dollars ($10,000,000).

“Asset Coverage Certificate” means, with respect to any Fiscal Quarter, a certificate reflecting the calculation of Asset Coverage, including calculations showing the Excluded Accounts, Excluded M&E and Excluded Inventory as of the last Business Day of such Fiscal Quarter and otherwise reasonably satisfactory to the Administrative Agent and substantially in the form attached hereto as Exhibit H.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10), and accepted by the Administrative Agent, in substantially the form of Exhibit J or any other form approved by the Administrative Agent.

“Assumed Tax Rate” means, for or in respect of any Tax Period (as defined in the definition of “Permitted Tax Distribution”), the greater of (i) fifty percent (50%) or (ii) the highest marginal tax rate applicable to individuals for such Tax Period plus ten percent (10%).

“Barclay’s Facility” means the facility provided by Barclays Bank PLC to certain Foreign Subsidiaries of UNOVA, Inc. pursuant to that certain £15,000,000 Facility Letter, dated February 9, 2004, that certain Ancillary Banking Facilities Letter, dated February 9, 2004, and that certain £10,000,000 Facility Letter, dated February 9, 2004, in each case, as amended, supplemented or otherwise modified from time to time and, in each case, including the other documents delivered in connection therewith.

“Blocked Person” shall have the meaning assigned to such term in Section 4.21 hereof.

“Borrower Guaranteed Obligations” has the meaning set forth in Section 9.1.

“Borrower Guarantor” means any Borrower with respect to the Obligations owing to the Lenders by the other Borrowers.

“Borrower Guaranty” means the joint and several obligation of each Borrower Guarantor to pay the Obligations of the other Borrowers pursuant to Section 9 of this Agreement.

“Borrower Representative” means UNOVA, Inc., a Delaware corporation.

“Borrowers” means collectively, UNOVA, Inc., a Delaware corporation, UNOVA Industrial Automation Systems, Inc., a Delaware  corporation, Intermec Technologies Corporation, a Washington corporation, Intermec International Inc., a Washington corporation, Intermec Technologies Manufacturing, LLC, a Washington limited liability company, Intermec IP Corp., a Delaware corporation, and UNOVA IP Corp., a Delaware corporation, and any future Domestic Subsidiary that executes and delivers a Joinder Agreement.

“bps” means basis points where one basis point represents one one-hundredth of a percent (1/100 of 1%).

“Business Day” means (i) a day of the year on which the Administrative Agent is not required or authorized to close in the city in which the applicable Payment Office of the Administrative Agent is located and (ii) if the applicable Business Day relates to LIBOR Rate Loans, a day of the year which is a Business Day described in clause (i) above and which is also a day on which dealings in Dollar deposits are carried on in the London interbank market and banks are open for business in London.

“Capital Expenditures” means those capital expenditures which are required to be capitalized as property, plant or equipment in accordance with GAAP.

“Capitalization” means, in respect of any Person, the net book value of such Person minus (i) the aggregate amount of the Accounts of such Person that are owed by Affiliates of such Person, plus (ii) the aggregate amount of the Accounts of the Affiliates of such Person that are owed to such Person and minus (iii) the net book value of such Person’s equity interest in its Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP.

“Capitalized Leases” means, in respect of any Person, any lease of property imposing obligations on such Person, as lessee of such property, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq.

“Certificate of Exemption” shall have the meaning set forth in Section 12.3(b)(i) of this Agreement.

“Change of Control” means any of the following:

(a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13-d promulgated under the Exchange Act) of 30 percent or more of either (i) the then outstanding shares of common stock of UNOVA, Inc. (the “Outstanding UNOVA, Inc. Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of UNOVA, Inc. entitled to vote generally in the election of directors (the “Outstanding UNOVA, Inc. Voting Securities”), excluding, however, the following acquisitions of Outstanding UNOVA, Inc. Common Stock and Outstanding UNOVA, Inc. Voting Securities: (A) any acquisition by UNOVA, Inc. or any entity directly or indirectly controlled by UNOVA, Inc., and (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by UNOVA, Inc. or any entity directly or indirectly controlled by UNOVA, Inc.; or

(b)           individuals who, as of the Closing Date, constitute the Board of Directors (the “UNOVA Board”) of UNOVA, Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of such UNOVA Board; provided, however, that any individual who becomes a member of such UNOVA Board subsequent to the Closing Date whose election, or nomination for election by UNOVA, Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the UNOVA Board shall not be so considered as a member of the Incumbent Board.

“Charter Documents” means, as to any Person (other than a natural person), the charter, certificate or articles of incorporation or organization, by-laws, regulations, general or limited partnership agreement, certificate of limited partnership, certificate of formation, operating agreement, or other similar organizational or governing documents of such Person.

“CIP Regulations” has the meaning specified in Section 8.13 of this Agreement.

“Closing Date” means the date and the time as of which this Agreement is effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all personal property assets of each of the Borrowers and the Subsidiary Guarantors in which a security interest or Lien is granted to the Administrative Agent for the benefit of the Lenders pursuant to the respective Security Agreement of such Borrower or such Subsidiary Guarantor, as the case may be, provided, however, that in no event shall any Borrower or Subsidiary Guarantor be required to pledge more than 65% of the capital stock of a Subsidiary that is not a Domestic Subsidiary and provided further that in no event shall any Borrower or Subsidiary Guarantor be required to cause the pledge of any capital stock of any Subsidiary of any Foreign Subsidiary.

“Consolidated Amortization Expense” means, with respect to a Person, for any period, all amortization expenses of such Person and its consolidated Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” means, with respect to a Person, for any period, all depreciation expenses of such Person and its consolidated Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBIT” means, with respect to a Person, for any period, (a) Consolidated Net Income of such Person and its consolidated Subsidiaries for such period; plus (b) to the extent taken into account for such period in determining such Consolidated Net Income, the sum (without duplication) of: (i) Consolidated Interest Expense of such Person and its consolidated Subsidiaries for such period, (ii) Consolidated Income Tax Expense of such Person and its consolidated Subsidiaries for such period, (iii) any non-recurring, non-cash losses and charges for such period (including, the after-tax non-cash loss, if any, from the sale or other disposition of the Industrial Automation System Segment), (iv) non-cash compensation expense realized from the grant of stock appreciation, stock options, or other similar rights to officers, directors and other employees minus (c) the cash payments arising during such period related to the non-cash compensation expense described in clause (b)(iv) above; all as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to a Person, for any period, (a) Consolidated EBIT of such Person and its consolidated Subsidiaries for such period; plus (b) to the extent taken into account for such period in determining such Consolidated EBIT, the sum (without duplication) of: (i) Consolidated Depreciation Expense of such Person and its consolidated Subsidiaries for such period and (ii) Consolidated Amortization Expense of such Person and its consolidated Subsidiaries for such period.

“Consolidated Income Tax Expense” means, with respect to a Person, for any period, all taxes (based on the net income of such Person and its consolidated Subsidiaries) paid in cash or accrued during such period (including, without limitation, any penalties and interest with respect thereto and net of any tax refunds received during such period), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, with respect to a Person, for any Testing Period, the ratio of: (x) Consolidated EBIT for such period to (y) the Consolidated Interest Expense for such Testing Period to the extent paid in cash during said period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to a Person, for any period, (a) the amount of interest expense of such Person and its consolidated

Subsidiaries during such period paid in cash or accrued during such period, all as determined on a consolidated basis in accordance with GAAP, plus (b) the interest payment portion of any Capitalized Lease rental payment of such Person and its consolidated Subsidiaries paid in cash or accrued during such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to a Person, as at the end of any Fiscal Quarter, the ratio of: (a) the aggregate principal amount of the Consolidated Net Debt of such Person and its consolidated Subsidiaries outstanding as of the end of such Fiscal Quarter to (b) the Consolidated EBITDA of such Person and its consolidated Subsidiaries for the Testing Period then ended.

“Consolidated Net Debt” means, with respect to a Person, at any date of determination, without duplication (a) Consolidated Total Funded Debt less (b) the sum of (i) one hundred percent (100%) of the cash and cash equivalents maintained or on deposit in the United States and (ii) twenty percent (20%) of the cash and cash equivalents maintained or on deposit outside of the United States.

“Consolidated Net Income” means, with respect to a Person, for any period, the net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, with respect to a Person, at any time, the sum of the total assets of such Person and its Subsidiaries, on a consolidated basis, minus the sum of the total liabilities of such Person and its Subsidiaries, on a consolidated basis in accordance with GAAP, provided, however, that such amount shall exclude (i) the after-tax, non-cash impact of the sale of the Industrial Automation System Segment (or any part thereof) and (ii) the sum of (x) non-cash compensation expense realized from the grant of stock appreciation, stock options, or other similar rights to officers, directors and other employees minus (y) the cash payments arising during such period related to such non-cash compensation expense.

“Consolidated Total Funded Debt”  means, with respect to a Person, at any date of determination, without duplication, all Indebtedness of such Person and its consolidated Subsidiaries which consists of: (a) Indebtedness for Borrowed Money (b) the deferred purchase price of capital assets or services which in accordance with GAAP would be shown on the liability side of a consolidated balance sheet of such Person and its consolidated Subsidiaries, (c) obligations with respect to Capitalized Leases, (d) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all synthetic leases (i.e. leases accounted for by the lessee as operating leases under which the lessee is the “owner” of the leased property for Federal income tax purposes) to the extent not cash collateralized, (e) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances (in each case valued at the stated face amount thereof), all as determined on a consolidated basis in accordance with GAAP.

“Copyrights” means, with respect to any Borrower or Subsidiary, all original works of authorship fixed in a tangible medium, published or unpublished, and any United States copyrights, and registrations thereof and applications therefor, including all renewals and extensions thereof, of such Borrower, whether now existing or hereafter acquired.

“Credit Event” means: (a)  the making of a Revolving Credit Loan by any Lender or (b) the issuance or extension of any Letter of Credit by the LC Issuer and the participation by any Lender in the risk thereof.

“Credit Request” means a request for a Revolving Credit Borrowing made in accordance with Section 2.3, in the form attached hereto as Exhibit B-1 and incorporated herein by reference.

“Deemed Credit Request” has the meaning specified in Section 2.3(c) of this Agreement.

“Default under ERISA” means: (a) the occurrence or existence of a material Accumulated Funding Deficiency in respect of any Employee Benefit Plan (other than a Multiemployer Plan) within the scope of Section 302(a) of ERISA, or (b) any failure by any Borrower or any Subsidiary thereof to make a full and timely payment of premiums required by Section 4001 of ERISA in respect of any Employee Benefit Plan, or (c) the occurrence or existence of any material liability under Section 4062, 4063, 4064, 4069, 4201, 4217 or 4243 of ERISA in respect of any Employee Benefit Plan, or (d) the institution or existence of any action for the forcible termination of any such Employee Benefit Plan which is within the scope of Section 4001(a)(3) or (15) of ERISA.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Deposit Account Control Letter” means a letter agreement, substantially in the form of Exhibit N hereto (with such changes as may be reasonably agreed to by the Administrative Agent) or such other form in form and substance reasonably acceptable to the Administrative Agent, executed by a Borrower and the Administrative Agent and acknowledged and agreed to by the relevant deposit account bank.

“Designated Hedge Agreement” means any Hedge Agreement (x) which has any Borrower as a party and (y)(i) which has any Lender or Affiliate of a Lender as the counterparty or (ii) which has any other Person as the counterparty and the Administrative Agent in such case has designated, in its sole discretion, pursuant to a written instrument, as a Designated Hedge Agreement.

“Designated Hedge Creditor” means the counterparty to any Hedge Agreement to which any Borrower is a party which Hedge Agreement has been designated by the Administrative Agent in accordance with this Agreement as a Designated Hedge Agreement.

“Designated Hedge Obligations” means the obligations of any Borrower to the Designated Hedge Creditor under any Designated Hedge Agreement.

“Disclosure Schedule” means the schedule which is attached hereto as Annex III and is incorporated into this Agreement as the same may be updated with respect to Schedules 4.1, 4.11, 4.13, 4.16 and 4.17 from time to time with the consent of the Administrative Agent, which consent shall not be unreasonably withheld, or otherwise in accordance with the terms hereof.

“Distribution” means a payment made, liability incurred or other consideration (other than any payment made solely in capital stock or other equity units of a Person) given by such Person for the purchase, acquisition, redemption or retirement of any capital stock (whether added to treasury or otherwise) or similar equity or membership units of such Person or as a dividend, return of capital or other distribution in respect of the capital stock or such other equity units of such Person.

“Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means (i) any direct Subsidiary of a Borrower that is organized under the Laws of any state of the United States or the District of Columbia and (ii) any direct or indirect Subsidiary of another Domestic Subsidiary which is not a Foreign Subsidiary.

“Eligible Assignee” means any of the following Persons: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of the Borrowers’ Affiliates or Subsidiaries and; provided, further, that, notwithstanding the foregoing, a Person shall only be an “Eligible Assignee” if (i) such Person shall have complied with the requirements of Section 12.3(b), and (ii) the assignment to or participation of such Person shall not constitute a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code).

“Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3 of ERISA of a Borrower or a Subsidiary or any of their ERISA Affiliates, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or any “pension plan” as defined in Section 3(2) of ERISA or any “welfare plan” as defined in Section 3(1) of ERISA.

“Environmental Claims” means any and all administrative or judicial actions, suits, demands, demand letters, claims, complaints, liens, notices of non-compliance, investigations, proceedings alleging non-compliance with or liabilities under any Environmental Law or any Environmental Permit, instituted by any Person, including, without limitation, (a) by governmental authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health or the environment.

“Environmental Laws” means any applicable federal, state or local Law or order pertaining to the protection of the environment, including (but not limited to) applicable provision of CERCLA, RCRA, the Hazardous Materials Transportation Act, 49 USC §§ 5101 et seq., the Federal Water Pollution Control Act (33 USC §§ 1251 et seq.), the Toxic Substances Control Act (15 USC §§ 2601 et seq.), and all similar state, regional or local Laws, treaties, regulations, statutes or ordinances, common law or civil laws of any foreign or domestic governmental authority, agency or tribunal, and all foreign equivalents thereof, as the same have been or hereafter may be amended, and any and all analogous future Laws, treaties, regulations, statutes or ordinances, common law or civil laws of any foreign or domestic governmental authority, agency and which govern: (a) the existence, cleanup and/or remedy of contamination on property; (b) the emission or discharge of Hazardous Materials into the environment; (c) the control of hazardous wastes; (d) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials; or (e) the maintenance and development of wetlands.

“Environmental Permits” means all permits, approvals, certificates, notifications, identification numbers, licenses and other authorizations required under any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 (Public Law 93-406), as amended, and in the event of any amendment affecting any Section thereof referred to in this Agreement, that reference shall be a reference to that Section as amended, supplemented, replaced or otherwise modified.

“ERISA Affiliate” means, with respect to any Person, any other Person that is under common control with such Person within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes such Person and which is treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code.  In addition, for provisions of this Agreement that relate to Section 412 of the Internal Revenue Code, the term “ERISA Affiliate” of any Person shall mean any other Person aggregated with such Person under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Regulator” means any governmental agency (such as the Department of Labor, the IRS and the Pension Benefit Guaranty Corporation) having any regulatory authority over any Employee Benefit Plan.

“Eurocurrency Reserve Percentage” means, for any Interest Period in respect of any LIBOR Rate Loan, as of any date of determination, the aggregate of the then stated maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, applicable to such Interest Period (if more than one such percentage is applicable, the daily average of such percentages for those days in such Interest Period during which any such percentages shall be so applicable) by the Board of Governors of the Federal Reserve System, any successor thereto, or any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender may be subject in respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) or in respect of any other category of liabilities including deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extension of credit or other assets that include the LIBOR Rate Loans.  For purposes hereof, such reserve requirements shall include, without limitation, those imposed under Regulation D of the Federal Reserve Board and the LIBOR Rate Loans shall be deemed to constitute Eurocurrency Liabilities subject to such reserve requirements.

“Event of Default” has the meaning specified in Section 6 of this Agreement.

“Excluded Accounts” means the Accounts of the Borrowers or the Subsidiary Guarantors which:

(a)                                  have arisen from the sale by such Borrower of goods where such goods have not been shipped or delivered to the Account Debtor or as to which “unbilled receivables” exist;

(b)                                 have arisen in connection with sales of goods which were shipped or delivered to the Account Debtor on other than an absolute sale basis, such as shipments or deliveries made on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;

(c)                                  are Accounts with respect to which the Administrative Agent does not have a first priority, perfected security interest in favor of the Administrative Agent or are Accounts subject to any Lien other than the Lien in favor of the Administrative Agent except for any Lien permitted by clauses (C), (G) and (K) of Section 5.3(d);

(d)                                 are evidenced by judgment, Chattel Paper or any Instrument of any kind (including, without limitation, any promissory notes);

(e)                                  are owed by an Affiliate of any Borrower or Subsidiary Guarantor if such Affiliate is also a Borrower or Subsidiary thereof;

(f)                                    are owed by a Person that is not a citizen of or organized under the Laws of the United States or any State or are owed by any Person located outside of the United States unless (i) such Accounts are owed by an Account Debtor located in Canada (other than in the Province of Quebec or other non PPSA jurisdictions) and the Administrative Agent has a first priority lien perfected to its satisfaction in such Accounts, or (ii) payment of such Accounts is guaranteed by a letter of credit in form and substance and issued by a financial institution reasonably satisfactory to the Administrative Agent and which has been transferred or assigned to the Administrative Agent as security for the Obligations; or

(g)                                 are payable in currency other than Dollars.

“Excluded Foreign Subsidiary” means each Foreign Subsidiary of UNOVA, Inc. which (i)(A) is inactive or has no operations and (B) owns Intellectual Property (other than trademarks or tradenames) having a fair market value which, when added to the aggregate fair market value of the Intellectual Property (other than trademarks and tradenames) owned by all other Excluded Foreign Subsidiaries and Excluded Subsidiaries, aggregates less than Two Million Five Hundred Thousand Dollar ($2,500,000), or (ii)(A) maintains a Capitalization of less than Five Million Dollars ($5,000,000), (B) contributes less than Seven Hundred Thousand Dollars ($700,000) to the Consolidated EBITDA of UNOVA, Inc. and its consolidated Subsidiaries and (C) owns Intellectual Property (other than trademarks and tradenames) having a fair market value which, when added to the aggregate fair market value of the Intellectual Property  (other than trademarks and tradenames) owned by all other Excluded Foreign Subsidiaries and Excluded Subsidiaries, aggregates less than Two Million Five Hundred Thousand Dollars ($2,500,000), a list of such Excluded Foreign Subsidiaries as of the Closing Date is disclosed on the Disclosure Schedule; provided, however that “Excluded Foreign Subsidiary” shall not include: (x) any Foreign Subsidiary the stock or other ownership interest of which has been pledged to the Administrative Agent for the benefit of the Lenders pursuant to a non-U.S. law governed pledge instrument or agreement and (y) any Special Foreign Subsidiary.

“Excluded Inventory” means the Inventory of the Borrowers or the Subsidiary Guarantors which:

(a)                                  consists of goods: (i) not held for sale, such as any shipping labels, any maintenance items, any supplies and packaging, (ii) raw materials and work-in-process provided only fifty percent (50%) of work-in-process will be considered to be Excluded Inventory, and (iii) any Inventory used in connection with research and development; provided, however that Inventory with respect to which “unbilled receivables” exist shall not be considered as Excluded Inventory;

(b)                                 is not subject to a first priority, perfected security interest in favor of the Administrative Agent or is subject to a Lien in favor of any Person other than the Administrative Agent except for any Lien permitted by clauses (C), (E), (G) and (K) of Section 5.3(d) of this Agreement;

(c)                                  is on consignment; or

(d)                                 is located outside of the United States.

“Excluded M&E” means the operating Equipment of the Borrowers or the Subsidiary Guarantors which:

(a)                                  is a Fixture;

(b)                                 is not owned in fee by such Borrower or such Subsidiary Guarantor;

(c)                                  is not subject to a first priority, perfected security interest in favor of the Administrative Agent for the benefit of the Lender or is subject to a Lien in favor of any Person other than the Administrative Agent except for any Liens permitted pursuant to by clauses (C), (E), (G) and (K) of Section 5.3(d); or

(d)                                 is located outside of the United States.

“Excluded Subsidiary” means each direct and indirect Domestic Subsidiary of UNOVA, Inc. (that is not a Foreign Subsidiary) which (i)(A) is inactive or has no operations and (B) owns Intellectual Property (other than trademarks or tradenames) having a fair market value which, when added to the aggregate fair market value of the Intellectual Property (other than trademarks and tradenames) owned by all other Excluded Subsidiaries and Excluded Foreign Subsidiaries, aggregates less than Two Million Five Hundred Thousand Dollars ($2,500,000), or (ii)(A) maintains a Capitalization of less than Five Million Dollars ($5,000,000), (B) contributes less than Seven Hundred Thousand Dollars ($700,000) to the Consolidated EBITDA of UNOVA, Inc. and its consolidated Subsidiaries and (C) owns Intellectual Property (other than trademarks and tradenames) having a fair market value which, when added to the aggregate fair market value of the Intellectual Property (other than trademarks and tradenames) owned by all other Excluded Subsidiaries and Excluded Foreign Subsidiaries, aggregates less than Two Million Five Hundred Thousand Dollars ($2,500,000), a list of such Excluded Subsidiaries as of the Closing Date is disclosed on the Disclosure Schedule; provided, however that “Excluded Subsidiary” shall in any event include The Factory Power Company, an Ohio corporation.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, as the same has been or hereafter may be renewed, extended, amended or replaced.

“Existing Credit Facility” means that certain Credit Agreement, dated as of July 12, 2001, as amended, among the Borrowers which are signatories thereto, Bank of America, N. A., as the Administrative Agent, Heller Financial, Inc, as the Syndication Agent, the Financial Institutions Named therein and Bank of America Securities LLC and Heller Financial, Inc. as the Co-Lead Arrangers and Co-Book Managers, and the lenders party thereto.

“Facility Fee” has the meaning set forth in Section 2.14(a).

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that: (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such a rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Financial Asset” means a “financial asset” as defined in the UCC which constitutes an investment of a Borrower or its Subsidiary permitted by Sections 5.3(e)(G), 5.3(e)(H), 5.3(e)(I), 5.3(e)(J), 5.3(e)(K) or 5.3(e)(L) (excluding repurchase agreements).

“Financial Impairment” means, in respect of a Person, the distressed economic condition of such Person manifested by any one or more of the following events:

(a)           the material discontinuation of the business of the Person; unless such discontinuation is part of a consolidation, or sale permitted by Section  5.2(a) or 5.3(a) hereof;

(b)           the Person generally ceases or is generally unable or admits in writing its inability, generally, to make timely payment upon the Person’s debts, obligations, or liabilities as they mature or come due;

(c)           the assignment by the Person for the benefit of creditors;

(d)           the voluntary institution by the Person of, or the consent granted by the Person to, the involuntary institution of (whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting: (i) the jurisdiction of the forum or (ii) any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise), of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar Law of any jurisdiction;

(e)           the voluntary application by the Person for or consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (i) for the Person or (ii) of or for all or substantially all of the Person’s property; or

(f)            the commencement or filing against a Person, without such Person’s application, approval or consent, of an involuntary proceeding or an involuntary petition seeking: (a) liquidation, reorganization or other relief in respect of such Person, its debts or all or a substantial part of its assets under any federal, state or foreign bankruptcy, insolvency, receivership, or similar Law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for all or substantially all of its assets, and, in any such case, either (i) such proceeding or petition shall continue undismissed for sixty (60) days or (ii) an order or decree approving or ordering any of the foregoing shall be entered.

“Fiscal Quarter” means any of the four consecutive three-month fiscal accounting periods collectively forming a Fiscal Year of UNOVA, Inc.

“Fiscal Year” means the regular annual accounting period of UNOVA, Inc. for federal income tax purposes that either (a) comprises a 52-53 week fiscal year ending on the Sunday closest to December 31 or (b) ends on December 31.  For the avoidance of doubt, in the case of (a) in the immediately preceding sentence, any reference to a Fiscal Year ending on a specific date in the Loan Documents shall mean the 52-53 week fiscal year ending on the Sunday closest thereto.

“Fixed Rate Bonds” means those certain 6.875% Notes due March 15, 2005 and 7.000% Notes due March 15, 2008 of Bonds of UNOVA, Inc.

“Foreign Lender” has the meaning specified in Section 12.3(b)(i) of this Agreement.

“Foreign Subsidiary” means (i) any Subsidiary of a Borrower that is not organized under the laws of any state of the United States or the District of Columbia and (ii) any direct or indirect Subsidiary of any Subsidiary described in clause (i) of this definition.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles of the U.S. consistent with those applied in the preparation of the financial statements referred to in Section 5.1 of this Agreement and otherwise consistently applied.

“Guarantor” means a Person who pledges his credit or property in any manner for the payment or other performance of Indebtedness, agreements or other obligation of another Person including, without limitation, any guarantor (whether of collection or payment), any obligor in respect of a standby letter of credit or surety bond issued for the account of another Person, any surety, any co-maker, any endorser, and any Person who agrees conditionally or otherwise to make any loan, purchase or investment in order thereby to enable another Person to prevent or correct a default of any kind.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligation of such Person to guarantee any Indebtedness (‘primary Indebtedness’) of any other Person (the ‘primary obligor’) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether contingent or not contingent, (a) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof; provided, however, that the term “Guaranty Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Material” means: (a) any asbestos or other material composed of or containing asbestos which is, or may become, even if properly managed, friable, (b) petroleum and any petroleum product, including crude oil or any fraction thereof, and natural gas or synthetic natural gas liquids or mixtures thereof, or (c) any hazardous or toxic waste, substance or material defined as such in (or for purposes of) CERCLA or RCRA, or any other applicable Environmental Laws.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement, or similar agreement or arrangement designed to protect against fluctuations in interest rates as well as (ii) any foreign exchange, option or similar derivative agreement designed to protect against fluctuations in foreign exchange rates.

“Indebtedness” means, with respect to any Person, without duplication, (a) Indebtedness for Borrowed Money, (b) obligations to pay the deferred purchase price of property or services (other than accrued liabilities incurred in the ordinary course of business, including trade payables), (c) Capital Expenditures or other obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as Capitalized Leases, (d) all obligations of such Person as an account party in respect of letters of credit or banker’s acceptances, (e) obligations secured by any Lien on the properties or assets of the Person, provided, however, that any such obligations and liabilities which are limited in recourse to such property shall be included as Indebtedness only to the extent of the net book value of such property as would be shown on the balance sheet of such Person prepared in accordance with GAAP, (f) obligations of such Person in respect of currency or interest rate swap or comparable transactions and (g) Guaranty Obligations in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.  For the avoidance of doubt, in connection with any loan by a Borrower or any Subsidiary from an insurance company or affiliate thereof against the cash surrender value of one or more life insurance policy(ies) issued by such insurance company or affiliate thereof and maintained on selected employees of such Borrower or Subsidiary, Indebtedness shall include only the principal amount of such loan that is in excess of the cash surrender value of such life insurance policy(ies).

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, all obligations of such Person for money borrowed including, without limitation, notes payable, drafts accepted representing extensions of credit, obligations evidenced by bonds, debentures, notes or other similar instruments, and obligations upon which interest charges are customarily paid, and all Guaranty Obligations with respect to such obligations.  For the avoidance of doubt, (i) in connection with any loan by a Borrower or any Subsidiary from an insurance company or affiliate thereof against the cash surrender value of one or more life insurance policy(ies) issued by such insurance company or affiliate thereof and maintained on selected employees of such Borrower or Subsidiary, Indebtedness for Borrowed Money shall include only the principal amount of such loan that is in excess of the cash surrender value of such life insurance policy(ies) and (ii) Indebtedness for Borrowed Money of a Borrower or any Subsidiary thereof shall not include obligations owed to another Borrower or a Subsidiary thereof, as applicable.

“Industrial Automation Systems Segment” means the operations of UNOVA

Industrial Automation Systems, Inc., R&B Machine Tool Company, UNOVA JSM, Inc., UNOVA IP Corp., Honsberg Lamb Sonderwerkzeugmaschinen GmbH, Cincinnati Machine U.K. Limited, UNOVA U.K. Limited, The Factory Power Company, Cincinnati Machine Korea Corp., Cincinnati Machine UK Holdings Limited, Cincinnati Machine Holdings UK Limited, UNOVA Canada, Inc., and UNOVA Financing Ltd.

“Intellectual Property” means, with respect to any Borrower or Subsidiary, all Patents, Trademarks and Copyrights of such Borrower or such Subsidiary and any licenses thereof.

“Interest Period” means, for each LIBOR Rate Loan comprising a Revolving Credit Borrowing, the period commencing on the date of such LIBOR Rate Loan or the date of the Rate Conversion or Rate Continuation of any Revolving Credit Loans into such LIBOR Rate Loan and ending on the numerically corresponding day of the period selected by the Borrower Representative pursuant to the provisions hereof and each subsequent period commencing on the last day of the immediately preceding Interest Period in respect of such LIBOR Rate Loans and ending on the last day of the period selected by the Borrower Representative pursuant to the provisions hereof; provided, however, that the duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower Representative may select by delivery to the Administrative Agent of a Credit Request therefor in accordance with Section 2.3 of this Agreement or a Rate Conversion\Continuation Request in accordance with Section 2.12 of this Agreement, and provided, further, that:

(i)                                     the Interest Period for each LIBOR Rate Loan comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(ii)                                  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

(iii)                               if the Interest Period commences on a Business Day for which there is no numerical equivalent in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month;

(iv)                              with respect to LIBOR Rate Loans, no Interest Period may end on a date later than the Revolving Credit Termination Date; and

(v)                                 the Borrowers shall not be entitled to have an aggregate of more than twelve (12) LIBOR Rate Loans outstanding at any one time.

“IRS” means the Internal Revenue Service of the United States.

“Joinder Agreement” means an agreement, in the form of Exhibit O attached hereto, or otherwise in form and substance reasonably acceptable to the Administrative Agent, by which a Domestic Subsidiary joins as a Borrower under the Credit Agreement and the other Loan Documents, as applicable.

“KeyBank” means KeyBank National Association, a national banking association.

“Law” means any law, treaty, regulation, statute or ordinance, common law, civil law, or any case precedent, ruling, requirement, directive or request having the force of law of any foreign or domestic governmental authority, agency or tribunal.

“LC Exposure” means, with respect to any Lender, at any time of determination, such Lender’s Pro Rata Share of the sum of: (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount that has been drawn under such Letters of Credit for which the LC Issuer has not at such time been reimbursed by the Borrowers.

“LC Issuer” means, with respect to any Letter of Credit, the issuer of such Letter of Credit, which shall be, with respect to any Letter of Credit hereunder, KeyBank, or any other Lender that is requested by the Administrative Agent to act in such capacity with the approval of the Borrower Representative, and agrees to act as the LC Issuer, and each of their respective successors and assigns (any of which may be replaced at the sole discretion of the Administrative Agent).

“Lead Arranger” means KeyBank and its successors or assigns.

“Lender Default” means (i) the refusal (which has not been retracted) of a Lender in violation of its obligations under this Agreement to make available to the Administrative Agent its Pro Rata Share of any Revolving Credit Borrowing hereunder or to fund any portion of the participation purchase price payable by such Lender for its participating interests hereunder or (ii) the notification (which has not been retracted) to the Administrative Agent or the Borrower Representative by a Lender that such Lender does not intend to comply with its obligations hereunder to make available to the Administrative Agent its Pro Rata Share of any Revolving Credit Borrowing hereunder or to fund any portion of the participation purchase price payable by such Lender for its participating interests hereunder.

“Lenders” means the financial institutions listed on the signature pages hereof as the “Lenders” and having Revolving Credit Commitments hereunder or outstanding Revolving Credit Loans hereunder and the successors thereto and assignees thereof.

“Lending Installation” means, with respect to a Lender or its successor or assigns, the branch, Subsidiary or Affiliate of such Lender or its successor or assigns specified under the name of such Lender on the signature pages hereto or as otherwise selected by such Lender pursuant to Section 2.6 of this Agreement, or such other branch, Subsidiary or Affiliate as such Lender may from time to time specify in writing to the Borrower Representative, the Administrative Agent and the Lenders as its Lending Installation.

“Lending Office” means, with respect to any Lender or LC Issuer, the office of such Lender or LC Issuer specified as its “Lending Office” under its name on the signature pages hereto, or such other office of such Lender or LC Issuer as such Lender or LC Issuer may from time to time specify in writing to the Borrower Representative and the Administrative Agent as the office at which Revolving Credit Loans or Letters of Credit are to be made, issued or maintained, as the case may be.

“Letter of Credit” means each: (i) documentary letter of credit and (ii) each standby letter of credit for the account of a Borrower or any Subsidiary thereof issued by the LC Issuer hereunder.

“Letter of Credit Collateral Account” has the meaning specified in Section 7.6 of this Agreement.

“Letter of Credit Obligations” means (a) the obligations of the Borrowers to reimburse the LC Issuer hereunder, (b) all fees owing to the LC Issuer under this Agreement and the other Loan Documents, (c) any reasonable costs and expenses reimbursable to the LC Issuer pursuant to Section 13.3 of this Agreement, and (d) taxes, Other Taxes, compensation, indemnification obligations or other amounts owing to the LC Issuer under this Agreement, the reimbursement agreement executed in favor of the LC Issuer or any other Loan Document.

“Letter of Credit Request” means a request for the issuance of a Letter of Credit made in accordance with this Agreement, in the form attached hereto as Exhibit B-2 and incorporated herein by reference.

“LIBOR Rate Borrowing” means a Revolving Credit Borrowing consisting of LIBOR Rate Loans.

“LIBOR Rate Loan” means a Revolving Credit Loan, denominated in Dollars, which bears interest as provided in Section 2.11(b) of this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of similar arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Account” has the meaning set forth in Section 2.7(a) of this Agreement.

“Loan Documents” means (i) this Agreement, any note, mortgage (if any) or deed of trust (if any), security agreement, pledge, guaranty or other lien instrument, any fee letter, reimbursement agreement (if any), notice, Revolving Credit Loan request, officer’s certificate or other writing of any kind which is now or hereafter required to be delivered by the Borrowers to the Administrative Agent, the Lenders or the LC Issuer (or any of their respective Affiliates) in connection with this Agreement, including, without limitation, the Revolving Credit Notes and (ii) any Designated Hedge Agreement.

“London Interbank Offered Rate” means, for any Interest Period with respect to a LIBOR Rate Borrowing, the quotient (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of: (x) the per annum rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 12:00 noon (London time) two Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Rate Loan, as provided by Bloomberg’s or Reuters (or any other similar company or service that provides rate quotations comparable to those currently provided by such companies as the rate in the London interbank market), as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in immediately available funds with a maturity comparable to such Interest Period divided by (y) a number equal to 1.00 minus the Eurocurrency Reserve Percentage.  In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (x) hereof) shall be the rate, determined by the Administrative Agent as of approximately 12:00 noon (London time) two Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Rate Loan, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates at which deposits in Dollars in immediately available funds in an amount comparable to such LIBOR Rate Borrowing and with a maturity comparable to such Interest Period are offered to the prime banks by leading banks in the London interbank market.  The London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Material Adverse Effect” means: (a) a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, (b) an impairment of a material portion of the Collateral taken as a whole, (c) a material impairment of the Borrowers’ ability (taken as a whole) to repay the Obligations, (d) a material impairment to the Administrative Agent’s security interest and Lien on the Collateral (taken as a whole) or the priority thereof, or (e) a material adverse effect on the legality, validity or enforceability of this Agreement or the other Loan Documents.

“Material Business Agreement” means each agreement or contract (not including Material License Agreements) of a Borrower or any Subsidiary thereof (other than any agreement that by its terms may be terminated upon 60 days’ notice or less) the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material License Agreement” means each license agreement of a Borrower in respect of Third Party Intellectual Property the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Maximum Lawful Rate” has the meaning specified in Section 13.6 of this Agreement.

“Moody’s” means Moody’s Investors Services, Inc., and any successor thereto.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as such term is defined in Section 3(27) of ERISA.

“Net Proceeds” means the cash proceeds (including cash proceeds subsequently received in respect of non-cash consideration initially received) from any sale, lease, transfer or other disposition of any assets (excluding real estate) of, or equity interest in, Industrial Automation Systems Segment (or the merger of such segment or division thereof with or into another Person) to a Person received by the Borrowers (net of (x) selling expenses, including without limitation any reasonable broker’s fees or commissions, costs of discontinuing operations associated with such assets and taxes and tax liabilities arising as a result of any gain associated with such sale or disposition and (y) the repayment of any Indebtedness secured by a purchase money Lien on such assets that is permitted under this Agreement).

“Notice Office” means (i) with respect to the Administrative Agent, such office of the Administrative Agent specified as its “Notice Office” under its name on the signature pages hereto, or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may from time to time specify in writing to the Borrower Representative, the Lenders and the LC Issuer as the office to which notices to the Administrative Agent are to be given by the Borrower Representative, the Lenders and the LC Issuer, as the case may be, and (ii) with respect to each Lender and each LC Issuer, such office thereof specified as its “Notice Office” under its name on the signature pages hereto or, if such Lender shall have become a party hereto pursuant to Section 10.2, in the applicable Assignment and Assumption, or such other office as such Lender or LC Issuer may from time to time specify in writing to the Borrower Representative, the Administrative Agent and the LC Issuer as the office to which notices thereto are to be given by the Borrower Representative, the Lenders or the LC Issuer, as the case may be.

“Non-Excluded Taxes” has the meaning set forth in Section 12.3(a) of this Agreement.

“Obligations” means the present and future obligations of each of the Borrowers to the Administrative Agent, the Lenders and the LC Issuer under this Agreement or any other Loan Document including without limitation (a) the outstanding principal and accrued interest (including interest accruing after a petition for relief under the federal bankruptcy laws has been filed, whether or not allowed) in respect of any Revolving Credit Loans advanced to the Borrowers by the Lenders plus the outstanding LC Exposure of the Lenders and the obligation of the Borrowers to repay the Lenders for Revolving Credit Loans thereby in connection with the LC Exposure, (b) all fees owing to the Lenders or the Administrative Agent under this Agreement and the other Loan Documents, (c) any costs and expenses reimbursable to the Lenders or the Administrative Agent pursuant to Section 13.3 of this Agreement, (d) Taxes, Other Taxes, compensation, indemnification obligations or other amounts owing by the Borrowers to the Administrative Agent or the Lenders under this Agreement, the Notes or any Loan Document, (e) Letter of Credit Obligations owing to the LC Issuer, (f) the Unpaid Reimbursement Obligation and (g) the Designated Hedge Obligations and any fees, charges or other amounts owing to any Lender for cash management services owing to any Lender (amounts owing to a Person or to an Affiliate of a Person which was a Lender at the time the hedge exposure of a Borrower was incurred, or which was a Lender at the time the cash management charge was incurred, or which was the LC Issuer at the time the Letter of Credit Obligations were incurred shall continue to be considered as an Obligation for all purposes hereunder and secured hereby even after such Person is no longer a Lender or the LC Issuer unless such Obligation has been terminated or such Person otherwise waives such Obligation).

“Operating Account” means, with respect to the Borrowers, the account described in the Disclosure Schedule and maintained by and in the name of the Borrower Representative with KeyBank National Association for the purposes of disbursing the proceeds of Revolving Credit Loans.

“Other Taxes” has the meaning specified in Section 12.3(a) of this Agreement.

“Participant” has the meaning specified in Section 10.4 of this Agreement.

“Patent” means, with respect to any Borrower or Subsidiary, all United States utility and design patents of such Borrower, together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, whether now existing or hereafter acquired.

“Payment Office” means, with respect to the Administrative Agent, such office of the Administrative Agent specified as its “payment office” under its name on the signature pages hereto, or such other office in the U.S. as the Administrative Agent may from time to time specify in writing to the Borrower Representative and the Lenders as the office to which payments are to be made by the Borrowers or funds are to be made accessible to the Administrative Agent by the Lenders, as the case may be.

“PBGC” means the Pension Benefit Guaranty Corporation or any other governmental authority succeeding to any of its functions.

“Permitted Acquisition” shall mean and include any Acquisition by a Borrower or any Subsidiary as to which all of the following conditions are satisfied or as to which the Required Lenders have otherwise consented in accordance with Section 13.1 of this Agreement:

(i)                                     such Acquisition does not involve the Acquisition of a Person which is: (A) a general partnership, general partner of a limited partnership or is otherwise a Person as to which limited liability is unavailable to the holders of its equity or other similar ownership interests therein (unless the equity or similar ownership interests in such entities or Person shall be held by a Subsidiary created in connection with such Permitted Acquisition and as to which limited liability is available to the holders of such equity or other ownership interests), (B) a trust or unincorporated association (unless the record and beneficial interests in any such trust or association shall be held by a Subsidiary created in connection with such Permitted Acquisition and as to which limited liability is available to the holders of such equity or other ownership interests), or (C) without the consent of the Required Lenders, a Person having an equity interest or other similar interest held by a foreign government or any political subdivision or agency thereof unless the same is a requirement to conduct business in a particular foreign jurisdiction or political subdivision;

(ii)                                  such Acquisition (i) involves a line or lines of business which are substantially similar, complementary or related to the lines of business in which the Borrowers and their Subsidiaries, considered as an entirety, are engaged on the Closing Date and (ii) would not subject the Administrative Agent or the Lenders to regulatory or third party approvals in connection with the exercise of rights and remedies under this Agreement and the other Loan documents (unless such approvals are generally required in connection with the exercise of similar rights and remedies by the Administrative Agent or such Lenders in connection with other Borrowers);

(iii)                               such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Person or the person whose equity interests are to be acquired, unless all of the Lenders specifically approve or consent to such Acquisition in writing;

(iv)                              during such time as a Reference Rating Upgrade does not exist, the Total Acquisition Consideration for all Permitted Acquisitions consummated after the Closing Date shall be limited to $20,000,000 in the aggregate;

(v)                                 if a Reference Rating Upgrade exists, the Total Acquisition Consideration for all Permitted Acquisitions consummated after the Closing Date shall be limited to $50,000,000 in the aggregate; provided, however, in the event that such Reference Rating Upgrade ceases to exist, the Total Acquisition Consideration shall be limited to the greater of the Total Acquisition Consideration expended to date or $20,000,000 in the aggregate;

(vi)                              if a Reference Rating Upgrade exists and UNOVA, Inc. divests the Industrial Automation System Segment, the Total Acquisition Consideration for all Permitted Acquisitions consummated after the Closing Date shall be limited to $75,000,000 in the aggregate; provided, however, in the event that such Reference Rating Upgrade ceases to exist, the Total Acquisition Consideration shall be limited to the greater of the Total Acquisition Consideration expended to date or $20,000,000 in the aggregate;

(vii)                           in the event that such Acquisition constitutes an acquisition of equity and/or assets with an aggregate total consideration payable (including in the form of equity securities) of greater than Twenty Five Million Dollars ($25,000,000), at least thirty (30) Business Days prior to the completion of such transaction, the Borrower Representative shall have delivered to the Administrative Agent (A) a notice of the proposed Permitted Acquisition and (B) a certificate of a Responsible Officer of the Borrower Representative demonstrating, in reasonable detail, the computations necessary to show compliance with the financial covenants contained in Section 5.4 hereof on a pro forma basis and the other requirements set forth in the definition, such pro forma calculations being determined as if (x) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Borrowers and the business of the Person to be acquired is available and has been delivered to the Administrative Agent at least 10 Business Days prior to the completion of such transaction (which shall in the case of the acquired business include audited financial statements for the most recent fiscal year, unless the same are unavailable and unaudited financial statements are acceptable to the Administrative Agent) and (y) any Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period;

(viii)                        no Event of Default has occurred which is continuing and has not been waived in accordance with Section 13.1 of this Agreement and no Event of Default will occur by reason of consummation of the Acquisition;

(ix)                                the assets of the Person acquired shall be free of all Liens other than Liens permitted pursuant to Section 5.3(d); and

(x)                                   the Administrative Agent shall have received, on or before the closing of such Acquisition, the documents and deliveries reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent to the extent required under Section 5.2(o) of this Agreement.

“Permitted Tax Distributions” means, for or in respect of any Fiscal Year or other tax period of a Subsidiary of UNOVA, Inc. (each a “Tax Period”), a distribution by Such Subsidiary to its shareholder, member or other equity holder in an amount equal to the product of: (x) the taxable income of such Subsidiary for such Tax Period multiplied by (y) the Assumed Tax Rate.  Permitted Tax Distributions shall be calculated and made in advance of the dates on which estimated tax payments relating to the pertinent Tax Period are due, and shall be made without regard to the actual tax status of any shareholder, member or other equity holder of such Subsidiary.  Notwithstanding the foregoing, Permitted Tax Distributions shall also include any amounts determined pursuant to the foregoing formula with respect to adjustments to the taxable income of such Subsidiaary imposed by any governmental authority (or otherwise).

“Person” means a natural person, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture, association or other entity, a government or any political subdivision or agency thereof, or any other entity.

“Potential Default” means an event, condition or thing which with the lapse of any applicable grace period or with the giving of notice or both would constitute, an Event of Default referred to in Section 6 of this Agreement and which has not been appropriately waived in writing in accordance with this Agreement or fully corrected, prior to becoming an actual Event of Default.

“Pro Rata Share” means, in respect of any Lender, the quotient (expressed as a percentage) obtained at any time by dividing: (x) such Lender’s Revolving Credit Commitment at such time by (y)  the aggregate amount of the Revolving Credit Commitments of all of the Lenders; provided, however, that, if all of the Revolving Credit Commitments are terminated pursuant to the terms hereof, then, such Lender’s Pro Rata Share shall mean the quotient (expressed as a percentage) obtained by dividing (x) the aggregate amount of such Lender’s Revolving Credit Loans (together with any participating interests of such Lender hereunder) outstanding at such time by (y) the aggregate amount of Revolving Credit Loans (together with all such participating interests of all of the Lenders hereunder) of all of the Lenders outstanding at such time.

“Rate Continuation” means a continuation pursuant to Section 2.12 of this Agreement of LIBOR Rate Loans having a particular Interest Period as LIBOR Rate Loans having an Interest Period of the same duration.

“Rate Conversion” means a conversion pursuant to Section 2.12 of this Agreement of Revolving Credit Loans of one Type into Revolving Credit Loans of another Type and, with respect to LIBOR Rate Loans, from one permissible Interest Period to another permissible Interest Period.

“Rate Conversion/Continuation Request” has the meaning specified in Section 2.12 of this Agreement.

“RCRA” means the Solid Waste Disposal Act, including the Resource Conservation and Recovery Act and amendments thereto, 42 U.S.C. §§ 6901 et seq.

“Reference Rating Upgrade” means an upgrade of the senior unsecured credit ratings of UNOVA, Inc. to a rating of at least BB- and Ba3 by S&P and Moody’s, respectively; provided, however, that a “Reference Rating Upgrade” shall not be deemed to exist if both (i) the senior unsecured credit ratings of UNOVA, Inc. have been downgraded by both S&P and Moody’s to ratings lower than BB- and Ba3, respectively, and (ii) ninety (90) days have elapsed since the occurrence of the event described in clause (i) and the senior unsecured ratings of UNOVA, Inc. have not been upgraded by S&P and Moody’s to a rating of at least BB- and Ba3, respectively.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA excluding those events for which the requirement of notice has been waived by the PBGC or applicable regulations.

“Required Lenders” means: (i) if the Revolving Credit Commitments have not been terminated pursuant to the terms hereof, Lenders (excluding, for purposes of this clause (i) only, any Lender then constituting a Defaulting Lender) having at least 66 2/3%

of the aggregate outstanding Revolving Credit Commitments of the Lenders at such time (excluding, for purposes of determining the aggregate outstanding Revolving Credit Commitments of the Lenders at such time, the outstanding Revolving Credit Commitments of any such Defaulting Lender) and (ii) if the Revolving Credit Commitments are terminated pursuant to the terms hereof, Lenders having at least 66 2/3% of the aggregate outstanding principal amount of the Revolving Credit Loans of all of the Lenders outstanding at such time.

“Responsible Officer” means, with respect to the Borrower Representative or a Borrower, the President, Chief Executive Officer, Chief Financial Officer or Treasurer thereof.

“Revolving Credit Borrowing” means a group of Revolving Credit Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect (i.e. any group of Revolving Credit Loans made by the Lenders of a different Type, or having a different Interest Period (regardless of whether such Interest Period commences on the same date as another Interest Period), or made on a different date shall be considered to comprise a different Revolving Credit Borrowing).

“Revolving Credit Commitment” means the commitment of each Lender to make Revolving Credit Loans up to the amount set forth opposite such Lender’s name in Annex I hereto as its Revolving Credit Commitment as such commitment may be reduced from time to time pursuant to Section 2.9 and/or Section 7 hereof, or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 10.2 of this Agreement.

“Revolving Credit Loan” means a loan denominated in Dollars made on a revolving credit basis and made by a Lender to the Borrowers pursuant to Section 2.1(a) of this Agreement (whether made by a Lender pursuant to a Credit Request or by reason of a Deemed Credit Request).

“Revolving Credit Note” means the promissory note of the Borrowers payable to the order of a Lender, in substantially the form of Exhibit A hereto.

“Revolving Credit Termination Date” means September 30, 2007, or earlier if the Revolving Credit Commitments are terminated pursuant to the terms of this Agreement.

“Secured Bond Asset” means cash on deposit in the Secured Bond Asset Deposit Account or Securities Entitlements of the Borrowers with respect to Financial Assets held by a securities intermediary in the Secured Bond Asset Securities Account, in each case, in which the Administrative Agent has a perfected security interest by means of a Deposit Account Control Letter or a Securities Account Control Letter.

“Secured Bond Asset Deposit Account” has the meaning specified in Section 3.1(a)(D) of this Agreement.

“Secured Bond Asset Securities Account” has the meaning specified in Section 3.1(a)(E) of this Agreement.

“Secured Loan Asset” means cash on deposit in the Secured Loan Asset Deposit Account or Securities Entitlements of the Borrowers with respect to Financial Assets held by a securities intermediary in the Secured Loan Asset Securities Account, in each case, in which the Administrative Agent has a first priority, perfected security interest for the benefit of the Lenders and the Designated Hedge Creditor by means of a Deposit Account Control Letter or a Securities Account Control Letter.

“Secured Loan Asset Deposit Account” has the meaning specified in Section 3.1(a)(D) of this Agreement.

“Secured Loan Asset Securities Account” has the meaning specified in Section 3.1(a)(E) of this Agreement.

“Securities Account Control Letter” means a letter agreement, substantially in the form of Exhibit M to the Credit Agreement (with such changes as may be reasonably agreed to by the Administrative Agent) or such other form in form and substance reasonably acceptable to the Administrative Agent, executed by a Borrower and the Administrative Agent and acknowledged and agreed to by the relevant Approved Securities Intermediary.

“S&P” means Standard and Poor’s Rating Services, a division of McGraw Hill Companies, Inc., and any successor thereto.

“Solvent” means, with respect to any Person, as of any date of determination, that: (a) the fair value of the property of the Person as of such date is greater than the total amount of the liabilities (including contingent liabilities computed at the amount that, in light of all the facts and circumstances existing as of such date, represents the amount that can reasonably be expected to become an actual or matured liability) of the Person, (b) the present fair salable value of the assets of the Person as of such date is not less than the amount that will be required to pay the probable liabilities of the Person on its debts as they become absolute and matured, (c) the Person is able to pay all liabilities of the Person as those liabilities mature, and (d) the Person does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.  The determination of whether a Person is Solvent shall take into account all such Person’s assets and liabilities regardless of whether, or the amount at which, any such asset or liability is included on a balance sheet of such Person prepared in accordance with GAAP, including assets such as contingent contribution or subrogation rights, business prospects, distribution channels and goodwill.  In computing the amount of contingent or unrealized assets or contingent or unliquidated liabilities at any time, such assets and liabilities will be computed at the amounts which, in light of all the facts and circumstances existing at such time, represent the amount that reasonably can be expected to become realized assets or matured liabilities, as the case may be.  In computing the amount that would be required to pay a Person’s probable liability on its existing debts as they become absolute and matured, reasonable valuation techniques, including a present value analysis, shall be applied using such rates over such periods as are appropriate under the circumstances, and it is understood that, in appropriate circumstances, the present value of contingent liabilities may be zero.

“Special Foreign Subsidiaries” means Intermec International B.V., a Netherlands corporation, Intermec Technologies GmbH, a German corporation, Intermec Technologies S.r.l., an Italian corporation, Intermec Technologies U.K. Limited, a U.K. corporation, Intermec Technologies S.A.S., a French corporation, and Intermec Technologies, S.A., a Spanish corporation.

“Subsidiary” means, in respect of any Person that is not a natural Person, a corporation or other business entity the shares constituting a majority of the outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) of which are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by such Person or another subsidiary of such Person or any combination of the foregoing.

“Subsidiary Guarantors” means all direct and indirect Domestic Subsidiaries of UNOVA, Inc. other than the Borrowers, the Excluded Subsidiaries and the Foreign Subsidiaries.

“Subsidiary Guaranty” means each guaranty, in the form of Exhibit D-3 hereto, executed by a Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Lenders pursuant to Section 5.2(l) of this Agreement.

“Subordinated Indebtedness” means (x) all Indebtedness of the Borrowers or any of their respective Subsidiaries, now or hereafter existing, other than the Obligations, and (y) any monetary obligations of the Borrowers or any of their Subsidiaries in connection with any repurchase or redemption of preferred membership units, equity securities or warrants of the Borrowers or any such Subsidiary, in each case, that is expressly subordinated and made junior to, pursuant to the terms of a subordination agreement in form and substance satisfactory to the Required Lenders, (i) the payment and performance in full of the Obligations and (ii) the payment and performance of the Guaranty Obligations of a Guarantor and (iii) which is and which subordination is evidenced by a written agreement in form and substance satisfactory to the Required Lenders.

“Testing Period” shall mean, (i) in respect of the Fiscal Quarter ending on December 31, 2004, the period commencing on the Closing Date and continuing through December 31, 2004, (ii) in respect of the Fiscal Quarter ending on March 31, 2005, the period commencing on the Closing Date and continuing through March 31, 2005, (iii) in respect of the Fiscal Quarter ending on June 30, 2005, the period commencing on the Closing Date and continuing through June 30, 2005, and (iv) in respect of each Fiscal Quarter ending after June 30, 2005, the period consisting of the four consecutive Fiscal Quarters then last ended (whether or not such quarters are all within the same Fiscal Year).

“Third Party Intellectual Property” means any Intellectual Property not owned by a Borrower.

“Total Acquisition Consideration” means, with respect to any Permitted Acquisition, the total of all consideration (whether in cash, property or other form of consideration other than consideration in the form of equity securities) received by the Person whose assets or stock is being acquired or by the shareholders thereof in connection with the Permitted Acquisition but excluding in all circumstances consideration consisting of equity securities of UNOVA, Inc.  For avoidance of doubt, consideration in the form of equity securities shall not be included in the determination of Total Acquisition Consideration.

“Trademarks” means, with respect to any Borrower or Subsidiary, all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin of such Borrower, whether registered or unregistered, United States trademark and service mark registrations and applications for trademark or service mark registrations and any extension, modification or renewal thereof, whether now existing or hereinafter acquired.

“Type” means a LIBOR Rate Loan or an Alternate Base Rate Loan, as applicable.

“United States” and “U.S.” each means United States of America.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as from time to time in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for the purposes of definitions related to such provisions; provided, further, that if the UCC is amended after the date hereof, such amendment will not be given effect for the purposes of this Agreement if and to the extent the result of such amendment would be to limit or eliminate any item of Collateral.

“Unpaid Reimbursement Obligation” has the meaning set forth in Section 2.2(e) of this Agreement.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Lender” has the meaning set forth in Section 12.3(b)(ii) of this Agreement.

“Withdrawal Liability” means (in respect of any Borrower, its Subsidiaries and their ERISA Affiliates), at any date of determination, the amount equal to the aggregate present value (as defined in Section 3(27) of ERISA) at such date of the amount of withdrawal liability claimed to have been incurred as a result of a withdrawal within the scope of Title IV of ERISA from any Employee Benefit Plan less any portion thereof as to which such Borrower reasonably believes, after appropriate consideration of the possible adjustments arising under subtitle E of Title IV of ERISA, such Borrower, its Subsidiaries and their ERISA Affiliates will have no liability.

“Wholly-Owned Subsidiary” means, in respect of any Person, a Subsidiary of such Person in which such Person owns directly or indirectly all of the outstanding capital stock (or other form of ownership) and controls all of the voting power in any election of directors or otherwise.

1.2          Accounting Terms; Calculations. All accounting and financial terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time.  In all cases, such accounting and financial terms shall be applied on a basis consistent with those applied in the preparation of consolidated audited financial statements of UNOVA, Inc. and its consolidated Subsidiaries for the Fiscal Year ending December 31, 2003 (audited by Deloitte & Touche LLP); provided, however, if any change in GAAP in itself affects the calculation of any financial covenant set forth in this Agreement, the Borrower Representative may by written notice to the Administrative Agent, or the Administrative Agent may, by written notice to the Borrower Representative, require that such covenant thereafter be calculated in accordance with GAAP as in effect (and applied by UNOVA, Inc.) immediately before such change in GAAP occurs.  If any such notice is given, compliance certificates delivered pursuant to this Agreement after such change shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs.

1.3          Authorization of Borrower Representative. For purposes of this Agreement, each of the Borrowers hereby: (i) authorizes the Borrower Representative to make such requests, give such notices, furnish such certificates or execute such consents as may be required, permitted, requested by or under this Agreement for the benefit of such Borrower, (ii) authorizes the Borrower Representative to execute applications for Letters of Credit hereunder on behalf of such Borrower, and (iii) authorizes the Administrative Agent to treat such requests, notices, certificates or consents made, given or furnished by the Borrower Representative or applications executed by the Borrower Representative on behalf of a Borrower for the issuance of a Letter of Credit, as having been made, given or furnished by such Borrower for purposes of this Agreement.  Each of the Borrowers agrees to be bound by all such requests, notices, certificates and consents and other such actions by the Borrower Representative and agrees that all notices to and demands upon the Borrower Representative in respect of any Borrower shall constitute effective notice to and demand upon such Borrower for all purposes hereof.

1.4          Construction of Terms Generally. In this Agreement, for the purpose of computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  Unless the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented or otherwise modified as permitted hereunder, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not any particular provision hereof, (d) the word “including” means “including without limitation” and (e) any reference to payment, repayment, or prepayment shall be construed as referring to payment of immediately available funds in Dollars.

1.5          USA Patriot Act Notification; Representations and Undertaking.

(a)           Borrower’s Notification and Representation. The Borrowers are hereby notified that federal Law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  Each Borrower agrees to provide such documentary and other evidence of such Borrower’s identity as may be reasonably requested by the Administrative Agent at any time to enable the Administrative Agent to verify such Borrower’s identity or to comply with any applicable Law or regulation, including, without limitation, the USA Patriot Act.

(b)           Lenders’ Certification. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign country and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender, assignee or participant, as applicable, is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the request by the Administrative Agent, and (2) at such other times as are required under the USA Patriot Act.

Section 2                                             TERMS OF THE CREDIT FACILITIES.

2.1       Revolving Credit Facility.

(a)           Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to make, from time to time on and after the Closing Date until and including the Business Day immediately preceding the Revolving Credit Termination Date, Revolving Credit Loans to the Borrowers; provided, however, that the outstanding principal amount of Revolving Credit Loans by such Lender plus the LC Exposure of such Lender shall not at any time exceed the amount of the Revolving Credit Commitment of such Lender in effect at such time; provided, further, that: (A) during any period of time in which a Reference Rating Upgrade does not exist, the aggregate outstanding principal amount of Revolving Credit Loans plus LC Exposure of the Lenders shall not at any time during such period exceed an amount equal to the sum of (i) Fifty Million Dollars ($50,000,000) plus (ii) the amount of Secured Loan Assets in which Administrative Agent has a first priority, perfected security interest for the benefit of the Lenders and (B) during any period of time in which a Reference Rating Upgrade exists, the aggregate outstanding principal amount of Revolving Credit Loans plus LC Exposure of the Lenders shall not at any time during such period exceed the greater of (1) Fifty Million Dollars ($50,000,000) and (2) the lesser of: (x) an amount equal to the sum of the Asset Coverage at such time plus the amount of Secured Loan Assets in which Administrative Agent has a first priority, perfected security interest for the benefit of the Lenders or (y) the Revolving Credit Commitments of the Lenders in effect at such time.  Within the limits set forth in this Agreement, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.  The Revolving Credit Loans shall be comprised of one or more Revolving Credit Borrowings as the Borrowers may elect from time to time, by delivery to the Administrative Agent by the Borrower Representative of a Credit Request or a Rate Conversion/Continuation Request in accordance with this Agreement.  Each Revolving Credit Borrowing comprised of LIBOR Rate Loans shall be in an aggregate amount of not less than One Million Dollars ($1,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof and each Revolving Credit Borrowing comprised of Alternate Base Rate Loans shall be in an aggregate amount of not less than One Hundred Thousand Dollars ($100,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof.

(b)           Revolving Credit Notes. Each Lender’s Revolving Credit Loans to a Borrower shall be evidenced at all times by a Revolving Credit Note which shall: (i) be executed and delivered by such Borrower and payable to the order of such Lender and (ii) be in a stated principal amount equal to the Revolving Credit Commitment of such Lender and payable for the unpaid principal amount of the Revolving Credit Loans evidenced thereby, (iii) mature on the Revolving Credit Termination Date, (iv) bear interest as provided in this Agreement, (v) be subject to mandatory prepayment as provided in this Agreement, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

2.2       Letter of Credit Facility.

(a)           Issuance of Letters of Credit.  Subject to the terms and conditions set forth in this Agreement, the LC Issuer agrees to issue Letters of Credit for the account of any Borrower or for the account of any non-borrower Subsidiary thereof (the Borrower and Subsidiary being individually a “Letter of Credit Obligor” and collectively “Letter of Credit Obligors”) and to renew, extend and amend such Letters of Credit; provided, however, that, the aggregate LC Exposure plus the outstanding principal amount of Revolving Credit Loans by the Lenders shall not at any time exceed the Revolving Credit Commitments of the Lenders at such time; provided, further, that: (A) during any period of time a Reference Rating Upgrade does not exist, the aggregate LC Exposure of the Lenders plus the aggregate outstanding principal amount of Revolving Credit Loans of the Lenders shall not at any time during such period exceed an amount equal to the sum of (i) Fifty Million Dollars ($50,000,000) plus (ii) the amount of Secured Loan Assets in which Administrative Agent has a perfected security interest for the benefit of the Lenders and (B) during any period of time a Reference Rating Upgrade exists, the aggregate LC Exposure of the Lenders plus the aggregate outstanding principal amount of Revolving Credit Loans of the Lenders shall not at any time during such period exceed the greater of (1) Fifty Million Dollars ($50,000,000) and (2) the lesser of: (x) an amount equal to the sum of the Asset Coverage at such time plus the amount of Secured Loan Assets in which Administrative Agent has a first priority, perfected security interest for the benefit of the Lenders or (y) the Revolving Credit Commitments of the Lenders in effect at such time.

(b)           Form and Term of Letters of Credit. Each Letter of Credit shall be issued in such form as the LC Issuer may reasonably require subject (i) in the case of documentary letters of credit, to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof adhered to by the LC Issuer, and (ii) in the case of standby letters of credit, to the International Standby Practices (1998), International Chamber of Commerce Publication No. 590, and any subsequent revisions thereof adhered to by the LC Issuer.  Each Letter of Credit shall: (w) permit drawings upon presentation of one or more sight drafts and such other documents as specified by the Borrower Representative in the Letter of Credit Request delivered pursuant to Section 2.3(b) below and agreed to by such LC Issuer, which drawings shall occur on or prior to the applicable expiration date of such Letter of Credit, (x) by its terms, provide for payment of drawings only in Dollars, (y) in the case of a standby Letter of Credit, by its terms expire no later than the earlier of: (I) the date eighteen (18) months after the date of issuance of such Letter of Credit (or, in the case of renewal or extension thereof, eighteen (18) months after such renewal or extension) and (II) the date which is not later than the fifteenth (15th) Business Day prior to the Revolving Credit Termination Date; provided, however, that each standby Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of eighteen (18) months or less (but not beyond the date that is fifteen (15) Business Days prior to the Revolving Credit Termination Date) unless the LC Issuer notifies the beneficiary at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed and (z) in the case of a documentary Letter of Credit, by its terms expire at or prior to the close of business on the earlier of (i) the date 12 months after the date of the issuance of such commercial Letter of Credit and (ii) the date which is not later than the fifteenth (15th) Business Day prior to the Revolving Credit Termination Date.

(c)           Application with Respect to Letter of Credit. Concurrently with each Letter of Credit Request, the Borrowers shall cause the applicable Letter of Credit Obligor to execute and deliver to the LC Issuer in respect of such requested Letter of Credit an application with respect to such Letter of Credit, in the LC Issuer’s then standard form; provided, however, that in the event of any conflict between the provisions of any such application agreement and this Agreement, the provisions of this Agreement shall govern.

(d)           Participation by Lenders in Letters of Credit. By its issuance of a Letter of Credit and without further action on its part, the LC Issuer hereby grants to each Lender, and each Lender hereby acquires from the LC Issuer, an undivided participation in such Letter of Credit equal to such Lender’s Pro Rata Share of such Letter of Credit’s face amount, effective on the date of the issuance of such Letter of Credit.  In consideration, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent for the account of the LC Issuer such Lender’s Pro Rata Share of each disbursement made by the LC Issuer in respect of such Letter of Credit and not reimbursed by the applicable Letter of Credit Obligor or the Borrowers.  Each Lender acknowledges and agrees that its obligation to acquire such participations pursuant to this Section is absolute and unconditional and shall not be affected by any event or circumstance whatsoever, including the occurrence of any Potential Default or

Event of Default hereunder or the failure of any condition precedent in this Agreement to be satisfied and each payment in satisfaction thereof shall be made without any offset, abatement, withholding or reduction whatsoever; provided, however, that the foregoing shall not be construed to excuse the LC Issuer from liability to any Lender to the extent of any direct damages suffered by such Lender that are caused by the LC Issuer’s gross negligence, willful misconduct or bad faith.

(e)           Reimbursement. The Borrowers agree that whenever there is a drawing on a Letter of Credit issued by the LC Issuer hereunder, the resulting reimbursement obligation shall be immediately due and payable and the Borrowers shall cause the applicable Letter of Credit Obligor to pay on the date of such drawing, or the Borrowers shall otherwise pay pursuant to Section 9.1 of this Agreement on the date of such drawing, to the Administrative Agent for the account of the LC Issuer an amount equal to the amount of such drawing.  The Administrative Agent shall promptly remit any such payment to the LC Issuer.

(f)            Failure to Reimburse Drawings; Interest. In the event the Letter of Credit Obligor for whose account any Letter of Credit was issued fails, and the Borrowers fail on behalf of such Letter of Credit Obligor, to reimburse the LC Issuer the amount of any drawing, together with any accrued interest thereon, to the Administrative Agent on the date of such drawing on a Letter of Credit, such failure shall constitute a Deemed Credit Request requesting an Alternate Base Rate Loan to be made to the Borrowers in an aggregate amount equal to the amount reimbursable to the LC Issuer plus any accrued interest thereon and the related Credit Event, without regard to any minimums and multiples lending amounts specified hereunder, but subject to satisfaction of the conditions precedent set forth in Section 3.2 of this Agreement.  The Administrative Agent shall disburse all such loan proceeds directly to the LC Issuer to satisfy the reimbursement obligation.  For the avoidance of doubt, after giving effect to the Deemed Credit Request and any Revolving Credit Loan made pursuant to this Section 2.2(f) (including any Revolving Credit Loan deemed pursuant to the immediately following paragraph), the Borrowers shall be deemed to have reimbursed in full such drawing on such Letter of Credit.

In the event that any of the conditions precedent set forth in Section 3.2 are not satisfied, each Lender shall be obligated to consummate the purchase, on the date the Revolving Credit Loan would have been made pursuant to this Section 2.2(f), of its undivided participating interest in the outstanding unpaid reimbursement obligation (the “Unpaid Reimbursement Obligation”) owing to the LC Issuer.  On the purchase date, each such Lender shall pay to the Administrative Agent, for the benefit of the LC Issuer, in immediately available funds, at the account of the Administrative Agent maintained at the Payment Office of the Administrative Agent not later than the time such Lender would have been obligated to fund its Revolving Credit Loan pursuant to this Section, a purchase price for such participating interest in an amount equal to its Pro Rata Share of the Unpaid Reimbursement Obligation.  After the date of such purchase, the outstanding Unpaid Reimbursement Obligation shall bear interest for the account of the LC Issuer for each day from and including the date of such drawing until the earlier of: (i) the date of reimbursement by the applicable Letter of Credit Obligor or by the Borrowers, as the case may be, and (ii) the date on which such drawing is reimbursed by Revolving Credit Loans as provided in the first paragraph Section 2.2(f), at the rate per annum that would apply to the amount of such Unpaid Reimbursement Obligation if such amount were a Revolving Credit Borrowing comprised of Alternate Base Rate Loans.  After the date of such purchase, any payment by the Borrower to the Administrative Agent on behalf of the LC Issuer with respect to the Unpaid Reimbursement Obligation, together with interest thereon, shall be promptly distributed by the Administrative Agent to each Lender based on its Pro Rata Share.  For the avoidance of doubt, any Unpaid Reimbursement Obligation shall be deemed to be a Revolving Credit Loan hereunder for all purposes of this Agreement and the other Loan Documents until such Unpaid Reimbursement Obligation is repaid by the Borrowers in full, together with interest thereon as herein specified.

(g)           Obligations Absolute. Subject to Section 2.2(h), the obligation of the Borrowers to cause the Letter of Credit Obligor whose account any Letter of Credit is issued to reimburse the LC Issuer, and the Obligation of the Borrowers to reimburse the LC Issuer if such Letter of Credit Obligor does not otherwise reimburse the LC Issuer, shall be absolute and unconditional and shall be performed under all circumstances including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, offset, defense or other right that such Letter of Credit Obligor or the Borrowers may have against the beneficiary of any Letter of Credit or any successor in interest thereto, (iii) the existence of any claim, offset, defense or other right that any Lender or the Administrative Agent may have against such Letter of Credit Obligor, the Borrowers or the beneficiary of any Letter of Credit or against any successor in interest thereto, (iv) the existence of any fraud or misrepresentation in the presentment of any draft or other item drawn and paid under any Letter of Credit by any Person other than the LC Issuer, (v) any payment of any draft or other item by the LC Issuer which does not strictly comply with the terms of any Letter of Credit issued by such LC Issuer, (vi) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, (vii) any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the LC Issuer or (viii) a Potential Default or Event of Default has occurred and is continuing.

(h)           Liability of LC Issuer. It is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers to cause each Letter of Credit Obligor to reimburse the LC Issuer, and the absolute and unconditional Obligation of the Borrowers hereunder to reimburse the LC Issuer should such Letter of Credit Obligor fail to reimburse the LC Issuer, for disbursements with respect to a Letter of Credit for the account of such Letter of Credit Obligor shall not be construed to excuse the LC Issuer from liability to such Letter of Credit Obligor to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each of the Borrowers to the extent permitted by applicable Law) suffered by the Letter of Credit Obligor that are caused by the gross negligence, willful misconduct or bad faith of such LC Issuer in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties agree that each LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit.  Any action, inaction or omission on the part of the LC Issuer or any of its correspondents, under or in connection with any Letter of Credit issued by the LC Issuer or any renewal or extension thereof or the related instruments or documents, if taken in good faith and in conformity with applicable Laws and regulations governing Letters of Credit generally and the terms of this Section, shall be binding upon the Borrowers and shall not place the LC Issuer or any of its correspondents under any liability to any of the Borrowers.

(i)            LC Issuer Indemnity. The Borrowers shall indemnify the LC Issuer from and against any loss, liability or out-of-pocket expenses (other than any caused by the LC Issuer’s gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, the indemnification for which shall be governed solely and exclusively by Section 12.6 of this Agreement) incurred by the LC Issuer in respect of this Agreement and the Letters of Credit issued by the LC Issuer for the account of any Borrower, including, without limitation, reasonable fees and expenses of legal counsel incurred by such LC Issuer in the defense of any claim against it or in the prosecution of its rights and remedies.

(j)            Termination of Letter of Credit Commitment. If: (i) any court, arbitrator, or governmental authority shall enjoin or restrain money center banks generally from issuing letters of credit of the type of the requested Letter of Credit, or any Law, rule or regulation applicable to money center banks generally or any request or directive (whether having the force of Law) from any governmental authority with jurisdiction over money center banks shall prohibit, or request the LC Issuer to refrain from issuing Letters of Credit generally or maintaining its commitment to issue Letters of Credit hereunder or (ii) there shall have occurred, at any time during the term of this Agreement: (A) any outbreak of hostilities or other national or international crisis or change in economic conditions if the effect of such outbreak, crisis or change would make the issuance of Letters of Credit impracticable, (B) the enactment, publication, decree or other promulgation of any Law which could reasonably be expected to materially and adversely affect the ability of the Borrowers (taken as a whole) to perform their obligations under this Agreement or any reimbursement agreement, or (C) the taking of any action by any government or agency in respect of its monetary or fiscal affairs which could have a material adverse effect on the issuance of Letters of Credit, then the LC Issuer shall give written notice of the occurrence of such event to the Borrower Representative and the Administrative Agent whereupon the commitment of the LC Issuer to issue or extend any Letter of Credit shall be suspended on the effective date of such notice and shall continue to be suspended until such notice is rescinded by the LC Issuer by prompt written notice to the Borrower Representative.

2.3       Credit Requests.

(a)           Credit Requests for Revolving Credit Loans. Requests for Revolving Credit Loans shall be given by the Borrower Representative to the Administrative Agent not later than 1:00 p.m. (Eastern Time):  (i) on the Business Day which is the requested date of a proposed Revolving Credit Borrowing comprised of Alternate Base Rate Loans and (ii) on the Business Day which is three (3) Business Days before the requested date of a proposed Revolving Credit Borrowing comprised of LIBOR Rate Loans (any Revolving Credit Loans on the Closing Date shall be Alternate Base Rate Loans).  Each such request (a “Credit Request”) shall be a written or telephonic notice (in the case of a telephonic notice, promptly confirmed in writing).  Each written Credit Request or written confirmation shall be substantially in the form of Exhibit B-1 attached hereto, signed or otherwise acceptably authenticated by the Borrower Representative and transmitted by the Borrower Representative to the Administrative Agent by telecopier or electronic mail.  Each Credit Request shall be irrevocable and binding on the Borrowers and be subject to the indemnification provisions of this Agreement.

(b)           Requests and Conditions for Letters of Credit. Requests for Letters of Credit for the account of the Borrowers, or the amendment, renewal, or extension of an outstanding Letter of Credit, shall be given by the Borrower Representative to the Administrative Agent and LC Issuer not later than 1:00 p.m. (Eastern Time) three (3) Business Days prior to the specified date for the issuance of the requested Letter of Credit.  Each such request (a “Letter of Credit Request”) shall be a written notice.  Such request shall be substantially in the form of Exhibit B-2 attached hereto, signed or otherwise acceptably authenticated by the Borrower Representative and transmitted by the Borrower Representative to the Administrative Agent by telecopier or electronic mail.  Each Letter of Credit Request shall specify the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), the amount of the Letter of Credit, the expiry date as permitted by Section 2.2(b) of this Agreement, the name and address of the beneficiary and such other matters as the LC Issuer may require.

(c)           Requests for Revolving Credit Borrowing Deemed Given. The Borrowers shall be deemed to have made a request for a Revolving Credit Borrowing (a “Deemed Credit Request”), which Deemed Credit Request shall be irrevocable: (x) in the event of an unreimbursed drawing under a Letter of Credit, for a Revolving Credit Borrowing in an amount equal to the amount necessary to reimburse the LC Issuer for such drawing as set forth in Section 2.2(f) and (y) upon any interest, fee or other payment Obligation of the Borrowers hereunder becoming due without payment within the applicable grace period set forth in

Section 6.1, for a Revolving Credit Borrowing in an amount necessary to pay such interest, fee or payment obligation; each Revolving Credit Borrowing deemed requested under this Section shall be comprised of Alternate Base Rate Loans.  Each Lender agrees that its obligation to make or participate in Revolving Credit Loans pursuant to a Deemed Credit Request is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence of any Potential Default or Event of Default or the failure of any condition precedent.

2.4          Funding of Revolving Credit Loans.

(a)           Notice and Funding. The Administrative Agent shall notify each Lender required to fund a Revolving Credit Borrowing by telecopy, telephone or similar form of transmission of a Credit Request or a Deemed Credit Request not later 2:30 p.m. (Eastern Time) on the date such Credit Request is received in compliance with Section 2.3 of this Agreement or the date such Deemed Credit Request is deemed received.  Prior to the later of 4:30 p.m. (Eastern Time) on the requested funding date applicable to each such Credit Request or Deemed Credit Request, each Lender will make available to the Administrative Agent, in Dollars, in immediately available funds, at the account of the Administrative Agent maintained at the Payment Office, such Lender’s Pro Rata Share of the amount of the requested Revolving Credit Borrowing.

(b)           Disbursement of Funds Received. On the Closing Date, if applicable, upon the Administrative Agent’s receipt of funds representing a Lender’s Revolving Credit Loan, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent shall make the Revolving Credit Loan of such Lender available to the Borrowers, in Dollars in immediately available funds, by wire transfer or intrabank transfer: (A) to the Operating Account of the Borrowers or (B) to such other account of the Borrowers as reasonably instructed by the Borrower Representative.  After the Closing Date, on the date specified by the Borrower Representative in any Credit Request (or, in the case of a Deemed Credit Request, on the earliest date permitted after such Deemed Credit Request), after the Administrative Agent’s receipt of the funds representing a Lender’s Pro Rata Share of the requested Revolving Credit Borrowing and subject to the terms of this Agreement, the Administrative Agent will make the Revolving Credit Loan of such Lender available to the Borrowers in immediately available funds in Dollars, by wire transfer or intrabank transfer: (A) to such Operating Account or (B) to such other account as the Borrower Representative may instruct from time to time.

(c)           Availability of Funds. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Revolving Credit Borrowing available to the Administrative Agent on the date specified for such Revolving Credit Borrowing in accordance with Section 2.4(a) of this Agreement.  In each case, and in reliance upon such assumption, the Administrative Agent may, but shall not be obligated to, make available to the Borrowers funds in the amount of such Lender’s Pro Rata Share.  Any disbursement by the Administrative Agent in reliance on such assumption shall be deemed to be a Revolving Credit Loan by such Lender.

2.5          Failure of Lender to Fund Revolving Credit Loans or Purchase Participations. If any Lender has not made available to the Administrative Agent funds for such Lender’s Pro Rata Share of any Revolving Credit Borrowing, such Lender shall pay such amount to the Administrative Agent immediately upon demand by the Administrative Agent.  If any such Lender does not pay such amount to the Administrative Agent upon such demand, the Administrative Agent shall promptly request payment thereof from the Borrowers, and the Borrowers shall immediately pay such amount to the Administrative Agent.  Such Lender and the Borrowers shall be liable to pay interest to the Administrative Agent on such amount for each day from the date such amount should otherwise have been made available to the Administrative Agent until the date any such amount is paid to the Administrative Agent at a per annum rate of interest equal to: (x) if paid by such Lender, as the case may be, the Federal Funds Effective Rate or (y) if paid by the Borrowers, the interest rate applicable to such Revolving Credit Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Defaulting Lender.

(a)           Continuing Obligation of the Borrowers. Failure of any Lender to fund its Pro Rata Share of any Revolving Credit Borrowing or to pay any participation purchase price shall not excuse the performance by any Borrower of any of such Borrower’s duties or obligations hereunder.  If any such Lender funds such Lender’s Pro Rata Share of such Revolving Credit Borrowing or participation purchase price prior to repayment of such amount by the Borrowers, the amount so repaid shall constitute such Lender’s share or participation payment and the Borrowers shall have no further obligation to pay.

(b)           Treatment of Lender Failing To Fund. The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers for the benefit of such Lender until such Lender has cured the applicable Lender Default.  Until the earlier of such Defaulting Lender’s cure of its Lender Default or the termination of the Revolving Credit Commitments, all amounts repaid to the Administrative Agent by the Borrowers which would otherwise be required to be applied to such Lender’s Revolving Credit Loans shall be advanced to the Borrowers by the Administrative Agent on behalf of such Defaulting Lender to cure, in full or in part, such Lender Default, but shall nevertheless be deemed to have been paid to such Defaulting Lender in satisfaction of the Obligations to which such payment would otherwise have been applied.  Except in the event the Revolving Credit Commitments are terminated pursuant to the terms hereof, no Defaulting Lender shall have any voting or consent rights under this Agreement and shall not constitute a “Lender” (or be included in the calculation of “Required Lenders”) for any voting or consent rights under this Agreement.  The terms of this Section shall remain effective with respect to such Defaulting Lender until such time as no Lender Default exists with respect to such Lender.

(c)           Continuing Obligation of Lenders to Fund. It is understood that: (i) a Lender shall not be responsible for any failure by any other Lender to perform its obligation to make any Revolving Credit Loans hereunder or pay any participation purchase price for its participating interests hereunder, (ii) the Revolving Credit Commitment of a Lender shall not be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Credit Loans or pay such participation purchase price hereunder, (iii) failure by any Lender to perform its obligation to make any Revolving Credit Loans or pay any participation purchase price hereunder shall not excuse any other Lender from its obligation to make any Revolving Credit Loans hereunder or pay any participation purchase price for its participating interests hereunder and (iv) the obligations of each Lender hereunder shall be individual and several, not joint and several.

2.6          Affiliated Funding with respect to Lenders. All or any part of a Revolving Credit Loan that any Lender may be obligated to fund pursuant to this Agreement: (i) may be funded by such Lender on behalf of such Lender’s Lending Installation or (ii) may be funded on such Lender’s behalf by such Lender by and through any such Lending Installation; provided that, (a) if any Lending Installation fails to fund all or any part of such Revolving Credit Loan, such Lender shall be obligated to fund such Revolving Credit Loan pursuant to the terms hereof, (b) in no event shall any such funding by any Lending Installation increase the costs or expenses for which the Borrowers are liable under this Agreement and (c) in no event shall any such funding on behalf of or through any such Lending Installation require the Borrowers to pay any amounts in respect of Non-Excluded Taxes or Other Taxes without such Lender being subject to the exercise by the Borrowers of their rights under Section 12.3 of this Agreement.  The funding of a Revolving Credit Loan by a Lending Installation hereunder shall utilize the Revolving Credit Commitment of such Lender to the same extent, and as if, such Revolving Credit Loan were funded by such Lender, and for purposes of this Agreement, such Revolving Credit Loan shall be deemed to have been made directly by such Lender.

2.7          Loan Account; Credits; Application of Payments.

(a)           Administrative Agent Maintenance of Loan Account. The Administrative Agent shall maintain on its books and records a Loan Account (the “Loan Account”) in respect of the Borrowers which shall reflect: (i) with respect to Revolving Credit Borrowings: (x) the outstanding Revolving Credit Loans to the Borrowers, (y) the Pro Rata Share of each Lender in the outstanding Revolving Credit Loans to the Borrowers, and (z) accrued interest on the Revolving Credit Loans payable by the Borrowers, (ii) all Letter of Credit drawings and (iii) all other Obligations of the Borrowers that have become payable hereunder.  Each entry by the Administrative Agent in the Loan Account shall be, to the extent permitted by applicable Law, conclusive absent manifest error.  Such entries by the Administrative Agent shall not be a condition to the Borrowers’ obligation to repay the Obligations.  To the extent applicable pursuant to Treasury Regulation Section 5f.103-1(c), the Administrative Agent shall maintain on the Loan Account, for the benefit of the Borrowers, a record of any Foreign Lenders.

(b)           Loan Account Charges\Credits; Reports. Each Borrower hereby authorizes the Administrative Agent to charge the Loan Account of the Borrowers with all Revolving Credit Loans and all other Obligations of the Borrowers under this Agreement or any other Loan Document.  The Loan Account of the Borrowers will be credited in accordance with the provisions of this Agreement with all payments received by the Administrative Agent directly from the Borrowers or otherwise for the account of the Borrowers.  The Administrative Agent shall send the Borrower Representative statements in accordance with the Administrative Agent’s standard procedures.  Any and all such periodic or other statements or reconciliations of the Loan Account shall be final, binding and conclusive upon the Borrowers in all respects, absent manifest error, unless the Administrative Agent receives specific written objection (including email) thereto from the Borrower Representative within forty-five (45) Business Days after any such statement or reconciliation has been sent to the Borrower Representative.  Such notice shall only be deemed an objection as to those items specifically objected to therein.

(c)           Crediting and Application of Specific Payments. The Borrowers shall make all other payments to be made by the Borrowers under this Agreement with respect to the Obligations not later than 4:00 p.m. (Eastern Time) on the day when due, without setoff, counterclaim, defense or deduction of any kind, to the Administrative Agent’s account maintained at the Payment Office of the Administrative Agent.  Payments received after 4:00 p.m. (Eastern Time) shall be deemed to have been received on the next succeeding Business Day.  Prior to the occurrence of an Event of Default which is continuing, the Borrower Representative may specify to the Administrative Agent, at the time of the Borrowers making any such payment hereunder, the Obligations of the Borrowers to which such payment is to be applied.  If the Borrower Representative does not specify an application for such payment or if an Event of Default has occurred and is continuing, the Administrative Agent shall apply such payment to such Obligations as provided in Section 7.4(d) of this Agreement.

(d)           Payments, Distributions, Treatment. Subject to periodic settlement of accounts among the Lenders as provided for in this Agreement, after receipt of any payment by the Administrative Agent, the Administrative Agent will cause to be distributed, on the day of receipt of any payment, like funds relating to such payment (other than amounts payable solely to the Administrative Agent or solely to the applicable LC Issuer pursuant to Section 2.14) ratably to each of the Lenders in accordance with its Pro Rata Share at such Lender’s Lending

Office.  Except as set forth in Sections 2.14 and 7.5 of this Agreement, each Revolving Credit Borrowing and participating interest hereunder, each payment or prepayment of principal of any Revolving Credit Borrowing, any reduction of commitments, each payment of interest on the Revolving Credit Loans, and each payment of the fees provided for hereunder shall be allocated among the Lenders ratably in accordance with each Lender’s Pro Rata Share thereof.

(e)           Payment not on Business Day. Whenever any payment hereunder or under the Revolving Credit Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.  Any such extension or reduction of time shall in such case be included in the computation of payment of interest, fees or other compensation, as the case may be, provided, however, that, with respect to any LIBOR Rate Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(f)            Presumption of Payment in Full by the Borrowers. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date.  In reliance upon such assumption, the Administrative Agent may, but shall not be obligated to, distribute to each Lender on such due date the amount then due such Lender.  If and to the extent the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent promptly upon demand the amount distributed to such Lender, together with interest thereon (except to the extent otherwise paid by the Borrowers) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Effective Rate.

2.8       Repayment and Prepayments.

(a)           Scheduled Repayments. The Borrowers shall repay to the Administrative Agent the outstanding principal amount of the aggregate Revolving Credit Loans on the Revolving Credit Termination Date.  Reimbursements of drawings on Letters of Credit shall be made as provided in this Agreement.

(b)        Mandatory Prepayments.

(i)            Mandatory Prepayment of Revolving Credit Loans.  If, on any Business Day, whether a Reference Rating Upgrade then exists or does not then exist, the aggregate principal amount of Revolving Credit Loans of the Lenders then outstanding plus the aggregate LC Exposure of the Lenders then existing exceeds the aggregate Revolving Credit Commitments of the Lenders then in effect, the Borrowers shall on such day prepay to the Administrative Agent an amount sufficient to eliminate such excess which amount shall be used to prepay the Lenders ratably in accordance with each Lender’s Pro Rata Share and shall be in addition to any other prepayments required pursuant to this Section 2.8(b).

(ii)           Mandatory Prepayment of Revolving Credit Loans Prior to Reference Rating Upgrade.  During any period of time in which a Reference Rating Upgrade does not exist, if at any time the aggregate principal amount of Revolving Credit Loans of the Lenders outstanding at such time plus the aggregate LC Exposure of the Lenders existing at such time exceeds the sum of (i) Fifty Million Dollars ($50,000,000) plus (ii) the amount of Secured Loan Assets in which Administrative Agent has a first priority, perfected security interest for the benefit of the Lenders, the Borrowers shall on such day prepay to the Administrative Agent an amount sufficient to eliminate such excess which amount shall be used to prepay the Lenders ratably in accordance with each Lender’s Pro Rata Share.

(iii)         Mandatory Prepayment of Revolving Credit Loans After the Occurrence and Continuance of Reference Rating Upgrade.  During any period of time in which a Reference Rating Upgrade exists, if at any time the aggregate principal amount of Revolving Credit Loans outstanding at such time plus the aggregate LC Exposure of the Lenders existing at such time in excess of Fifty Million Dollars ($50,000,000) exceeds the amount equal to the sum of: (x) the greater of (a) zero and (b) the Asset Coverage at such time minus Fifty Million Dollars ($50,000,000) plus (y) the amount of Secured Loan Assets in which Administrative Agent has a first priority, perfected security interest for the benefit of the Lenders, the Borrowers shall on such day prepay to the Administrative Agent an amount sufficient to eliminate such excess which amount shall be used to prepay the Lenders ratably in accordance with each Lender’s Pro Rata Share.

(iv)          Mandatory Application of Net Proceeds.  The Borrowers shall apply all Net Proceeds received by the Borrowers to prepay the Revolving Credit Loans as follows:

(A) Net Proceeds (other than dispositions permitted under Section 5.3(a)(A), (B) or (D) hereof) generated from the disposition of any or all of the assets  of the Landis Grinding Systems division of UNOVA Industrial Automation Systems, Inc, the Landis Lund division of UNOVA U.K. Limited or the Hebron, Kentucky operations of the Cincinnati Lamb division of UNOVA Industrial Automation Systems, Inc. (collectively, the “Special Business Units”) shall be applied immediately to repay the Revolving Credit Loans.

(B) Net Proceeds (other than Net Proceeds generated from disposition of any or all of the assets Special Business Units and other than dispositions permitted under Section 5.3(a)(A), (B) or (D) hereof) shall be applied to prepay Revolving Credit Loans: (x) immediately at such time as the cumulative amount of such Net Proceeds exceeds Fifty Million Dollars ($50,000,000) by at least Five Million Dollars ($5,000,000), such prepayment being in the total amount of such excess and (y) thereafter, immediately at such time as additional cumulative amounts of such Net Proceeds generated by one or more dispositions equal or exceed Five Million Dollars ($5,000,000), such prepayment being in the total amount of thereof;

provided, however that nothing in this Section or in the definition of “Net Proceeds” shall constitute authorization not otherwise permitted by this Agreement for the Borrowers to enter into any transaction that would generate Net Proceeds.

(v)            Effect of Prepayment.  Each prepayment of Revolving Credit Loans required by paragraphs (i), (ii) and (iii) of this Section shall not constitute a permanent ratable reduction of the aggregate Revolving Credit Commitments of the Lenders and, subject to the terms and conditions of this Agreement, the amount of outstanding Revolving Credit Loans so prepaid may be reborrowed.  Each prepayment of Revolving Credit Loans from Net Proceeds required by clause (A) and (B) of paragraph (iv) of this Section shall permanently reduce on a Pro Rata Share basis the aggregate Revolving Credit Commitments of the Lenders; provided, however that, notwithstanding the aggregate amount of such prepayments of Net Proceeds pursuant to paragraph (iv), such prepayments shall not permanently reduce the Revolving Credit Commitments by more than Fifty Million Dollars ($50,000,000).  The Administrative Agent will use reasonable efforts to avoid an application of Net Proceeds which causes early prepayment of a LIBOR Rate Borrowing prior to expiration of its applicable Interest Period.

2.9          Reduction of Revolving Credit Commitment. Upon three (3) Business Days prior written notice from the Borrower Representative to the Administrative Agent, the Borrowers shall be permitted to reduce permanently the Revolving Credit Commitment, in whole or in part, as provided in such notice and on a ratable basis among the Lenders based on the Pro Rata Share thereof.  Each reduction shall be subject to the following: (i) each such reduction shall be in an aggregate principal amount of not less than Five Million Dollars ($5,000,000) or a multiple of One Million Dollars ($1,000,000) in excess thereof and (ii) no reduction shall be permitted to reduce the aggregate Revolving Credit Commitment unless, concurrently with such reduction, the Borrowers shall make a principal payment on the then outstanding Revolving Credit Loans to the extent required by Section 2.8(b) of this Agreement.  Each reduction in the Revolving Credit Commitment under this Section 2.9 shall be a permanent reduction thereof.

2.10        Permitted Prepayments.The Borrowers may prepay all or any part of the Revolving Credit Loans by the Borrower Representative’s giving notice to the Administrative Agent stating the proposed date of prepayment, the Revolving Credit Borrowing being prepaid and the aggregate principal amount of the prepayment: (i) not later than 1:00 p.m. (Eastern Time) on any Business Day, with respect to Alternate Base Rate Loans and (ii) not later than 1:00 p.m. (Eastern Time) on the third Business Day prior to such prepayment, with respect to LIBOR Rate Loans.  Thereafter, on the date of such prepayment, the Borrowers shall: (A) prepay the aggregate outstanding principal amount of the Alternate Base Rate Loans in whole or ratably in part as specified in such notice and (B) prepay the outstanding aggregate principal amount of the LIBOR Rate Loans comprising part of the same Revolving Credit Borrowing in whole or ratably in part as specified in such notice, together with prepayment of interest on the principal amount of the LIBOR Rate Loans comprising such Revolving Credit Borrowing so prepaid accrued to the date of such prepayment; provided, however, that: (I) each partial prepayment of Alternate Base Rate Loans shall be in the aggregate principal amount of not less than One Hundred Thousand Dollars ($100,000), (II) each partial prepayment of LIBOR Rate Loans denominated in Dollars shall be in an aggregate principal amount of not less than One Million Dollars ($1,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, and (III) any prepayment of any LIBOR Rate Loans made on other than the last day of an Interest Period shall obligate the Borrowers to reimburse the Lenders in respect thereof pursuant to Section 12.4 of this Agreement.  Each prepayment of Revolving Credit Loans shall constitute only a prepayment and not a permanent reduction of the Revolving Credit Commitment of the Lenders.

2.11        Interest Rate on Revolving Credit Loans. The Borrowers shall pay interest on the unpaid principal amount of each Revolving Credit Loan made by the Lenders from the date such Revolving Credit Loan is made until the principal amount thereof shall have been paid in full as follows:

(a)           Alternate Base Rate Loans. Borrowers shall pay interest on Alternate Base Rate Loans at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin then in effect and applicable to the Revolving Credit Borrowings comprised of such Alternate Base Rate Loans, payable: (A) quarterly, in arrears, on the last day of each Fiscal Quarter, (B) on the date such Alternate Base Rate Loans shall be paid in full (whether at maturity, by reason of acceleration or otherwise) and (C) after maturity, on demand.

(b)           LIBOR Rate Loans. During such periods as any LIBOR Rate Loans are outstanding, the Borrowers shall pay interest on such LIBOR Rate Loans at a rate per annum equal to the sum of the London Interbank Offered Rate plus the Applicable Margin then in effect and applicable to Revolving Credit Borrowings comprised of such LIBOR Rate Loans, payable:

(A) on the last day of each Interest Period and (B) if any Revolving Credit Borrowing has an Interest Period with a duration of more than three months, on each three month anniversary date of such Revolving Credit Borrowing and (C) on the date such LIBOR Rate Loans shall be converted into Alternate Base Rate Loans or paid in full (whether at maturity, by reason of acceleration or otherwise) and (D) after maturity, on demand.

(c)           Default Interest. If there shall occur an Event of Default which is continuing, then, at the written election of the Required Lenders, (i) the principal of each outstanding Revolving Credit Loan and, to the extent permitted by Law, the unpaid interest thereon shall, upon such election, bear interest, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum in excess of the interest rate otherwise then payable pursuant to the terms of this Agreement and (ii) the annual fee with respect to Letters of Credit specified in Section 2.14(b)(ii) shall be increased by two percent (2%) per annum.

(d)           Failure of Borrower Representative to Elect Interest Period. If no Interest Period is specified by the Borrower Representative in any Credit Request or any Rate Conversion/Continuation Request for any LIBOR Rate Loan, the applicable Borrower shall be deemed to have requested such Revolving Credit Loan to be an Interest Period of one (1) month.  If the Borrower Representative shall not have given notice in accordance with Section 2.12 of this Agreement to continue any LIBOR Rate Loan into a subsequent Interest Period (and shall not have otherwise delivered a Rate Conversion/Continuation Request in accordance with Section 2.12 of this Agreement to convert such LIBOR Rate Loan), then, at the end of the Interest Period applicable to such LIBOR Rate Loan, such LIBOR Rate Loan shall convert into an Alternate Base Rate Loan.

2.12        Rate Conversion and Rate Continuation. The Borrowers shall have the right to convert all or any portion of the Alternate Base Rate Loans or LIBOR Rate Loans comprising a Revolving Credit Borrowing into LIBOR Rate Loans or Alternate Base Rate Loans, as the case may be, or continue all or any portion of the LIBOR Rate Loans comprising a Revolving Credit Borrowing as, LIBOR Rate Loans or Alternate Base Rate Loans, as the case may be, upon request delivered by the Borrower Representative to the Administrative Agent not later than 4:00 p.m. (Eastern Time) as follows: (a) on the Business Day that the Borrower Representative desires to convert all or a portion of outstanding LIBOR Rate Loans into Alternate Base Rate Loans, (b) three (3) Business Days prior to the Business Day on which the Borrower Representative desires to convert all or a portion of outstanding Alternate Base Rate Loans into LIBOR Rate Loans for a given permissible Interest Period, or (c) three (3) Business Days prior to the Business Day on which the Borrower Representative desires to continue all or a portion of outstanding LIBOR Rate Loans as LIBOR Rate Loans for an additional Interest Period of the same duration or as a LIBOR Rate Borrowing having a different permissible Interest Period; provided, however, that each such Rate Conversion or Rate Continuation shall be subject to the following:

(a)           if less than all of the outstanding principal amount of a Revolving Credit Loan is converted or continued, the aggregate principal amount of such Revolving Credit Loans converted or continued shall be not less than One Million Dollars ($1,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof;

(b)           LIBOR Rate Loans shall not be converted or continued at a time other than the end of an Interest Period applicable thereto unless the Borrowers shall pay, upon demand, any amounts due to the Lender pursuant to Section 12.4 of this Agreement;

(c)           After the occurrence of an Event of Default which is continuing, Revolving Credit Loans may not be converted into or continued (at the expiration of the Interest Period applicable thereto) as LIBOR Rate Loans;

(d)           Revolving Credit Loans may not be converted into or continued as LIBOR Rate Loans so as to comprise a Revolving Credit Borrowing if the Interest Period applicable thereto will expire on or after the Revolving Credit Termination Date; and

(e)           Revolving Credit Loans that cannot be converted into or continued as LIBOR Rate Loans by reason of clause (c) or (d) of this Section shall be automatically converted at the end of the Interest Period in effect for such LIBOR Rate Loans into Alternate Base Rate Loans.

Each request for conversion or continuation (a “Rate Conversion/Continuation Request”) shall be a written or telephonic notice (in the case of a telephonic notice, promptly confirmed in writing).  Each written Rate Conversion/Continuation Request or written confirmation thereof shall be substantially in the form of Exhibit C attached hereto, signed or otherwise acceptably authenticated by the Borrower Representative and transmitted to the Administrative Agent by telecopier or electronic mail.

2.13        Computations of Interest and Fees. All computations of interest on Revolving Credit Loans which constitute Alternate Base Rate Loans shall be made by the Administrative Agent on a basis of a year of 365 or 366 days, as the case may be, and all computations of interest on Revolving Credit Loans which constitute LIBOR Rate Loan and of fees and other compensation hereunder shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days elapsed (commencing on the day such Revolving Credit Loan was made but excluding the day such Revolving Credit Loan shall be paid in full) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of interest, fees or other amounts of compensation due hereunder shall be, absent manifest error, final, binding and conclusive.

2.14        Fees. The following fees shall be payable as set forth below:

(a)           Facility Fee. The Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders, allocable to the Lenders in accordance with each Lender’s Pro Rata Share thereof, a facility fee  (the “Facility Fee”) on the Revolving Credit Commitment of such Lender from the Closing Date until the Revolving Credit Termination Date at a rate per annum equal to the Applicable Margin specified for such Facility Fee, payable quarterly in arrears on the last day of each calendar quarter, commencing December 31, 2004, and on the Revolving Credit Termination Date.

(b)           Letter of Credit Fees. The Borrowers shall pay the following fees with respect to Letters of Credit:

(i)            Fronting Fee.  The Borrowers agree to pay to the LC Issuer a fronting fee equal to the face amount of each Letter of Credit issued and outstanding multiplied by 12.5 bps, payable quarterly in arrears.

(ii)           Annual LC Fee.  The Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders with respect to each Letter of Credit issued and outstanding, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin applicable to LIBOR Rate Loans multiplied by the maximum undrawn face amount of such Letter of Credit, payable quarterly in arrears (A) on the last day of each calendar quarter commencing on the first such day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such margin shall be increased to the Default Rate and shall be payable on demand.

(iii)         Other Fees Relating to Letters of Credit.  The Borrowers agree to pay to the LC Issuer, with respect to the issuance, amendment, or transfer of each Letter of Credit and each drawing made thereunder, administrative, documentary, processing and other normal charges in accordance with the LC Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)           Other Fees The Borrowers shall pay to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as the case may be, such other fees in the amounts and at the times specified in the Administrative Agent Fee Letter.

(d)           Payment of Fees; Non-Refundable. All fees set forth in this Section 2.14 shall be paid on the date due to the Administrative Agent for distribution, if appropriate, to the Lenders or the LC Issuer.  Once paid, to the extent permitted by applicable Law and absent manifest error on the part of the Administrative Agent, none of such fees shall be refundable under any circumstances.

(e)           Unascertainable Rate; Increased Costs; Illegality. In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the London Interbank Offered Rate for LIBOR Rate Loans for any Interest Period that, by reason of any changes arising after the Closing Date affecting the London interbank eurocurrrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the “London Interbank Offered Rate”, or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount which such Lender deems material with respect to any LIBOR Rate Loan  to the Borrowers because of any change since the Closing Date in any applicable Law, governmental rule, regulation, guideline, order or request (whether or not having the force of Law), or in the interpretation or administration thereof and including the introduction of any new Law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves includable in the “London Interbank Offered Rate” pursuant to the definition thereof), or

(iii)         at any time, that the making or continuance of any LIBOR Rate Loan has become unlawful by compliance by such Lender in good faith with any change since the Closing Date in any Law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of Law but with which such Lender customarily complies;

THEN, the Administrative Agent, in the case of and on the date of determination specified in clause (i) above, or such Lender, in the case of and as promptly as practical after the date of determination specified in clause (ii) and (iii) above, shall give notice by telephone confirmed in writing to the Borrowers (and to the Administrative Agent in the case of a Lender notice) of such determination.  The Administrative Agent shall promptly transmit such notice to each of the other applicable Lenders.  Thereafter (A) in the case of clause (i) above, LIBOR Rate Loans shall no longer be available until such time as the Administrative Agent gives prompt notice to the

Borrower Representative and the applicable Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Credit Request or Rate Conversion/Continuation Request given by the Borrower Representative with respect to LIBOR Rate Loans which have not yet been incurred or converted shall be deemed rescinded by the Borrower Representative or, in the case of a Credit Request, shall, at the option of the Borrower Representative, be deemed converted into a Credit Request for Alternate Base Rate Loans, (B) in the case of clause (ii) above, the Borrowers shall pay to such Lender, upon written demand to the Borrower Representative, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender, for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof and that such Lender is generally charging all of its customers for comparable amounts, submitted to the Borrower Representative by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (C)  in the case of clause (iii) above, the Borrower Representative on behalf of the Borrowers shall take one of the actions specified in the next paragraph of this Section.

At any time that any LIBOR Rate Loan is affected by the circumstances described in Section 2.14(e)(ii) above, the Borrowers may, and, in the event any LIBOR Rate Loan is affected by the circumstances described in Section 2.14(e)(iii) above, the Borrowers shall, either (i) if the affected LIBOR Rate Loan is then being made pursuant to a Credit Request for a LIBOR Rate Borrowing, by causing the Borrower Representative to give the Administrative Agent telephonic (confirmed promptly in writing if requested) notice thereof on the same date that the Borrower Representative was notified by a Lender pursuant to Section 2.14(e)(ii) or (iii) above, cancel said LIBOR Rate Borrowing or convert such Credit Request to a request for a Revolving Credit Borrowing of Alternate Base Rate Loans, or (ii) if the affected LIBOR Rate Loan is then outstanding, upon at least one Business Day’s notice from the Borrower Representative to the Administrative Agent, require the affected Lender to convert each such LIBOR Rate Loan into an Alternate Base Rate Loan with such conversion to be effective on the last day of the Interest Period currently applicable to such LIBOR Rate Loan, if affected Lender may lawfully continue to maintain such LIBOR Rate Loan until such last day, or immediately, if affected Lender is not legally permitted to maintain such Revolving Credit Loan until such last day, and subject to payment to such affected Lender of any amount required under Section 12.4 provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section.

Section 3                                             CONDITIONS PRECEDENT.

3.1          Satisfaction of Conditions Precedent on Closing Date. The effectiveness of this Agreement, the obligation of each Lender to make a Revolving Credit Loan hereunder as of the date of the first Credit Event, if any, and the obligation of the LC Issuer to issue any Letters of Credit hereunder as of the date of the first Credit Event, are subject to the following conditions precedent having been satisfied on or prior to the Closing Date unless waived in writing by the Administrative Agent:

(a)           Agreement and Other Loan Documents. The Administrative Agent  shall have received fully executed counterparts of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as the Administrative Agent shall require in connection therewith, all in form and substance satisfactory to the Administrative Agent and each Lender, including without limitation the following:

(A)          a Revolving Credit Note executed by all of the Borrowers in favor each of the Lenders;

(B)           a Security Agreement executed respectively by all of the Borrowers and by all of the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders;

(C)           a Subsidiary Guaranty executed respectively by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Lenders;

(D)          a Deposit Account Control Letter executed by UNOVA, Inc. and KeyBank with respect to the Deposit Account (the “Secured Bond Asset Deposit Account”) established at KeyBank to hold the Secured Bond Assets and the Deposit Account (the “Secured Loan Asset Deposit Account”) established at KeyBank to hold the Secured Loan Assets;

(E)           a Securities Account Control Letter executed by UNOVA, Inc. and McDonald Investments Inc. with respect to the Securities Account (the “Secured Bond Asset Securities Account”) established at KeyBank to hold the Secured Bond Assets and the Securities Account (the “Secured Loan Asset Securities Account”) established at KeyBank to hold the Secured Loan Assets;

(F)           such Deposit Account Control Letters, each in form and substance satisfactory to the Administrative Agent, with respect to such Deposit Accounts of the Borrowers as are required by the Security Agreement, each executed by the applicable Borrower, the Administrative Agent and the applicable third party depository institution;

(G)           such Securities Account Control Letters, each in form and substance satisfactory to the Administrative Agent, with respect to such Securities Accounts of the Borrowers as are required by the Security Agreement, each executed by the applicable Borrower, the Administrative Agent and the applicable third party Approved Securities Intermediary;

(H)          a Collateral Assignment of Security Interest in Patents and Patent Applications, specified in the “Material Patent and Trademark Listing” disclosed pursuant to Section 4.16 hereof, executed respectively by each Borrower and each Subsidiary Guarantor, in the form of Exhibit E-1;

(I)            a Collateral Assignment of Security Interest in Trademarks and Licenses, specified in the “Material Patent and Trademark Listing” disclosed pursuant to Section 4.16 hereof, executed respectively by each Borrower and each Subsidiary Guarantor, in the form of Exhibit E-2;

(J)            a Collateral Assignment of Security Interest in Copyrights executed respectively by each Borrower and each Subsidiary Guarantor, in the form of Exhibit E-3;

(K)          a Limited License Agreement (Borrower and Subsidiary Guarantor) executed respectively by each Borrower and each Subsidiary Guarantor, in the form of Exhibit L-1; and

(L)           an Advertising Permission Letter executed by all of the Borrowers, in the form of Exhibit I.

(b)           Officer’s Certificate, Resolutions, Organizational Documents. Each of the Borrowers and each of the Subsidiary Guarantors shall have delivered to the Administrative

Agent an officer’s certificate executed by a Responsible Officer of such Borrower or Subsidiary Guarantor certifying:  (i) the names of the officers of such Borrower or such Subsidiary Guarantor authorized to sign the Loan Documents to which each is a party, together with the true signatures of such officers, (ii) the resolutions of the board of directors of each Borrower and each Subsidiary Guarantor evidencing approval of the execution and delivery of the Loan Documents to which such Borrower or such Subsidiary Guarantor, as the case may be, is a party, and (iii) the Charter Documents of each such Borrower and each such Subsidiary Guarantor.

(c)           Good Standing and Full Force and Effect Certificates. Each of the Borrowers and each of the Subsidiary Guarantors shall have delivered to the Administrative Agent: (i) a good standing certificate (long form) or full force and effect certificate, as the case may be, for such Borrower and such Subsidiary Guarantor, issued on or about the Closing Date by the Secretary of State in the state where such Borrower or such Subsidiary Guarantor is incorporated or organized and in each state in which such Borrower or such Subsidiary Guarantor is required to qualify to do business as a foreign corporation and in which the failure to so qualify would have a Material Adverse Effect and (ii) certified Articles or Certificates of Formation  or Incorporation, as applicable, issued on or about the Closing Date by the Secretary of State in the state where such Borrower or such Subsidiary Guarantor is incorporated or organized.

(d)           Closing Certificate.  Each of the Borrowers and each of the Subsidiary Guarantors shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of such Borrower or Subsidiary Guarantor certifying:  (i) compliance in all material respects by such Borrower with all representations, warranties, covenants and conditions under this Agreement and each of the documents executed in connection therewith, (ii) that such Borrower or Subsidiary Guarantor has obtained all documents and instruments, including all consents, authorizations, novations and filings required under Law or under any material contractual obligation of such Borrower or Subsidiary Guarantor as may be necessary for the consummation of the transactions contemplated by this Agreement and the other Loan Documents, (iii) the absence of any Potential Default or Event of Default, (iv) the absence of any material litigation with respect to this Agreement, the other Loan Documents, and the transactions contemplated thereby and, except as set forth in the Disclosure Schedule, the business, operations, properties or finances of such Borrower or Subsidiary Guarantor, and (v) the absence of any material change to the facts and/or circumstances of the Borrowers’ operations, collateral or financial condition since December 31, 2003.

(e)           Legal Opinions. The Borrowers shall have delivered to the Administrative Agent opinions of counsel for the Borrowers and the Subsidiary Guarantors, in form and substance reasonably satisfactory to the Administrative Agent.

(f)            Closing and Legal Fees; Administrative Agent Fee Letter. The Borrowers shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to Administrative Agent, for its sole benefit, the fees set forth therein and (ii) paid all reasonable legal fees and expenses of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents.

(g)           Lien Searches.  With respect to the property owned or leased by each of the Borrowers and each of the Subsidiary Guarantors, such Borrower and Subsidiary Guarantor shall have delivered to the Administrative Agent: (i) the results of UCC lien searches, reasonably satisfactory to the Administrative Agent; (ii) the results of federal and state tax lien and judicial lien searches, reasonably satisfactory to Administrative Agent; (iii) UCC termination statements, or agreements reasonably satisfactory the Administrative Agent providing for delivery of such UCC termination statements, terminating all financing statements previously filed by any other party having a security interest not permitted pursuant to this Agreement and (iv) such other releases and terminations, or agreements reasonably satisfactory the Administrative Agent providing for delivery of such releases and terminations, as may be necessary in connection with the termination of the Existing Credit Facility and the security documents delivered in connection therewith, including, without limitation, Intellectual Property lien releases, real property mortgage releases and any releases and other documentation as may be necessary to evidence the release of the security interest of Bank of America, N.A. over any shares of Foreign Subsidiaries pledged under the Security Agreements (or analogous foreign law pledge documents) executed by the Borrowers and the Subsidiary Guarantors.

(h)           Perfection Certificate. Each of the Borrowers and each of the Subsidiary Guarantors shall have delivered to the Administrative Agent a completed and duly executed Perfection Certificate in the form of Annex IV.

(i)            Perfection; Priority. The Administrative Agent shall be reasonably satisfied that, upon the filing of appropriate financing statements under the UCC (or other appropriate documents, with respect to Intellectual Property) showing the Administrative Agent as secured party with the appropriate governmental authorities, the Administrative Agent will hold a first priority perfected Lien in the Collateral described therein subject only to any Liens specifically permitted by this Agreement or the other Loan Documents.

(j)            Insurance Policies. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Borrowers have adequate personal and real property, liability, business interruption and product liability insurance (including insurance certificates in the form of Acord 27), with Lender’s Loss Payable Endorsements, in form and substance satisfactory to the Administrative Agent, listing the Administrative Agent  as loss payee and additional insured (as applicable)

(k)           Material Contracts. The Administrative Agent shall have received copies of, or online access to copies of, all Material Business Agreements and Material License Agreements of the Borrowers and such agreements shall be reasonably satisfactory in all material respects to the Administrative Agent and its counsel.

(l)            Initial Letter of Credit Request. The Administrative Agent shall have received an initial Letter of Credit Request, in accordance with the terms of this Agreement, from the Borrower Representative with respect to the Letters of Credit to be issued on the Closing Date, if any.

(m)          Disbursement Direction Letter. The Administrative Agent shall have received an appropriate disbursement direction letter from the Borrower Representative if any Revolving Credit Borrowings are to be made on the Closing Date.

(n)           Termination of Existing Credit Agreement.  The Administrative Agent shall have received reasonably satisfactory evidence (which shall include an appropriate payoff letter from Bank of America, N. A.) that the Existing Credit Agreement shall terminate either before or simultaneously upon the effectiveness of this Agreement and that all Liens thereunder shall be released and be of no further force or effect.

(o)           Deposit of Secured Bond Assets.  UNOVA, Inc. shall have no less than Fifty Million Dollars ($50,000,000) in Secured Bond Assets on deposit with KeyBank and/or McDonald Investments Inc. in accordance with Section 5.2(m).

(p)           Landlord/Bailee/Consignee Waivers.  The Administrative Agent shall have received the waivers and acknowledgments of the landlords, warehousemen, bailees,

processors and consignees of the Borrowers and Subsidiary Guarantors as required pursuant to the terms of the Security Agreement delivered by the Borrowers and Subsidiary Guarantors.

(q)           Bright & Lorig Documents. The Administrative Agent shall have received certain letter agreements duly executed by Bright & Lorig, a Professional Corporation (“Bright & Lorig”), whereby Bright & Lorig will consent to UNOVA, Inc.’s grant of a security interest to the Administrative Agent in certain Patents (and related rights) over which Bright & Lorig currently has a Lien, along with evidence that all conditions precedent for the effectiveness thereof have been fulfilled.  Such letter agreements will have substantially similar terms to the letters, dated as of July 10, 2001, which were executed in connection with the Existing Credit Facility.

(r)           Miscellaneous. Borrowers shall have provided to the Administrative Agent such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent.

3.2          Conditions Precedent to all Credit Events. The obligation of each Lender to make a Revolving Credit Loan on the occasion of each Revolving Credit Borrowing hereunder, and the obligation of the LC Issuer to issue or renew any Letter of Credit hereunder, are subject to the conditions precedent that:

(a)           Representation Bringdown. As of the date of any Credit Event, and before and after giving effect thereto, the representations and warranties contained in this Agreement and all other Loan Documents are true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(b)           No Default; Compliance with Terms. As of the date of any Credit Event, and before and after giving effect thereto, no Potential Default or Event of Default shall have occurred and be continuing;

(c)           No Material Adverse Change. As of the date of any Credit Event, and before and after giving effect thereto, there shall have been no event which has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)           Confirmation of Asset Coverage. If (x) a Reference Rating Upgrade exists, (y) the aggregate Revolving Credit Loans and LC Exposure exceeds $50,000,000 and (z) the Secured Loan Assets do not equal such excess, the Borrower Representative shall have delivered to the Administrative Agent an Asset Coverage Certificate for the quarterly period immediately preceding such Credit Event establishing Asset Coverage for such excess complying with Section 2.1(a) of this Agreement.

Each Credit Event shall constitute a representation and warranty by the Borrowers that, on the date of such Credit Event, the statements in clauses (a) through (c) above are true and correct as of such date and that the actions required under clause (d) above have in fact been taken as of such date.

Section 4                                             REPRESENTATIONS AND WARRANTIES.

Each of the Borrowers represents and warrants to the Administrative Agent, the Lenders and the LC Issuer as follows:

4.1          Existence. As of the Closing Date, each Borrower and each Subsidiary (other than the Excluded Subsidiaries and Excluded Foreign Subsidiaries) thereof is duly organized,

validly existing and in good standing under the laws of its respective jurisdictions of organization.  As of the Closing Date, no Borrower has any Subsidiaries other than those set forth on the Disclosure Schedule.  Each Borrower and each Subsidiary (other than Excluded Subsidiaries and Excluded Foreign Subsidiaries) thereof is duly qualified or licensed to transact business in its respective jurisdiction of organization and in each additional jurisdiction where such qualification or licensure is necessary, except where failure to be so qualified will not have a Material Adverse Effect.  Each Borrower represents that the Disclosure Schedule sets forth (as may be updated from time to time in accordance with and as permitted by this Agreement) the jurisdiction of organization of such Borrower and its Subsidiaries (other than Excluded Subsidiaries and Excluded Foreign Subsidiaries), the organizational identification numbers of such Borrower and such Subsidiary (other than Foreign Subsidiaries) as assigned by such Borrower or such Subsidiary’s jurisdiction of organization, the principal place of business of such Borrower and such Subsidiary and the office where the chief executive offices and accounting offices of such Borrower and such Subsidiary are located.

4.2          Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Borrower or Subsidiary Guarantor is a party: (a) are within such Borrower’s organizational powers, (b) have been duly authorized, (c) are not in contravention of Law or the terms of such Borrower’s Charter Documents and (d) except as set forth on the Disclosure Schedule, do not contravene (x) any indenture or other document or instrument evidencing Indebtedness for Borrowed Money or (y) any other material agreement or undertaking to which such Borrower or Subsidiary Guarantor is a party or by which it or its property is bound.

4.3          Enforceability. This Agreement and the other Loan Documents executed by a Borrower or any Subsidiary thereof constitute the legal, valid and binding obligations of such Borrower and such Subsidiary, enforceable against such Borrower and such Subsidiary in accordance with the terms thereof, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles including principles of commercial reasonableness, good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law).

4.4          Maintenance of Insurance. Each Borrower will maintain, and shall cause each Subsidiary thereof to maintain, with their respective insurance providers as of the Closing Date or with other financially sound and reputable companies reasonably satisfactory to the Administrative Agent, insurance policies: (a) insuring all real and personal property of such Borrower and such Subsidiary against loss by fire, explosion, theft and such other casualties as are usually insured against by companies engaged in the same or similar businesses, (b) insuring such Borrower and such Subsidiary against liability for personal injury and property damage relating to such real and personal property, and business interruption, such policies to be in such form and in such amounts and coverage as may be reasonably satisfactory to the Administrative Agent (but in any event be upon such terms as are usual and customary for companies engaged in the same or similar businesses as such Borrower or such Subsidiary), (c) to the extent not covered by clauses (a) and (b) above, maintaining insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size and engaged in the same or similar business as such Borrower or such Subsidiary, (d) naming the Administrative Agent as additional insured (with respect to general liability insurance) and, other than with respect to Excluded Subsidiaries and Foreign Subsidiaries, as loss payee (with respect to property/casualty and business interruption insurance), in each case, as applicable, with respect to such insurance and (e) providing that no cancellation, reduction in amount, material change in coverage or expiration shall be effective until at least thirty (30) days after written notice to the Administrative Agent.

4.5          Title to Collateral; Liens; Transfers. Each Borrower and each of its Subsidiaries (other than Excluded Subsidiaries and Excluded Foreign Subsidiaries) has good title to and ownership of all of the Collateral, free and clear of all Liens, except for Liens permitted under Section 5.3(d).

4.6          Lien Perfection and Priority. From and after the Closing Date, by reason of the filing of financing statements, continuation statements, assignments of financing statements and termination statements in all requisite governmental offices, this Agreement and the other Loan Documents will create a valid and perfected first priority security interest (except as permitted by this Agreement or the other Loan Documents) in and Lien on that portion of the Collateral which can be perfected by such filing and by the execution and delivery of this Agreement and the other Loan Documents.  Such security interest will be enforceable against the Borrowers, the Subsidiary Guarantors and all third parties as security for payment of the Obligations.  From and after the Closing Date, by reason of the delivery to the Administrative Agent of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Administrative Agent or in blank and assuming the Administrative Agent had no notice of an adverse claim, this Agreement and the other Loan Documents will create a valid and perfected first priority security interest (except as permitted by this Agreement or the other Loan Documents) in and Lien on that portion of the Collateral which can be perfected by such possession and endorsement and by the execution and delivery of this Agreement and the other Loan Documents, which security interest will be enforceable against the Borrowers, the Subsidiary Guarantors and all third parties as security for payment of all Obligations.

4.7          Litigation; Proceedings. Except as set forth in the Disclosure Schedule, as of the Closing Date, there are no actions, suits, investigations or proceedings, and no orders, writs, injunctions, judgments or decrees, now pending, existing or, to the knowledge of the Borrowers, threatened against the Borrowers or any Subsidiary thereof affecting any material property of the Borrowers or such Subsidiary, this Agreement or any other Loan Document, whether at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators.  There is no action, suit, investigation, proceeding, order, writ, injunction, or decree against the Borrowers or any such Subsidiary that, when taken singly or with all other actions, suits, investigations, proceedings, orders, writs, injunctions or decrees currently pending, could reasonably be expected to result in a Material Adverse Effect.

4.8          Taxes. The federal tax identification number for each Borrower and each Domestic Subsidiary thereof, as of the Closing Date, is set forth on the Disclosure Schedule.  Each Borrower has, and each Subsidiary thereof has, filed all material federal, state and local tax returns which are required to be filed by them, and, except to the extent permitted by Section 5.2(i) of this Agreement, have paid all taxes, assessments, charges and levies due and payable as shown on such returns, including interest, penalties and fees; provided, however, that no such tax, assessment, penalty, interest, charge or levy need be paid so long as and to the extent that: (i) it is contested in good faith and by timely and appropriate proceedings effective, during the pendency of such proceedings, to stay the enforcement of such taxes, assessments, charges and levies and (x) such stay prevents the creation of any Lien (other than Liens for taxes the payment of which is not yet delinquent) or (y) a bond has been provided which prevents the creation of any Lien (other than Liens for taxes the payment of which is not yet delinquent) and (ii) appropriate reserves, as required by GAAP, are made, on a consolidated basis, on the books of UNOVA, Inc.

4.9          Consents; Approvals. Except as set forth on the Disclosure Schedule, no action, consent or approval of, registration or filing with or any other action by any governmental authority or other Person is or will be required in connection with the transactions contemplated by this Agreement and the other Loan Documents, except such as have been made or obtained and are in full force and effect and except for the filings required to create or perfect the Liens in favor of the Administrative Agent that are contemplated hereby and by the other Loan Documents.

4.10        Lawful Operations. The operations of each Borrower and each Subsidiary thereof are in compliance in all material respects with applicable requirements imposed by Law (excluding Environmental Laws the compliance with which is addressed in Section 4.11 below), including without limitation, occupational safety and health Laws and zoning ordinances, except to the extent any such noncompliance, when taken singly or with all other such noncompliance, has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect.

4.11        Environmental Compliance. Except as disclosed on the Disclosure Schedule, (a) each Borrower and each Subsidiary thereof are in compliance with Environmental Laws except for any noncompliance which, when taken singly or with all other such noncompliance, has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect; (b) with respect to any real property owned or leased by a Borrower or a Subsidiary thereof, there is no pending or, to the knowledge of such Borrower, threatened Environmental Claim against such Borrower or such Subsidiary, or any other environmental condition with respect to any real property owned or leased by a Borrower or a Subsidiary thereof which Environmental Claim or condition, when taken singly or with all other such Environmental Claims or conditions, has resulted, and could reasonably be expected to result, in a Material Adverse Effect; (c) each Borrower and each Subsidiary are in compliance with all Environmental Permits, except to the extent any such noncompliance, when taken singly or together with all other instances of such noncompliance, has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect; and (d) no real property owned or leased by a Borrower or a Subsidiary thereof is listed or formally proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list of sites requiring investigation or clean-up and to the knowledge of such Borrower, such Borrower has not, nor has any Subsidiary, directly transported or directly arranged for the transportation of any Hazardous Material to any such listed location or location which is proposed for such listing, which could reasonably be expected to result in a Material Adverse Effect.

4.12        Environmental Claims and Restrictions. Without limiting the representations made in Section 4.11 above, to the best knowledge of the Borrowers, there are no circumstances with respect to the real property or operations of any Borrower or any Subsidiary thereof that could reasonably be expected to: (i) form the basis of an Environmental Claim against any Borrower or any Subsidiaries thereof which could constitute a violation of Section 5.2(e) hereof, or (ii) cause any property owned, leased or funded by any Borrower or any Subsidiary thereof to be subject to any material restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law which when taken singly or with all other such Environmental Claims or conditions, has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect.

4.13        ERISA. The Disclosure Schedule sets forth a list, as of the Closing Date, of all the Employee Benefit Plans subject to Section 302(a) of ERISA or Multiemployer Plans subject to Title IV of ERISA of each Borrower, each Subsidiary thereof and each ERISA Affiliate thereof and all Employee Benefit Plans which are material self-funded medical, retiree medical or retiree life plans of such Borrower and each Subsidiary thereof.  After the Closing Date, the Borrowers shall revise the Disclosure Schedule on a timely basis to reflect changes in such list of Employee Benefit Plans which are either plans subject to Section 302(a) of ERISA or Multiemployer Plans subject to Title IV of ERISA.  Each Employee Benefit Plan (other than each Multiemployer Plan) of each Borrower and each Subsidiary thereof which is intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provision of Section 501 of the Code, except where such failures in the aggregate could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no Accumulated Funding Deficiency exists in respect of any Employee Benefit Plan (other than a Multiemployer Plan) that is subject to Code Section 412 and no Reportable Event has occurred in respect of any Employee Benefit Plan that is subject to Title IV of ERISA which is continuing and which, in the case of such Accumulated Funding Deficiency or Reportable Event, when taken singly or with all other such Reportable Events or Accumulated Funding Deficiencies, has resulted, or could reasonably be expected to result, in liabilities against each Borrower or Subsidiary in an amount exceeding Twenty Million Dollars ($20,000,000).  As of the Closing Date, no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), have occurred which, when taken singly or with all other such “prohibited transactions,” has resulted, or could reasonably be expected to result, in liabilities against such Borrower or such Subsidiary in an amount exceeding Twenty Million Dollars ($20,000,000).  No Borrower, nor any Subsidiary thereof, nor any ERISA Affiliate thereof, has: (i) had an obligation to contribute to any Multiemployer Plan subject to Title IV of ERISA except as disclosed in the Disclosure Schedule or (ii) incurred or reasonably expects to incur any liability for the withdrawal from such a Multiemployer Plan which withdrawal liability, when taken singly or with all other such withdrawal liabilities, has resulted, or could reasonably be expected to result, in liabilities against such Borrower or such Subsidiary in an amount exceeding Twenty  Million Dollars ($20,000,000).

4.14     Agreements; Adverse Obligations; Labor Disputes.

The Disclosure Schedule sets forth a list of all Material Business Agreements of each Borrowers and each Subsidiary thereof as of the Closing Date.  As of the Closing Date, the Material Business Agreements of such Borrower and such Subsidiary are in full force and effect and have not been revoked or otherwise modified since the execution thereof, except as disclosed on the Disclosure Schedule.  Each Borrower and each Subsidiary thereof is in material compliance with the terms of the Material Business Agreements.  No Borrower nor any Subsidiary thereof is subject to any contract, agreement, or corporate restriction which could reasonably be expected to have a Material Adverse Effect.  No Borrower nor any Subsidiary thereof is a party to any labor dispute (including any strike, slowdown, walkout or other concerted interruptions by its employees, but excluding grievance disputes) which could, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.  There are no strikes, slow downs, walkouts or other concerted interruptions of operations by employees of any Borrower or any Subsidiary thereof whether or not relating to any labor contracts which could, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

4.15     Financial Statements; Projections.

(a)           Financial Statements. The audited financial statements of UNOVA, Inc. and its consolidated Subsidiaries for the fiscal year ended December 31, 2003, and the unaudited interim financial statements of UNOVA, Inc. and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2004, each as filed with the SEC in connection with the Form 10-Q and Form 10-K filings by UNOVA, Inc. and each as furnished to Administrative Agent, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of UNOVA, Inc. and its consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period then ending.  The Borrowers have not experienced, nor has any Subsidiary thereof experienced, an event or circumstance that would have a Material Adverse Effect since the December 31, 2003 financial statements, nor has there been any material change in UNOVA, Inc.’s accounting procedures used therein.  UNOVA, Inc. and its consolidated Subsidiaries did not as of December 31, 2003, and will not as of the Closing Date, after giving effect to the Revolving Credit Loans made on the Closing Date, have any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-

term commitments or material unrealized or anticipated losses from any unfavorable commitments, except those reflected in such financial statements or the notes thereto in accordance with GAAP or, to the extent not required to be reflected by GAAP, are disclosed in the Disclosure Schedule.

(b)           Financial Projections. The Borrower Representative has delivered to the Administrative Agent and the Lenders prior to the execution and delivery of this Agreement a copy of financial and business projections for UNOVA, Inc. and its consolidated Subsidiaries (including balance sheet, income and cash flow and other forecasts) with respect to UNOVA, Inc. and its consolidated Subsidiaries for the fiscal years therein covered.  Such financial projections for UNOVA, Inc. and its Subsidiaries submitted to the Administrative Agent were prepared in good faith and were based upon assumptions which UNOVA, Inc. believed to be reasonable (as of the dates such financial projections were prepared).  No facts are known to the executive officers and management of UNOVA, Inc. at the date hereof which, if reflected in such financial projections, would result in a material adverse change in the projected assets, liabilities, results of operations, prospects or cash flows reflected therein.

4.16        Intellectual Property. Each Borrower and each Subsidiary thereof owns or has the legal and valid right to use, sell, and license all Intellectual Property reasonably necessary for or material to the operation of its business as presently conducted, free from any Lien not permitted under Section 5.3(d) hereof and free of any restrictions which could reasonably be expected to have a Material Adverse Effect on the operation of its business as presently conducted.  The Disclosure Schedule sets forth as of the Closing Date: (i) a general list (the “Patent and Trademark General Listing”) of all or substantially all of the Intellectual Property of the Borrowers and their Subsidiaries which consists of patents, applications therefor, registered trademarks, registered service marks, registrations and applications therefor, copyrights, and registrations therefor, as determined by the Borrowers in good faith after a due inquiry, (ii) a separate list (the “Material Patent and Trademark Listing”) of all Intellectual Property of each such Borrower and each such Subsidiary, as the case may be, which consists of patents, applications therefor, registered trademarks, registered service marks, registrations and applications therefor, copyrights, and registrations therefor, having a material value or otherwise material to or necessary for such Borrower’s or such Subsidiary’s business operations, as determined by the Borrowers in good faith after a due inquiry, (iii) a general list (the “License General Listing”) of all or substantially all of the Intellectual Property of the Borrowers and their Subsidiaries which consists of licenses by such Borrowers and such Subsidiaries, as licensors, as determined by the Borrowers in good faith after a due inquiry (which may not include all miscellaneous immaterial licenses having de minimis economic value) and (iv) a separate list (the “Material License Listing”) of all Intellectual Property of each such Borrower and each such Subsidiary, as the case may be, which consists of licenses by such Borrower and such Subsidiary, as licensors, having a material value or otherwise material to or necessary for such Borrower’s or such Subsidiary’s business operations, as determined by the Borrowers in good faith after a due inquiry.  Other than as disclosed on the Disclosure Schedule, no Borrower nor any of its Subsidiaries is a party to any Material License Agreement with respect to Third Party Intellectual Property.

4.17        Structure; Capitalization. The Borrower Representative has delivered, or will deliver on or prior to the Closing Date, to the Administrative Agent true and correct copies of its Charter Documents relating to the Borrowers and its Subsidiaries (other than Excluded Subsidiaries and Excluded Foreign Subsidiaries).  The Disclosure Schedule sets forth the ownership structure of all of UNOVA Inc.’s direct and indirect Subsidiaries as of the Closing Date.  Except as set forth in the Disclosure Schedule, there are no options, warrants or other rights to acquire any of the capital stock of any of the direct and indirect Subsidiaries of UNOVA, Inc. and no redemption rights or other repurchase obligations with respect to the capital stock of any direct or indirect Subsidiary of UNOVA, Inc.  UNOVA, Inc. and its consolidated Subsidiaries have and will continue to have a Fiscal Year which ends on the Sunday closest to December 31 or on December 31.

4.18        Value; Solvency. Each of the Borrowers and Subsidiary Guarantors have received fair consideration and reasonably equivalent value for the Obligations and liabilities incurred to the Lenders hereunder.  UNOVA, Inc. is Solvent as of the Closing Date and after giving effect to the transactions contemplated hereby.  The Borrowers, taken as a whole, are Solvent as of the Closing Date and after giving effect to the transactions contemplated hereby, the Borrowers, taken as a whole, are Solvent.

4.19        Investment Company Act Status. No Borrower is, nor is any Subsidiary thereof, an “investment company”, or an “affiliated person” of, or a “promoter” or “principal underwriter” for an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. § 80(a)(1), et seq.).

4.20        Regulation U/Regulation X Compliance.  The proceeds of Revolving Credit Loans made to the Borrowers pursuant to this Agreement will be used only for the purposes contemplated by Section 5.2(g) hereof.  No part of the proceeds of Revolving Credit Loans made to the Borrowers pursuant to this Agreement will be used for a purpose which violates any applicable Law, rule, or regulation including, without limitation, the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System, as amended.

4.21        Blocked Person. No Borrower, nor any Affiliate of any Borrower, is any of the following (each a “Blocked Person”):

(a)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(b)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(c)           a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)           a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(e)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f)            a Person who is affiliated or associated with a Person listed above.

No Borrower or any Affiliate thereof (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

4.22        Full Disclosure. None of the written information, exhibits or reports furnished by the Borrower Representative to the Administrative Agent and the Lenders contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances and purposes for which such information was provided.

4.23        Acquisition Documents. Any Acquisition Documents delivered by the Borrower Representative constitute the legal, valid and binding obligations of each party thereto, enforceable against such party in accordance with the terms thereof, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles including principles of commercial reasonableness, good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law).

Section 5                                             COVENANTS OF THE BORROWERS.

So long as any of the Obligations hereunder remain outstanding, or the Lenders have any Revolving Credit Commitment or the LC Issuer has any obligation to issue Letters of Credit hereunder, each of the Borrowers will comply, and will cause each Subsidiary thereof to comply, with the following provisions:

5.1       Reporting and Notice Covenants.

(a)           Quarterly Financial Statements. The Borrower Representative shall furnish to the Administrative Agent and each Lender, as soon as practicable and in any event within fifty (50) days after the end of each Fiscal Quarter of UNOVA, Inc. and its Subsidiaries unaudited consolidated balance sheets of UNOVA, Inc and its consolidated Subsidiaries as of the end of that Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter each prepared on an unaudited, comparative basis with the comparable period during the prior year and in accordance with GAAP, all in reasonable detail and certified, subject to normal year-end audit adjustments, by a Responsible Officer or the non-officer controller of the Borrower Representative provided that with respect to any Fiscal Quarter for which financial statements are required to be delivered pursuant to this subpart, delivery of UNOVA Inc.’s Form l0-Q as filed with the SEC for any such Fiscal Quarter shall satisfy the requirement to deliver a quarterly financial statement for such Fiscal Quarter.

(b)           Annual Financial Statements.The Borrower Representative shall furnish to the Administrative Agent and each Lender, as soon as practicable and in any event within one hundred (100) days after the end of each Fiscal Year of UNOVA, Inc. and its consolidated Subsidiaries, a complete copy of the annual audit report of UNOVA, Inc. and its consolidated Subsidiaries (including, without limitation, all consolidated financial statements thereof and the notes thereto) for that Fiscal Year, (i) prepared on a comparative basis and consistent with prior Fiscal Years, (ii)  audited and certified, by Deloitte & Touche LLP or other independent public accountants of recognized national standing selected by the Borrower Representative and reasonably acceptable to the Required Lenders, and accompanied by (iii) an opinion of such accountants, which opinion shall be unqualified and shall (A) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of UNOVA, Inc. and its consolidated Subsidiaries as at the end of such Fiscal Year and the consolidated results of their operations and cash flows for such Fiscal Year in conformity with GAAP, and (B) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization) provided that with respect to any Fiscal Year for which financial statements are required to be delivered pursuant to this subpart, delivery of UNOVA, Inc.’s Form

10-K as filed with the SEC for any such Fiscal Year shall satisfy the requirement to deliver an annual financial statement for such Fiscal Year.

(c)           Officer’s Certificate. The Borrower Representative shall furnish to the Administrative Agent and each Lender, concurrently with the financial statements delivered in connection with Sections 5.1(a) and 5.1(b), a certificate of a Responsible Officer of the Borrower Representative, in his or her capacity as a Responsible Officer or the non-officer controller of the Borrower Representative, setting forth the computations necessary to determine whether the Borrowers and their consolidated Subsidiaries are in compliance with the financial covenants set forth in Section 5.4 of this Agreement and certifying that: (A) those financial statements fairly present in all material respects the financial condition and results of operations of UNOVA, Inc. and its consolidated Subsidiaries subject in the case of interim financial statements, to routine year-end audit adjustments, (B) no Potential Default or Event of Default then exists or, if any Potential Default or Event of Default does exist, a brief description of the Potential Default or Event of Default and the Borrowers’ intentions in respect thereof and (C) the amount of Net Proceeds generated during the Fiscal Quarter applicable to such certification and the details of the transactions generating such Net Proceeds.

(d)           Company Reports. The Borrower Representative shall deliver to the Administrative Agent and each Lender, no later than the date of the sending or filing thereof, copies of all proxy statements, financial statements and all regular, periodic reports that UNOVA, Inc. sends to its respective security holders generally.

(e)           Annual Projections. On or before one hundred twenty (120) days after the beginning of each Fiscal Year of UNOVA, Inc., the Borrower Representative shall furnish to the Administrative Agent and each Lender projected monthly consolidated balance sheets, income statements and cash flow statements for such Fiscal Year with respect to UNOVA, Inc. and its consolidated Subsidiaries.

(f)            Asset Coverage Certificates. During the existence of a Reference Rating Upgrade: (x) if at any time the aggregate outstanding Revolving Credit Loans taken together with the LC Exposure of the Lenders would exceeds $50,000,000 taken together with the then existing amount of Secured Loan Assets, the Borrower Representative shall have provided to the Administrative Agent prior to such time an Asset Coverage Certificate for the then most recent Fiscal Quarter of the Borrowers ending immediately prior to such time (any failure to deliver such Asset Coverage Certificate shall not constitute a violation of this covenant to the extent the Borrowers have otherwise complied with the applicable mandatory prepayment provisions of Section 2.8(b) of this Agreement), and (y) during such time as the aggregate outstanding Revolving Credit Loans plus the LC Exposure of the Lenders exceeds $50,000,000 taken together with the then existing amount of Secured Loan Assets, the Borrower Representative shall provide to the Administrative Agent on the fiftieth day after the end of each Fiscal Quarter of the Borrowers (or the next Business Day if the 50th is not a Business Day) ending during such period of time (any failure to deliver any required Asset Coverage Certificate shall not constitute a violation of this covenant to the extent the Borrowers otherwise have complied with the applicable mandatory prepayment provisions of Section 2.8(b) of this Agreement).

(g)           Other Information. The Borrower Representative shall furnish to the Administrative Agent, promptly upon the Administrative Agent’s written request, such other information about the financial condition, properties and operations of the Borrowers and any Subsidiary thereof and any of their Employee Benefit Plans as the Administrative Agent may from time to time reasonably request.

(h)           Notices. The Borrowers will cause a Responsible Officer of the Borrower Representative to give the Administrative Agent and each Lender prompt written notice whenever (and in any event within ten (10) Business Days after a Responsible Officer has knowledge thereof): (i) any Borrower or any of its Subsidiaries becomes aware or receives notice from any court, agency or other governmental authority of any alleged non-compliance with any Law or order which could reasonably be expected to have or result in, if such noncompliance is found to exist, a Material Adverse Effect, (ii) the Internal Revenue Service or any other federal, state or local taxing authority shall allege in writing or any Borrower or any of its Subsidiaries becomes aware of any default by any Borrower or any of its Subsidiaries in the payment of any tax material in amount or shall threaten or make any assessment in respect thereof which, if resulting in a determination adverse to such Borrower or such Subsidiary, could reasonably be expected to have or result in a Material Adverse Effect, (iii) any litigation or proceeding shall be brought against a Borrower or any of its Subsidiaries before any court or administrative agency which could reasonably be expected to have or result in a Material Adverse Effect, (iv) any material adverse change or development occurs in connection with any such litigation proceeding, or (v) any Responsible Offer of a Borrower or a Subsidiary Guarantor becomes aware of any Potential Default or Event of Default.

(i)            Notice of Default under ERISA. If a Borrower or any Subsidiary thereof becomes aware of or shall receive notice from any ERISA Regulator or otherwise has actual knowledge that a Default under ERISA exists with respect to any Employee Benefit Plan, the Borrower Representative shall notify the Administrative Agent and each Lender of the occurrence of such Default under ERISA, within ten (10) Business Days after receiving such notice or obtaining such knowledge (the disclosures contained in the Disclosure Schedule being such notice of each Default under ERISA disclosed therein to the extent of the disclosure therein).

(j)            Environmental Reporting. The Borrower Representative shall promptly deliver to the Administrative Agent and each Lender, and in any event within fifteen (15) Business Days after receipt or transmittal by any Borrower or any Subsidiary thereof, as the case may be, copies of all material communications with any government or governmental agency relating to Environmental Claims and all material communications with any other Person relating to Environmental Claims brought by such Person which could, in either case, if successfully brought against such Borrower or such Subsidiary, reasonably be expected to result in a Material Adverse Effect.

(k)           Multiemployer Plan Withdrawal Liability. The Borrowers shall (i) once in each calendar year beginning in January, 2005, request a current statement of withdrawal liability from each Multiemployer Plan subject to Title IV of ERISA to which any Borrower or any ERISA Affiliate is or has been obligated to contribute during such year and (ii) within fifteen (15) days after such Borrower receives such current statement, transmit a copy of such statement to the Administrative Agent and each Lender.  If a Multiemployer Plan fails to provide the Borrowers with the requested information within a reasonable period of time, Borrower Representative shall promptly notify the Administrative Agent and each Lender of such failure and any reasons given therefor.

5.2       Affirmative Covenants.

(a)           Corporate Existence. The Borrowers shall, and shall cause each Subsidiary thereof (other than Excluded Subsidiaries and Foreign Subsidiaries) to, at all times (i) maintain its corporate or organizational existence and its rights and franchises (except as permitted under Section 5.3(a)), and (ii) maintain its good standing in the jurisdiction of its organization, and qualify to do business as a foreign entity in each jurisdiction where the failure to qualify could reasonably be expected to result in a Material Adverse Effect.  Notwithstanding the forgoing, the Borrowers shall cause each Foreign Subsidiary (other than Excluded Foreign Subsidiaries) to comply at all times with the provisions of Section 5.13(b) of the Security

Agreement delivered by each of the Borrowers and any Subsidiary Guarantor in connection with this Agreement.

(b)           Financial Records. UNOVA, Inc. shall maintain at all times true and complete financial records in accordance with GAAP, consistently applied, and, without limiting the generality of the foregoing, make appropriate accruals to reserves for estimated and contingent losses and liabilities as required under GAAP.

(c)           Financial Examinations and Review. Each Borrower shall, at the Borrowers’ expense (provided such expenses are reasonable and to the extent no Event of Default has occurred and is continuing, the Administrative Agent shall charge no Borrower for more than two examinations per annum), upon reasonable prior written notice from the Administrative Agent to the Borrower Representative, permit, and shall cause each of its Domestic Subsidiaries to permit, the Administrative Agent, during normal business hours in the presence of an officer of such Borrower: (i) to examine, with the guidance and supervision of such Borrower, such Borrower’s financial records and to make copies of and extracts from such records and (ii) to consult with such Borrower’s and its Domestic Subsidiaries’ officers, directors, accountants, actuaries, trustees and plan administrators, as the case may be, in respect of such Borrower and its Domestic Subsidiaries’ financial condition, each of which parties is hereby authorized by such Borrower to make such information available to the Administrative Agent, to the same extent that it would to such Borrower.

(d)           Compliance with Law. Each Borrower will comply, and will cause each Subsidiary thereof to comply, in all respects with all applicable provisions of all Laws (whether statutory, administrative, judicial or other and whether federal, state or local and excluding Environmental Laws to the extent addressed in Section 5.2(e) of this Agreement) and every lawful governmental order; provided, however, that any alleged noncompliance shall not be deemed to be a violation of this Section 5.2(d) so long as: (i) such noncompliance by such Borrower or such Subsidiary has not resulted or could not reasonably be expected to result in a Material Adverse Effect and (ii) the alleged non-compliance is contested in good faith by timely and appropriate proceedings effective to stay, during the pendency of such proceedings, any enforcement action, and UNOVA, Inc. has established appropriate consolidated reserves and taken such other appropriate measures as may be required under GAAP.

(e)           Compliance with Environmental Laws. Each Borrower will use and operate its facilities and properties, and cause each of its Subsidiaries to use and operate its respective facilities and properties, in compliance with Environmental Laws except for noncompliance which, when taken singly or with all other such obligations, has not resulted nor could reasonably be expected to result in a Material Adverse Effect.  Each Borrower will keep, and will cause each Subsidiary thereof to keep, all necessary Environmental Permits in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except to the extent that any such lack of effectiveness or non-compliance, when taken singly or with all other such instances of lack of effectiveness or non-compliance, has not resulted and could not reasonably be expected to result in a Material Adverse Effect.  No Borrower shall suffer to exist, and shall not permit any Subsidiary to suffer to exist, an environmental condition which, when taken singly or with all other such conditions, has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Borrower shall suffer or permit the aggregate of all liabilities or claims against the Borrowers and the Subsidiaries thereof referenced in this Section and Section 4.11 to result or be reasonably expected to result in a Material Adverse Effect.

(f)            Properties. Subject to Section 5.3(a) of this Agreement, each of the Borrowers shall maintain, in all material respects, and shall cause each Subsidiary thereof (other than Excluded Subsidiaries and Excluded Foreign Subsidiaries) to maintain, in all material respects, all assets necessary to its continuing operations in good working order and condition, ordinary wear and tear excepted, and shall refrain, and shall cause such Subsidiaries to refrain, from wasting or destroying any such assets or any material part thereof.

(g)           Use of Proceeds. The proceeds of the Revolving Credit Loans may only be used: (i) to fund working capital and other general business purposes of the Borrowers, (ii) to reimburse drawings under Letters of Credit issued for the account of the Borrowers, (iii) to repay and refinance the Indebtedness of the Borrowers under the Existing Credit Facility and (iv) to pay all transaction costs and expenses in connection with the transactions contemplated hereby.

(h)           Compliance with Terms of All Material Contracts. Each Borrower shall perform and observe, and shall cause each of its Subsidiaries to perform and observe, all the material terms and provisions of each of the Material Business Agreements and the Material License Agreements to which it is a party except those which are subject to a good faith dispute provided such dispute shall not reasonably be expected to result in a Material Adverse Effect.  Each Borrower and each of its Subsidiaries shall maintain each such Material Business Agreement and Material License Agreement in full force and effect, and enforce, to the extent that such Borrower or such Subsidiary, in its reasonable business judgment, determines to be appropriate, each such Material Business Agreement and Material License Agreement in accordance with its terms.

(i)            Taxes. Each Borrower shall pay in full, and shall cause each of its Subsidiaries to pay in full, prior in each case to the date when penalties for the nonpayment thereof would attach, all taxes, assessments and governmental charges and levies for which it may be or become subject and all lawful claims therefor which, if unpaid, could reasonably be expected to result in a Lien upon its property (other than Liens permitted by Section 5.3(d)); provided, however, that no such tax, assessment, charge or levy need be paid so long as and to the extent that: (i) it is contested in good faith and by timely and appropriate proceedings effective, during the pendency of such proceedings, to stay the enforcement of such taxes, assessments and governmental charges and levies and (x) such stay prevents the creation of any Lien (other than Liens for taxes, assessments and governmental charges the payment of which is not yet delinquent) or (y) a bond has been provided which prevents the creation of any Lien (other than Liens for taxes, assessments and governmental charges the payment of which is not yet delinquent) and (ii) appropriate reserves, as required by GAAP, are made, on a consolidated basis, on the books of  UNOVA, Inc.

(j)            Insurance. The Borrower Representative shall, (i) on the Closing Date and within fifteen (15) Business Days of the request by the Administrative Agent thereafter, provide evidence reasonably satisfactory to the Administrative Agent that the Borrowers and the Subsidiaries thereof have insurance as required by Section 4.4 hereof, with the Administrative Agent listed as loss payee and additional insured (as applicable), (ii) annually provide re-certifications with respect to its insurance policies in effect and (iii) promptly upon any material change with respect to any existing insurance policy or upon any Borrower’s purchase of any new insurance policy as required by Section 4.4 hereof, provide an updated insurance certificate or new insurance certificate, as applicable.

(k)           License from Third Parties. Except as disclosed in the Disclosure Schedule, no Borrower nor any Subsidiary thereof is a party to any Material License Agreement.

(l)            Subsidiary Guaranties. Except for any Excluded Subsidiary, each Domestic Subsidiary of each Borrower created, acquired or held on or subsequent to the Closing Date which does not execute a Joinder Agreement in order to become a Borrower hereunder, shall immediately execute and deliver a Subsidiary Guaranty in the form of Exhibit D-3 hereto and Security Agreement, in the form of Exhibit D-2 hereto and shall deliver such corporate governance and authorization documents and an opinion of counsel as may be deemed reasonably necessary or advisable by Administrative Agent.

(m)          Maintenance of Certain Accounts with KeyBank. The Borrowers shall maintain a minimum balance of Fifty Million Dollars ($50,000,000) in Secured Bond Assets, whether in the Secured Bond Asset Deposit Account at KeyBank or the Secured Bond Asset Securities Account at McDonald Investments Inc. until such time as the Borrowers have retired the Fixed Rate Bonds due in 2005; provided, however, that such minimum balance shall be reduced by an amount equal to fifty percent (50%) of the face amount of any early tender, redemption or other prepayment or repurchase of such Fixed Rate Bonds.

(n)           Pledge of IAS Foreign Subsidiaries. If the Revolving Credit Commitments have not been reduced by $50,000,000 as required in connection with the sale of the Industrial Automation Systems Segment by the first anniversary of the Closing Date, Borrowers will pledge to the Administrative Agent 65% of the stock of the first tier Foreign Subsidiaries (exclusive of Subsidiaries that would constitute Excluded Foreign Subsidiaries) of the Industrial Automation Systems Segment.

(o)           Acquisition Documents.  With respect to each Permitted Acquisition, and prior to the funding of any Revolving Credit Loan to finance such Permitted Acquisition, the transactions contemplated by the Acquisition Documents have each been consummated materially (i) in accordance with the respective terms thereof, without any amendment, waiver, modification or termination of any provision thereof except for such amendment, waiver, modification, termination or noncompliance therewith as to which the Administrative Agent has been notified in writing prior to such consummation and (ii) in compliance with all applicable Law.  The Borrowers shall have delivered to the Administrative Agent true and correct copies of each of the Acquisition Documents, and, to the extent reasonably requested by the Administrative Agent, each other instrument, agreement or document regarding each Permitted Acquisition, in each case, funded in whole or in part by any Revolving Credit Loan.  Each party to each Permitted Acquisition funded in whole or in part by any Revolving Credit Loan has performed and/or satisfied all material obligations and conditions required of it prior to or as a condition to the consummation of the transactions contemplated by and consummated under the applicable Acquisition Document except for such nonperformance or non-satisfaction as to which the Administrative Agent has been notified in writing prior to such consummation.

5.3       Negative Covenants.

(a)           Consolidation, Merger, Sale and Purchase of Assets. No Borrower shall, nor shall it permit any Subsidiary thereof to, (i) merge or consolidate with or into, or enter into any agreement to merge or consolidate with or into, any other Person or otherwise be a party to any merger or consolidation; (ii) purchase all or substantially all of the assets and business or capital stock of another Person; or (iii) except as set forth in the Disclosure Schedule, lease, as lessor, sell, sell-leaseback, license as licensor, or otherwise transfer (whether in one transaction or a series of transactions) any of its assets (whether now owned or hereafter acquired); provided, however, that:

(A)          any Borrower or any Subsidiary may sell or otherwise dispose of Inventory or enter into a license or lease arrangement in the ordinary course of its business;

(B)           any Borrower or any Subsidiary thereof may sell or otherwise dispose of its assets that are (x) obsolete, worn out, unnecessary or no longer used or useful in such Borrower’s or such Subsidiary’s business or (y) sold or otherwise disposed of in the ordinary course of business;

(C)           any Borrower or any Subsidiary may sell, lease, license or otherwise transfer its Intellectual Property provided however, (x) that such sales, licenses or other transfers shall not interfere in any material respect with the business of any Borrower or any Subsidiary (other than Excluded Subsidiaries or Excluded Foreign Subsidiaries) and (y) that the aggregate fair market value of all such Intellectual Property does not exceed Thirty Million Dollars ($30,000,000) during the term of this Agreement;

(D)          any Borrower or any Subsidiary may lease or sublease real property in the ordinary course of business;

(E)           any Borrower and any Subsidiaries thereof may effect sale-leaseback transactions with respect to real property thereof; provided that (A) the aggregate proceeds of all such sale-leaseback transactions by all of the Borrowers and the Subsidiaries thereof shall not exceed Fifteen Million Dollars $15,000,000 and (B) each such sale shall be in an amount at least equal to the fair market value thereof;

(F)           any Borrower, Subsidiary Guarantor or Wholly-Owned Subsidiary of such Borrower or such Subsidiary Guarantor may merge or consolidate with or into, or dispose of its assets to, another Borrower or Subsidiary Guarantor (whether such disposal is by means of lease, sale, sale-leaseback, license or another type of transfer);

(G)           any Excluded Subsidiary or Foreign Subsidiary may merge or consolidate with or into, or dispose of its assets to, a Borrower, a Subsidiary Guarantor or another Excluded Subsidiary or Foreign Subsidiary (whether such disposal is by means of lease, sale, sale-leaseback, license or another type of transfer); provided that the Borrowers shall cause each Foreign Subsidiary (other than Excluded Foreign Subsidiaries) to comply at all times with the provisions of Section 5.13(b) of the Security Agreement delivered by the Borrowers in connection with this Agreement;

(H)          the Borrowers and their respective Subsidiaries may sell, lease or otherwise dispose of assets, not otherwise permitted by this Section, for consideration in an amount not less than the fair market value thereof, having an aggregate book value when taken as a whole not exceeding Ten Million Dollars ($10,000,000) in the aggregate in any Fiscal Year, provided that at the time of such sale and after giving effect thereto, no Event of Default exists;

(I)            the Borrowers may sell, lease or otherwise dispose of the assets or stock of the Industrial Automation System Segment, in whole or in part, for consideration in an amount determined to be commercially reasonable by UNOVA, Inc. in the exercise of its good faith business judgment; provided, however, that: (i) at the time of such sale and after giving effect thereto, no Event of Default exists or will exist and (ii)  the Net Proceeds thereof shall be delivered to the Administrative Agent and applied to the Obligations to the extent required under Section 2.8(b)(iv); and

(J)            any Borrower and any Subsidiary thereof may consummate Permitted Acquisitions in accordance with the requirements of this Agreement.

(b)           Credit Extensions; Prepayments.  No Borrower shall, nor shall it permit any Subsidiary thereof to, (i) make prepayments or advance payments in respect of Indebtedness,

including Subordinated Indebtedness, to others (except to the Administrative Agent for the benefit of the Lenders in accordance with this Agreement) or (ii) loan any money to, assume any Indebtedness of, or undertake any Guaranty Obligations with respect to the Indebtedness of, any other Person, except:

(A)          any Borrower and any Subsidiary may endorse checks, drafts, and similar instruments for deposit or collection in the ordinary course of business;

(B)           any Borrower and each Subsidiary may guaranty the Obligations of the Borrowers hereunder;

(C)           any Borrower and any Subsidiary may renew, extend, refinance and refund Indebtedness, as long as such renewal, extension or refunding is permitted under Section 5.3(c);

(D)          the Borrowers may redeem the Fixed Rate Bonds which mature in 2005 in whole or in part; provided, however, that (i) no Borrower may use the proceeds of Revolving Credit Loans to finance such redemption and (ii) no Event of Default shall have occurred and be continuing or would result after giving effect to any such redemption;

(E)           the Borrowers may redeem the Fixed Rate Bonds which mature in 2008 in whole or in part, provided, however, that (i) the Fixed Rate Bonds which mature in 2005 must first have been redeemed or paid in full, (ii) no Borrower may use the proceeds of Revolving Credit Loans to finance such redemption and (iii) UNOVA, Inc. and its consolidated Subsidiaries shall have a Consolidated Leverage Ratio which is at least 0.25 less than the Consolidated Leverage Ratio required by Section 5.4(a) on a pro forma basis after giving effect to such redemption and (iv) no Event of Default shall have occurred and be continuing or would result after giving effect to any such redemption;

(F)           the Borrowers and their Subsidiaries may prepay other Indebtedness not otherwise permitted under this Section 5.3(b) provided, however, that (i) no Event of Default has occurred and is continuing, and (ii) UNOVA, Inc. and its consolidated Subsidiaries shall have a Consolidated Leverage Ratio which is at least 0.25 less than the Consolidated Leverage Ratio required by Section 5.4(a) on a pro forma basis after giving effect to such prepayment;

(G)           the Borrowers and any Subsidiary may extend trade credit to Account Debtors and other customers or Persons  in the ordinary course of its business;

(H)          advances to employees made in the ordinary course of business of the Borrowers or any Subsidiary not to exceed Five Million Dollars ($5,000,000) in the aggregate;

(I)            the Borrowers or any Subsidiary may make advances or extend other credit to Persons so long as the aggregate outstanding amount of all such loans does not exceed Five Million Dollars ($5,000,000);

(J)            UNOVA, Inc. may grant unsecured guaranties in the ordinary course of business requested by vendors or other third parties doing business with UNOVA, Inc.’s Subsidiaries;

(K)          the Borrowers and any Subsidiary may maintain the guaranties listed on the Disclosure Schedule, including any replacement thereof which contains substantially similar terms;

(L)           the Borrowers and any Subsidiary may make unsecured guaranties of Indebtedness permitted by Section 5.3(c);

(M)         the Borrowers and their Subsidiaries may make loans (including loans made on a non-arms-length basis) to Honsberg Lamb Sonderwerkzengmaschinen GmbH, a corporation organized under the laws of Germany, and Intermec Technologies GmbH, a corporation organized under the laws of Germany, in an aggregate amount, when taken together and combined with the investments permitted in Section 5.3(e)(A), not to exceed Thirty Million Dollars ($30,000,000);

(N)          the Borrowers and their Subsidiaries may make loans (including loans made on a non-arms-length basis) to Foreign Subsidiaries or Excluded Subsidiaries in an aggregate amount, when combined with the investments permitted in Section 5.3(e)(B), not to exceed Five Million Dollars ($5,000,000);

(O)          any Foreign Subsidiary may make loans (including loans made on a non-arms-length basis) to any Borrower or any other Subsidiary;

(P)           any Borrower or any Subsidiary Guarantor may make loans (whether on an arm’s length basis or otherwise) to any Borrower or Subsidiary Guarantor;

(Q)          any Borrower or any Subsidiary may prepay any Indebtedness owed to any Borrower or any Subsidiary;

(R)           any Foreign Subsidiary may provide guaranties of the obligations of its Subsidiaries to the extent required under applicable labor or pension laws of a jurisdiction outside of the United States; or

(S)           any Foreign Subsidiary may guaranty the obligations of the Borrowers or their Subsidiaries (a) in the ordinary course of business and (b) pursuant to the Barclay’s Facility.

(c)           Indebtedness.   No Borrower shall, nor shall it permit any Subsidiary thereof to, create, assume, incur, suffer to exist or have outstanding at any time any Indebtedness or be or become a Guarantor of or otherwise undertake or assume any Guaranty Obligation with respect to any Indebtedness of any other Person; except, that this Section 5.3(c) shall not prohibit:

(i)            the Obligations;

(ii)           trade accounts payable or customer deposits in each case made in the ordinary course of business;

(iii)          the Indebtedness listed on the Disclosure Schedule (including Indebtedness under the Barclay’s Facility);

(iv)          Indebtedness in respect of currency or interest rate swaps or similar transactions entered into in the ordinary course of business and not for speculative purposes;

(v)           Indebtedness secured by a Lien permitted by clauses (A), (B), (H), (I), (J), (K), (L) or (O) of Section 5.3(d) hereof;

(vi)          any Indebtedness extending the maturity of, renewing, refunding or refinancing (but not increasing the principal amount of), in whole or in part, any of the Indebtedness permitted under this Section 5.3(c) so long as the terms and conditions thereof are not materially less favorable to any Borrower or Subsidiary, the Administrative Agent or any Lender than the terms of the Indebtedness being extended, renewed, refunded or refinanced except that the interest or applicable margin thereof may be increased by up to four percent (4%) per annum;

(vii)         Indebtedness consisting of Guaranties permitted by Section 5.3(b);

(viii)        Indebtedness arising under surety or performance bonds in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000);

(ix)           unsecured Indebtedness not otherwise permitted under this Section 5.3(c), provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed Ten Million Dollars ($10,000,000);

(x)            secured Indebtedness not otherwise permitted under this Section 5.3(c) of this Agreement, provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed Five Million Dollars ($5,000,000) and (ii) no such Lien securing such Indebtedness shall encumber Accounts, Equipment, Inventory or real property;

(xi)           Subordinated Indebtedness;

(xii)          Indebtedness of Honsberg Lamb Sonderwerkzengmaschinen GmbH, a corporation organized under the laws of Germany and Intermec Technologies GmbH, a corporation organized under the laws of Germany, to one or more Borrowers or Subsidiaries permitted by Section 5.3(b)(M);

(xiii)         Indebtedness of Foreign Subsidiaries and Excluded Subsidiaries permitted by Section 5.3(b)(N); or

(xiv)        all Indebtedness of a Borrower or any Subsidiary to any other Borrower or Subsidiary to the extent permitted by Section 5.3(b).

(d)           Liens; Leases.  No Borrower shall, nor shall it permit any Subsidiary thereof to, (i) acquire or hold any assets or property subject to any Lien, (ii) sell or otherwise transfer any Accounts, whether with or without recourse, except for assignments of defaulted Accounts without recourse for purposes of collection in the ordinary course of business or as permitted by Section 5.3(a), or (iii) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by a Lien; provided, however, that this Subsection shall not prohibit:

(A)          Liens on cash and cash equivalents to secure letters of credit not issued by the LC Issuer in an amount not to exceed Five Million Dollars in the aggregate ($5,000,000);

(B)           Liens on cash and cash equivalents to secure bank guaranties in an amount not to exceed Five Million Dollars in the aggregate ($5,000,000);

(C)           any Lien for a tax, assessment or government charge or levy for taxes, assessments or charges not yet due and payable or not yet required to be paid pursuant to Section 5.2(i);

(D)          any deposit or cash pledges securing only workers’ compensation, unemployment insurance or similar obligations (other than Liens arising under ERISA) in the ordinary course of business;

(E)           any materialman’s, warehouseman’s, mechanic’s, carrier’s, landlord’s or similar common Law or statutory Lien incurred in the ordinary course of business of such Borrower or such Subsidiary for amounts that are not yet due and payable or which are being diligently contested in good faith, so long as the Administrative Agent has been notified of any such contest and adequate reserves are maintained by UNOVA, Inc. on a consolidated basis in accordance with GAAPfor their payment;

(F)           zoning or deed restrictions, public utility easements, rights of way, minor title irregularities, reservations, exceptions, encroachments, covenants and similar matters relating to any real property of such Borrower or any Subsidiary thereof, in all such cases having no effect which is materially adverse as a practical matter on the ownership or use of any such real estate in question, as such property is used in the ordinary course of business of such Borrower or such Subsidiary;

(G)           any Lien which arises in connection with judgments or attachments (1) the occurrence of which does not constitute an Event of Default under Section 6.10, (2) the execution or other enforcement of such Lien is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and (3) which is junior in priority to the Liens of the Administrative Agent securing the Obligations from time to time outstanding;

(H)          deposits or cash pledges securing performance of contracts, bids, tenders, leases (other than Capitalized Leases), statutory obligations, surety and appeal bonds (other than contracts for the payment of Indebtedness for Borrowed Money) arising in the ordinary course of business;

(I)            any Lien in favor of the Administrative Agent created pursuant to the Loan Documents;

(J)            any Lien created or assumed in purchasing, constructing or improving any real property or to which any real estate is subject when purchased; provided, however, that: (x) the mortgage, security interest or other lien is confined to the property in question and (y) the Indebtedness secured thereby does not exceed the total cost of the purchase, construction or improvement and (z) the aggregate outstanding Indebtedness of the Borrowers and their Subsidiaries secured by such Liens shall not at any time exceed Fifteen Million Dollars ($15,000,000) in the aggregate;

(K)          any transfer of a check or other medium of payment for deposit or collection, or any similar transaction in the ordinary course of business;

(L)           any Lien (including any Lien in respect of a Capitalized Lease of personal property) which is created in connection with the purchase of personal property consisting of Equipment or Fixtures; provided, however, that: (x) the Lien is confined to the property in question, (y) the Indebtedness secured thereby does not exceed the total cost of the purchase, and (z) the aggregate outstanding Indebtedness of the Borrowers and their Subsidiaries secured by such Liens does not at any time exceed Twenty Million Dollars ($20,000,000) in the aggregate;

(M)         Liens for security deposits to secure the performance of operating leases and deposits received from customers, in each case, in the ordinary course of business;

(N)          Liens securing the replacement, extension or renewal of any Indebtedness permitted to be refinanced by Section 5.3(c) hereof so long as such Lien is upon and limited to the same property previously subject thereto;

(O)          any existing Lien fully disclosed in the Disclosure Schedule;

(P)           Liens securing the Indebtedness permitted by Section 5.3(c)(x) (provided that no such Lien shall encumber Accounts, Equipment, Inventory or real property); or

(Q)          any statutory, common law, administrative or regulatory Lien securing Indebtedness permitted by Section 5.3(b)(R) and, with respect a Foreign Subsidiary, any statutory Lien on its own assets required under applicable labor or pension laws of a jurisdiction outside of the United States.

In addition, no Borrower shall, nor shall it permit any of its Subsidiaries to enter into any contract or agreement with any Person that would prohibit the Administrative Agent or any Lender from acquiring a security interest, mortgage, or other Lien on, or a collateral assignment of, any of the property or assets of such Borrower or its Subsidiaries (except for (1) restrictions contained in agreements relating to permitted purchase money liens or Capitalized Leases so long as the restrictions under such agreements and Capital Leases are only with respect to the purchased or leased assets and the proceeds thereof, (2) restrictions under any agreement evidencing other Subordinated Indebtedness permitted under Section 5.3(c)(xi) existing on the date hereof and (3) restrictions under any agreement requiring Liens that are permitted under Section 5.3(d)).

(e)           Investments.  No Borrower shall, nor shall it permit any Subsidiary thereof to, (i) make or hold any investment in any common stocks, bonds or securities of any Person, or make any further capital contribution to any Person (other than to a Borrower or a Subsidiary Guarantor) or (ii) be or become a party to any joint venture or other partnership, other than:

(A)          investments in Honsberg Lamb Sonderwerkzengmaschinen GmbH, a corporation organized under the laws of Germany, and Intermec Technologies GmbH, a corporation organized under the laws of Germany, in an aggregate amount, when taken together and combined with the Indebtedness permitted in Section 5.3(b)(M), not to exceed Thirty Million Dollars ($30,000,000);

(B)           investments in Foreign Subsidiaries and Excluded Subsidiaries in an aggregate amount, when combined with the Indebtedness permitted in Section 5.3(b)(N), not to exceed Five Million Dollars ($5,000,000); provided that notwithstanding the forgoing, any Foreign Subsidiary may make equity contributions to any other Foreign Subsidiary without limitation;

(C)           the common stock of its Subsidiaries existing on the Closing Date and the capital contributions therein outstanding as of the Closing Date;

(D)          notes or securities issued by a customer or supplier of such Borrower or its Subsidiaries in connection with a proceeding in respect of the Financial Impairment of such customer or supplier;

(E)           purchasing the stock of any Person in connection with a Permitted Acquisition;

(F)           creating any Subsidiary for the purpose of having any Person merge with and into such Subsidiary in connection with a Permitted Acquisition and holding the stock of such Subsidiary;

(G)           US Treasury notes or other Federal securities that have a maximum maturity for any single issue of not more than five years;

(H)          Corporate bonds with minimum rating of A- by S&P or A3 by Moody’s;

(I)            Taxable or tax-exempt municipal notes and bonds, with a minimum rating of A- by S&P or A3 by Moody’s (including any state, county, town, city, village, fire district, or school district, all revenue bonds, including but not limited to, water and sewer, highway, housing authorities, medical care agencies and project finance agencies and certification of participation bonds);

(J)            Taxable Adjustable Rate Notes (TARNs) or auction rate securities;

(K)          commercial paper or Banker’s Acceptances rated A2 or higher by S&P or P2 or higher by Moody’s;

(L)           deposits, including eurodollar denominated bank deposits; certificates of deposit; repurchase agreements or US money market funds; and

(M)         Investments not listed above, the aggregate principal amount of which does not exceed Ten Million Dollars ($10,000,000).

(f)            Distributions.   If a Potential Event of Default or Event of Default shall then exist or would result after giving effect to such Distribution, UNOVA, Inc. shall not make or commit itself to make, nor shall the Borrowers permit any Subsidiary which is not a Wholly-Owned Subsidiary to make or commit itself to make, any Distribution, except that, with respect to any Subsidiary which is not a Wholly-Owned Subsidiary, (x) for so long as such Subsidiary is treated as a partnership or disregarded entity for federal income tax purposes (a “Flow-Through Entity”), such Subsidiary may declare and pay cash dividends in an amount equal to the Permitted Tax Distributions in respect of such Subsidiary (provided that, if in any Fiscal Year, the Permitted Tax Distributions received by a shareholder, member or other equity holder of such Subsidiary are greater than the actual taxes paid by such shareholder, member or other equity holder, then the excess amount shall be deducted from the Permitted Tax Distributions starting in the next Fiscal Quarter until such excess is recouped) and (y) for so long as such Subsidiary is not a Flow-Through Entity but is included in one or more consolidated or combined income tax groups, such Subsidiary may declare and pay cash dividends in an amount equal to the federal, state and local income tax obligations of such Subsidiary as if such Subsidiary filed separate income tax returns on a consolidated or combined group basis.

(g)           Change in Nature of Business.   Subject to Section 5.3(a), no Borrower shall make, nor shall it permit any of its Subsidiaries to make, any material change in the nature of its business as carried on as of the Closing Date; provided, however, that operation of substantially similar lines or business as carried on as of the Closing Date shall not be deemed to be a change in the nature of business.

(h)           Charter Amendments.  No Borrower shall amend any of its Charter Documents, nor shall any Borrower permit any amendment of the Charter Documents of any Subsidiaries thereof, if such amendment would reasonably be expected to have a Material Adverse Effect.

(i)            Compliance with ERISA.   No Borrower shall, nor shall it permit any Subsidiary thereof or any ERISA Affiliate to engage in any transaction in connection with which such Borrower or any Subsidiary thereof could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code, terminate or withdraw from any Employee Benefit Plan (other than a Multiemployer Plan) in a manner, or take any other action with respect to any such Employee Benefit Plan (including, without limitation, a substantial cessation of business operations or an amendment of an Employee Benefit Plan within the meaning of Section 4041(e) of ERISA), which could reasonably be expected to result in any liability of such Borrower, such Subsidiary or any ERISA Affiliate to the PBGC, to the Department of Labor or to a trustee appointed under Section 4042(b) or (c) of ERISA, incur any liability to the PBGC on account of a withdrawal from or a termination of an Employee Benefit Plan under Section 4063 or 4064 of ERISA, incur any liability for post-retirement benefits under any and all welfare benefit plans (as defined in Section 3(1) of ERISA) other than as required by applicable Law, fail to make full payment when due of all amounts which, under the provisions of any Employee Benefit Plan or applicable Law, such Borrower, such Subsidiary or any ERISA Affiliate thereof is required to pay as contributions thereto, or permit to exist any Accumulated Funding Deficiency, whether or not waived, with respect to any Employee Benefit Plan (other than a Multiemployer Plan); provided, however, that such engagement, termination, withdrawal, action, incurrence, failure or permitting either individually or in the aggregate shall not be deemed to have violated this Subsection 5.3(i) unless any such engagement, termination, withdrawal, action, incurrence, failure or permitting  has resulted or could reasonably be expected to result in liabilities or claims against such Borrower in an amount exceeding Twenty Million Dollars ($20,000,000).

(j)            Regulation U Compliance.   No Borrower shall use any portion of the proceeds of any Revolving Credit Loan in violation of any requirement of Law, to purchase or carry margin stock (as defined in Regulation U), or in violation of the terms and conditions of this Agreement.

(k)           Accounting Changes.   UNOVA, Inc. shall not permit any change in its accounting policies or financial reporting practices and procedures, except as required or permitted by GAAP or as required by applicable Law, in each case as to which the Borrower Representative shall have delivered to the Administrative Agent prior to the effectiveness of any such change a report prepared by a Responsible Officer of the Borrower Representative describing such change and explaining in reasonable detail the basis therefor and effect thereof.

(l)            Arm’s-Length Transactions.   Except as permitted in Sections 5.3(a), 5.3(b), 5.3(c) or 5.3(e) or as set forth on the Disclosure Schedule, no Borrower shall, nor shall it permit any Subsidiary thereof to, enter into or permit to exist any material transaction (including, without limitation, any transaction involving the investment, purchase, sale, lease, transfer or exchange of any property or the rendering of any service) with any Affiliate of such Borrower or such Subsidiary except for transactions in the ordinary course of the business of such Borrower or such Subsidiary and upon fair and reasonable terms not less favorable to such Borrower or such Subsidiary than would be usual and customary in transactions with Persons who are not such Affiliates.

5.4          Financial Covenants.

(a)           Consolidated Leverage Ratio.  The Borrowers shall not permit the Consolidated Leverage Ratio of UNOVA, Inc. and its consolidated Subsidiaries: (a) as of any Fiscal Quarter ending during the period commencing on the Closing Date through June 30, 2005 to be greater than 3.00 to 1.00 for the Testing Period then ending and (b) as of any Fiscal Quarter ending after July 1, 2005 to be greater than 2.50 to 1.00 for the Testing Period then ending.

(b)           Consolidated Interest Coverage Ratio.   The Borrowers shall not permit the Consolidated Interest Coverage Ratio of UNOVA, Inc. and its consolidated Subsidiaries: (a) as of any Fiscal Quarter ending during the period commencing on the Closing Date through June 30, 2005 to be less than 1.75 to 1.00 for the Testing Period then ending and (b) as of any Fiscal Quarter ending after July 1, 2005 to be less than 2.25 to 1.00 for the Testing Period then ending.

(c)           Minimum Consolidated Net Worth.   The Borrowers shall not permit the Consolidated Net Worth of UNOVA, Inc and its consolidated Subsidiaries for any Fiscal Quarter to be less than the sum of: (x) eighty-five percent (85%) of the Consolidated Net Worth of UNOVA, Inc. and its consolidated Subsidiaries as of the Closing Date plus (y) an amount equal to 50% of the sum of the Consolidated Net Income of UNOVA, Inc. and its consolidated Subsidiaries for each Fiscal Quarter beginning with the Fiscal Quarter ending on December 31, 2004 in which such Consolidated Net Income is greater than zero, plus (z) one hundred percent (100%) of all amounts of cash proceeds from the issuance or sale of equity (net of fees and expenses with respect to such issuance).

Section 6                                             EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

6.1          Payment.   Failure by the Borrowers (a) to make payment of principal on any Revolving Credit Note when due or (b) pay any interest on the Revolving Credit Loans when due or (c) to pay any other Obligation when required to be paid hereunder to the extent such failure is not remedied within five (5) Business Days after such required date of payment; or

6.2          Representations and Warranties.   Any warranty or representation made or deemed made by any Borrower or any Subsidiary in respect of any or all of the Borrowers or any Subsidiary thereof in this Agreement, any other Loan Document or any certificate furnished at any time in compliance with this Agreement shall prove to have been false or inaccurate in any material respect when made or deemed made; or

6.3          Reporting and Notice Provisions; Violation of Certain Affirmative Covenants.   Failure by any Borrower or any Subsidiary thereof in any respect to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement (other than those provisions, terms or conditions referenced in Sections 6.1, 6.2, and 6.4 of this

Agreement) or any other Loan Document that is required to be kept or observed by such Borrower or such Subsidiary and such failure shall continue without remedy for a period of fifteen (15) Business Days after notice; or

6.4          Violation of Certain Other Covenants and Financial Covenants.   Failure by any Borrower or any Subsidiary thereof, in any respect, to perform, keep, or observe any other term, provision, condition or covenant contained in Sections 5.1(h), 5.3 or 5.4 of this Agreement which is required to be performed, kept, or observed by the Borrower or such Subsidiary; or

6.5          Cross-Default.   (i)  Failure by any Borrower or any Subsidiary thereof to make any payment on any Indebtedness for Borrowed Money (exclusive of the Obligations) of such Borrower or such Subsidiary having a principal amount in excess of Ten Million Dollars ($10,000,000), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond any applicable grace period provided with respect thereto, or (ii) the occurrence of any other event or the existence of any condition under any agreement or instrument relating to any such Indebtedness beyond any applicable grace period provided with respect thereto, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or (iii) the declaration of any such Indebtedness to be due and payable, or the requiring of any such Indebtedness to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iv) default by any Borrower or any Subsidiary thereof in respect of any Material Business Agreement or any Material License Agreement beyond any applicable grace period provided with respect thereto where such default (A) would permit the other party or parties to such agreement to terminate such agreement and (B) has resulted or could reasonably be expected to result in a Material Adverse Effect; or

6.6          Destruction of Collateral.   The loss, theft, damage or destruction of any portion of (i) the Collateral comprised of Inventory, Accounts and Equipment having an aggregate value in excess of Ten Million Dollars ($10,000,000) or (ii) other Collateral having an aggregate value in excess of Twenty-Five Million Dollars ($25,000,000), in each case, to the extent not insured by an insurance carrier which has acknowledged coverage in the amount of the claim without any reservation of rights or which has been ordered by a court of competent jurisdiction to pay such claim (excluding any loss of Intellectual Property by reason of abandonment where such abandonment is undertaken in good faith, pursuant to prudent business practice and could not reasonably be expected to result in a Material Adverse Effect); or

6.7          Change of Control.   The occurrence of any Change of Control; or

6.8          Failure of Enforceability of this Agreement, Loan Document; Security.   If: (a)  this Agreement or any of the other Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms, or (b) any Borrower or Subsidiary shall deny or disaffirm its material obligations under this Agreement or any of the other Loan Documents or any of the Liens granted in connection therewith, or (c) any Liens in favor of the Administrative Agent or any Lender granted in this Agreement or any of the other Loan Documents shall be determined to be void, voidable or invalid, or are subordinated or not otherwise given the priority contemplated by this Agreement and such voidness, voidability or invalidity shall remain uncured for a period of 20 days from the date thereof (any effective cure to include a restoration of the Administrative Agent’s first priority status), except, to the extent that the aggregate book value of (i) the Collateral comprised of Inventory, Accounts and Equipment secured by such unperfected Liens does not exceed Ten Million Dollars ($10,000,000) and (ii) other Collateral intended to be secured by such unperfected Liens does not exceed Twenty-Five Million Dollars ($25,000,000) or (d) any perfected Liens granted in favor of the Administrative Agent or the Lenders shall be determined to be unperfected, except in connection with sales of Inventory in the normal course of the business of the Borrowers or relating to other sales of dispositions and transfers not prohibited by Section 5.3(a), and such lack of perfection shall remain uncured for a period of 20 days from the date thereof (any effective cure to include a restoration of the Administrative Agent’s first priority status), except, to the extent that the aggregate book value of (i) the Collateral comprised of Inventory, Accounts and Equipment secured by such unperfected Liens does not exceed Ten Million Dollars ($10,000,000) and (ii) other Collateral intended to be secured by such unperfected Liens does not exceed Twenty-Five Million Dollars ($25,000,000) or (e) any Subsidiary shall revoke its respective Subsidiary Guaranty or permit a payment default under such Subsidiary Guaranty; or

6.9          ERISA.   If: (a) any Borrower, any Subsidiary thereof, or any of their ERISA Affiliates or any other Person institutes any steps to terminate an Employee Benefit Plan of such Borrower, such Subsidiaries, or such ERISA Affiliates, which Employee Benefit Plan is subject to Title IV of ERISA and, as a result of such termination, such Borrower, such Subsidiary, or ERISA Affiliate is required to make or could reasonably be expected to be required to make, a contribution to such Employee Benefit Plan the payment of which, when taken together with all like termination payments suffered by, such Borrower, such Subsidiaries or such ERISA Affiliates, either has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, or (b) such Borrower, such Subsidiary or such ERISA Affiliate fails to make a contribution to any Employee Benefit Plan which failure gives rise to a Lien under Section 302(f) of ERISA in an amount in excess of One Million Dollars ($1,000,000); or

6.10        Judgments.   Any money judgment, writ or warrant of attachment or similar process involving an amount, when aggregated with all such money judgments, writs or warrants of attachment or similar processes outstanding at such time, in excess of Ten Million Dollars ($10,000,000), to the extent not insured by an insurance carrier which has acknowledged coverage in the amount of the claim without any reservation of rights or which has been ordered by a court of competent jurisdiction to pay such claim, is entered or filed against any Borrower or any Subsidiary thereof or against any of their respective assets and is not satisfied, released, discharged, vacated, fully bonded or stayed within sixty (60) days after such judgment, writ or warrant of attachment or similar proceeding is entered; or

6.11        Financial Impairment.   (a) The Financial Impairment of any Borrower or any Subsidiary (other than Excluded Subsidiaries and Excluded Foreign Subsidiaries) or (b) the Financial Impairment of any Excluded Subsidiary or Excluded Foreign Subsidiary if the Financial Impairment thereof could reasonably result in a Material Adverse Event.

Section 7                                             REMEDIES.

7.1          Acceleration; Termination.   Upon the occurrence and during the continuance of an Event of Default described in Sections 6.1 through 6.10 above, inclusive, the Administrative Agent may and, at the written request of the Required Lenders, shall without presentment, demand or notice of any kind all of which are hereby expressly waived by each Borrower: (a) declare all of the Obligations immediately due and payable, (b) terminate each Lender’s Revolving Credit Commitment whereupon no Lender shall have any further obligation to make any Revolving Credit Loan, (c) terminate the LC Issuer’s obligation to issue Letters of Credit and (d) terminate each Lender’s obligation to participate in Letters of Credit issued after such termination of the obligation of the LC Issuer to issue Letters of Credit.

7.2          Automatic Acceleration and Termination.   If any Event of Default referred to in Section 6.11 above shall occur and be continuing, (a)  each Lender’s Revolving Credit Commitment shall automatically and immediately terminate (if not already expired or terminated by the Borrowers or terminated pursuant to this Section 7) whereupon no Lender shall have any obligation thereafter to make any Revolving Credit Loan hereunder, (b) the LC Issuer’s obligation to issue Letters of Credit shall immediately terminate, and (c) all of the Obligations and the Letter of Credit Obligations then owing to the Administrative Agent, Lenders or the LC Issuer shall thereupon become immediately due and payable in full, all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

7.3          General Rights and Remedies of the Administrative Agent and the Lenders.   With respect to the Collateral, the Administrative Agent shall have all of the rights and remedies of a secured party under the UCC or under other applicable Law.  The Administrative Agent, each Lender and the LC Issuer shall have all other legal and equitable rights to which each may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by Law, in addition to any other rights or remedies contained in this Agreement or in any of the other Loan Documents.  The Administrative Agent, each Lender and the LC Issuer hereby expressly agree that, unless requested by the Administrative Agent, upon the consent of the Required Lenders, such Lender and the LC Issuer will not take or cause to be taken, in respect of the Revolving Credit Loans or the other Obligations or the Collateral, any action or remedy that is independent from the actions or remedies taken or to be taken by the Administrative Agent, except for any actions taken by any Lender or the LC Issuer necessary to preserve its rights in connection with any Event of Default described in Section 6.11 of this Agreement.

7.4          Additional Remedies.   During the continuance of any Event of Default and after the Obligations and/or the Letter of Credit Obligations shall have been declared by the Administrative Agent to be or shall have otherwise hereunder become immediately due and payable, the Administrative Agent may, in its sole discretion, exercise the following rights and remedies to the extent permitted by applicable Law and in addition to any other right or remedy provided for in this Agreement:

(a)           Possession of Collateral.   The Administrative Agent shall have the right to take immediate possession of the Collateral and all Proceeds relating to such Collateral and: (i) to require the Borrowers, at the Borrowers’ expense, to assemble the Collateral and make it available to the Administrative Agent at such facilities of the Borrowers as the Administrative Agent shall designate or (ii) to enter any of the premises of the Borrowers or wherever any Collateral shall be located and to keep and store the same on such premises until sold.  If the premises on which any Collateral is located is owned or leased by the Borrowers, then the Borrowers shall not charge the Administrative Agent for storage of such Collateral on such premises.

(b)           Foreclosure of Liens.   The Administrative Agent shall have the right to foreclose on the Liens created under this Agreement and each of the other Loan Documents or under any other agreement relating to the Collateral.

(c)           Disposition of Collateral.   The Administrative Agent shall have the right to sell or to otherwise dispose of all or any Collateral in its then condition, or after any further processing thereof, at public or private sale or sales, wholesale dispositions, or sales pursuant to one or more contracts, with such notice as may be required by Law, in lots or in bulk, for cash or on credit, all as the Administrative Agent, in its discretion, may deem advisable.  Each Borrower acknowledges and covenants that ten (10) days written notice to the Borrower Representative of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at the premises of such Borrower, at such other locations where the Collateral then is located, or as otherwise determined by the Administrative Agent.  The Administrative Agent shall have the right to conduct such sales on the premises of any Borrower, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable Law without further requirement of notice to the Borrower Representative.  Each Lender and each LC Issuer shall have the right to bid or credit bid at any such sale on its own behalf.

(d)           Application of Collateral; Application of Liquidation Proceeds.   The Administrative Agent, with or without proceeding with sale or foreclosure or demanding payment of the Obligations, shall, without notice, at any time during the continuance of an Event of Default, appropriate and apply to the Obligations all payments received by the Administrative Agent and all monies and Proceeds received the Administrative Agent with respect to any and all Collateral as follows:

(i)            First, to the payment of all reasonable expenses (to the extent not otherwise paid by the Borrowers) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable documented attorneys’ fees, court costs and any foreclosure expenses;

(ii)           Second, to the payment pro rata of any fees then accrued and payable to the Administrative Agent or any Lender under this Agreement;

(iii)         Third, to the payment pro rata of interest then accrued on the outstanding Revolving Credit Loans of the Borrowers;

(iv)          Fourth, to the payment pro rata of the principal balance then owing on the outstanding Revolving Credit Loans with the payments on the outstanding Revolving Credit Loans being pro rata to the Lenders on the basis of their Pro Rata Share thereof;

(v)            Fifth, as cash collateral security against the aggregate undrawn amount of any Letter of Credit outstanding for the account of the Borrowers and any other Letter of Credit Obligations outstanding of the Borrowers;

(vi)          Sixth, to the payment of: (i) all other amounts owed by the Borrowers to the Administrative Agent, any Lender, the LC Issuer under this Agreement or any other Loan Document, (ii) all amounts owing to the Designated Hedge Creditor as Designated Hedge Obligations and (iii) all amounts owing to any Lender in connection with cash management services provided by such Lender to the Borrowers and their Subsidiaries; provided, however, if such monies and Proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(vii)         Last, any remaining surplus after all of the Obligations have been paid in full, to the Borrowers or to whomsoever shall be lawfully entitled thereto.

7.5          Set-off.   If any Event of Default shall occur which is continuing, each of the Lenders and the LC Issuer and each Affiliate thereof shall have the right (in addition to such other rights as it may have by operation of Law or otherwise) to the extent permitted by applicable Law, but subject to Sections 7.3 and 7.10 of this Agreement, at any time to set off against and to appropriate to and apply toward the payment of the Obligations and the Letter of Credit Obligations, and all other liabilities under this Agreement and the other Loan Documents then owing to it (and any participation purchased or to be purchased pursuant to Section 7.10 below) whether or not the same shall then have matured, any and all deposit (general or special) and any other Indebtedness at any time held or owing by such Lender or each Affiliate thereof (including branches and agencies thereof wherever located) to or for the credit or account of the Borrowers, all without notice to or demand upon the Borrowers or any other Person.

7.6          Actions in Respect of the Letters of Credit Upon Default.   Upon the occurrence of an Event of Default which is continuing, to the extent that any Letters of Credit have been issued which then are outstanding, the Administrative Agent, for the benefit of itself, the Lenders and the LC Issuer, may, and upon the written request of Required Lenders shall, make demand, upon Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Administrative Agent in same day funds and in the currency in which such Letter of Credit is denominated, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”), an amount equal to 105% of the maximum amount available to be drawn under the Letters of Credit (i) to secure the Letter of Credit Obligations and (ii) upon payment in full thereof, to secure any other Obligations then outstanding.  In the event that the Borrowers shall not deposit such funds upon demand by the Administrative Agent, the Administrative Agent may, in its sole discretion, deposit any funds of the Borrowers in the possession of the Administrative Agent to the Letter of Credit Collateral Account until the amount deposited in such account equals 105% of the maximum amount available to be drawn under the Letters of Credit.  The Letter of Credit Collateral Account shall be in the name of Administrative Agent and under the sole dominion and control of the Administrative Agent subject to the terms of this Agreement.  The Administrative Agent may apply funds held in the Letter of Credit Collateral Account to the payment of any amounts, as shall have become or shall become due and payable by the Borrowers to the LC Issuer and, after the occurrence and during the continuance of any Event of Default, to the payment of Obligations then outstanding.  Each Borrower agrees not to: (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral Account or any funds held therein, or (ii) create or permit to exist any Lien, security interest or other charge or encumbrances upon or with respect to the Letter of Credit Collateral Account or any funds held therein, except in favor of the Administrative Agent as provided in this Agreement.

7.7          Authority to Execute Transfers.   Without limitation of any authorization granted to the Administrative Agent hereunder, each Borrower also hereby authorizes the Administrative Agent, upon the occurrence of an Event of Default which is continuing, to execute, in connection with the exercise by the Administrative Agent of its remedies hereunder, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

7.8          Limited License to Liquidate.   Each Borrower hereby grants to the Administrative Agent, for the benefit of itself, the Lenders and the LC Issuer: (a) a non-exclusive, royalty-free license or other right to use, without charge, all of such Borrower’s Intellectual Property (including all rights of use of any name or trade secret) as it pertains to the Collateral, in manufacturing, advertising for sale and selling any Collateral; provided, however, that such license and right to use shall be exercisable by the Administrative Agent for the benefit of the Lenders only upon request by the Administrative Agent after  the occurrence of an Event of Default which is continuing; and (b) to the extent permitted thereunder, all of such Borrower’s rights under all licenses and all franchise agreements, which shall inure to the Administrative Agent for the benefit of itself, the Lenders and the LC Issuer without charge but only upon request by the Administrative Agent after the occurrence of an Event of Default which is continuing.

7.9          Equalization.   Each Lender agrees with the other Lenders that if at any time it shall obtain any Advantage over the other Lenders or any thereof in respect of the Revolving Credit Loans it will purchase from such other Lender or Lenders, for cash and at par, such additional participation in the Revolving Credit Loans owing to the other or others as shall be necessary to nullify the Advantage.  If any such Advantage shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (with interest and other charges if and to the extent actually incurred by the Lender receiving the Advantage) ratably to the extent of the recovery.  During the existence of any Potential Default or upon the occurrence of an Event of Default which is continuing, any payment of any Indebtedness owing by such Borrower to any Lender shall be applied to the Obligations owing to such Lender until the same shall have been paid in full before being applied to other Indebtedness of such Borrower owing to such Lender.

7.10        Remedies Cumulative.   The above-stated remedies are not intended to be exhaustive and the full or partial exercise of any of such remedies shall not preclude the full or partial exercise of any other remedy by the Administrative Agent under this Agreement, under any Loan Document, or at equity or under Law.

7.11        Appointment of Attorney-in-Fact.   The Administrative Agent shall hereby have the right, and each Borrower hereby irrevocably makes, constitutes, and appoints the Administrative Agent (and all officers, employees, or agents designated by the Administrative Agent) as its true and lawful attorney-in-fact and agent, with full power of substitution, from time to time following the occurrence of an Event of Default which is continuing and without assent by the Borrowers to effectuate, in such Borrower’s name, such Borrower’s obligations under this Agreement and to execute, in its sole discretion, the transfers contemplated by Section 7.7.

Each Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  The expenses of the Administrative Agent incurred in connection with such the exercise of such power of attorney, together with interest thereon at a the rate then applicable hereunder to Alternate Base Rate Loans, shall be payable by the Borrowers to the Administrative Agent on demand.

Section 8                                             THE ADMINISTRATIVE AGENT AND LEAD ARRANGER.

8.1          The Administrative Agent.   Each Lender and the LC Issuer irrevocably appoints KeyBank to act as Administrative Agent under this Agreement and the other Loan Documents for the benefit of such Lender and the LC Issuer with full authority to take such actions, and to exercise such powers, on behalf of such Lender and the LC Issuer in respect of this Agreement and the other Loan Documents as are herein and therein respectively delegated to the Administrative Agent or as are reasonably incidental to those delegated powers.  The Administrative Agent in such capacity shall be deemed to be an independent contractor of the Lenders and the LC Issuer.  Each of the Lenders and the LC Issuer hereby expressly agrees that, without first obtaining the prior written consent of the Administrative Agent or the Required Lenders, such Lender and the LC Issuer, as the case may be, shall not take or cause to be taken, in respect of the Obligations hereunder or the Collateral, any enforcement or remedial action that is independent from the actions or remedies taken or to be taken by the Administrative Agent, except for any actions taken by any Lender or the LC Issuer which are necessary to preserve its rights in connection with any Event of Default described in Section 6.11 of this Agreement.

8.2          Nature of Appointment.   Neither the Administrative Agent nor KeyBank in its capacity as Lead Arranger (the “Lead Arranger”) shall have any fiduciary relationship with any Lender or the LC Issuer by reason of this Agreement and the other Loan Documents.  Neither the Administrative Agent nor the Lead Arranger shall have any duty or responsibility whatsoever to any Lender or the LC Issuer except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, each Lender and the LC Issuer acknowledges that the Administrative Agent and the Lead Arranger is acting as such solely as a convenience to the Lenders and not as a manager of the Revolving Credit Commitments, the obligations to issue Letters of Credit or the Obligations.  This Section 8 does not confer any rights upon any Borrower (other than as provided in Section 8.12) or anyone else (except the Lenders and the LC Issuer), whether as a third party beneficiary or otherwise.

8.3          Administrative Agent as Lender; Other Transactions.   The Administrative Agent’s rights as a Lender under this Agreement and the other Loan Documents shall not be affected by serving as the Administrative Agent.  The Administrative Agent and its Affiliates may generally transact any banking, financial, trust, advisory or other business with any Borrower and any Subsidiary thereof (including, without limitation, the acceptance of deposits, the extension of credit and the acceptance of fiduciary appointments) without notice to the Lenders or the LC Issuer, without accounting to the Lenders or the LC Issuer and without prejudice to the Administrative Agent’s rights as a Lender under this Agreement and the other Loan Documents except as may be expressly required under this Agreement.

8.4          Instructions from Lenders.   The Administrative Agent shall not be required to exercise any discretion or take any action as to matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, collection and enforcement actions in respect of any Obligations and any Collateral) except that the Administrative Agent shall take such action (or omit to take such action) other than actions referred to in Section 10 of this Agreement, as may be reasonably requested of it in writing by the Required Lenders or all of the Lenders, if applicable, and which actions and omissions shall be binding upon all of the Lenders and the LC Issuer; provided, however, that the Administrative Agent shall not be required to act (or omit any act) if, in its judgment, any such action or omission might expose the Administrative Agent to personal liability or might be contrary to this Agreement, any Loan Document or any applicable Law.

8.5          Lender’s Diligence.   Each Lender and the LC Issuer: (a) represents and warrants that it has made its decision to enter into this Agreement and the other Loan Documents and (b) agrees that it will make its own decision as to taking or not taking future actions in respect of this Agreement and the other Loan Documents; in each case without reliance on the Administrative Agent, the Lead Arranger or any other Lender and the LC Issuer, or any employee or agent thereof and on the basis of its independent credit analysis and its independent examination of and inquiry into such documents and other matters as it deems relevant and material.

8.6          No Implied Representations.   Neither the Administrative Agent nor the Lead Arranger shall be liable for any representation, warranty, agreement or obligation of any kind of any other party to this Agreement or anyone else, whether made or implied by any Borrower in this Agreement or any Loan Document or by a Lender or the LC Issuer in any notice or other communication or by anyone else or otherwise.

8.7          Sub-Administrative Agents.   The Administrative Agent may employ agents and shall not be liable (except as to money or property received by it or its agents) for any negligence or willful misconduct of any such agent selected by it with reasonable care.

8.8          Administrative Agent’s Diligence.   Neither the Administrative Agent nor the Lead Arranger shall be required: (a) to keep itself informed as to anyone’s compliance with any provision of this Agreement or any Loan Document, (b) to make any inquiry into the properties, financial condition or operation of each Borrower and each Subsidiary thereof or any other matter relating to this Agreement or any Loan Document, (c) to report to any Lender and the LC Issuer any information (other than which this Agreement or any Loan Document expressly requires to be so reported) that the Administrative Agent or any of its Affiliates may have or acquire in respect of the properties, business or financial condition of each Borrower and each Subsidiary or any other matter relating to this Agreement or any Loan Document or (d) to inquire into the validity, effectiveness or genuineness of this Agreement or any Loan Document.

8.9          Notice of Default.   The Administrative Agent shall not be deemed to have knowledge of any Potential Default or Event of Default unless and until it shall have received a written notice describing such Potential Default or Event of Default and citing the relevant provision of this Agreement or any Loan Document.  The Administrative Agent shall give each Lender (except the Lender or the LC Issuer giving such notice) reasonably prompt notice of any such written notice.

8.10        Administrative Agent’s Liability.   Neither the Administrative Agent (acting in its capacity as Administrative Agent), nor the Lead Arranger acting in its capacity as Lead Arranger, nor any directors, officers, employees, attorneys, and other agents acting for the Administrative Agent or the Lead Arranger, acting in such capacities respectively, shall be liable to the Lenders or the LC Issuer for any action or omission on their respective parts except for gross negligence, willful misconduct or bad faith.  Without limitation of the generality of the foregoing, the Administrative Agent and the Lead Arranger: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives a fully executed copy of any assignment with respect thereto, signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts which have been selected by the Administrative Agent with reasonable care; (c) makes no warranty or representation to any Lender and shall not be responsible for any statements, certifications, warranties or representations made in or in connection with this Agreement or any other Loan Document, the Administrative Agent (and to the extent relevant, the Lead Arranger) being entitled to rely conclusively upon such certificates; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Revolving Credit Notes or any other Loan Document or to inspect the property (including the books and records) of the Borrowers; (e) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or collateral covered by any agreement or any other Loan Document, and (f) shall incur no liability by acting upon any notice, consent, certificate or other instrument or writing  believed by it in good faith to be genuine and correct and signed or sent by the proper party or parties.

Neither the Administrative Agent, nor the Lead Arranger, nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any Subsidiary thereof on account of the failure of or delay in performance or breach by any Lender or the LC Issuer of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the LC Issuer or any Borrower of any of its obligations hereunder or under any Loan Document or in connection herewith or therewith.  The Lenders and the LC Issuer each hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, the Revolving Credit Notes or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.

8.11        Administrative Agent’s and Lead Arranger’s Indemnity.   The Lenders shall indemnify the Administrative Agent, in its capacity as Administrative Agent, and the Lead Arranger, in its capacity as Lead Arranger (to the extent the Administrative Agent or the Lead Arranger, as the case may be, is not reimbursed by any Borrower and without limiting the obligations of the Borrowers hereunder), from and against: (a) any loss or liability (other than any caused by the Administrative Agent’s or the Lead Arranger’s gross negligence, willful misconduct or bad faith) incurred by the Administrative Agent or the Lead Arranger in respect of this Agreement, the Revolving Credit Revolving Credit Notes or any Loan Document and (b) any out-of-pocket expenses incurred in connection with or otherwise related to this Agreement, the Revolving Credit Revolving Credit Notes or any Loan Document (other than any caused by the Administrative Agent’s or Lead Arranger’s gross negligence, willful misconduct or bad faith) including, without limitation, reasonable fees and disbursements of legal counsel of its own selection (including, without limitation, the reasonable interdepartmental charges of its salaried attorneys) in the defense of any claim against it in any way relating to arising out of this Agreement or other Loan Document or any action taken or omitted to be taken by the Administrative Agent in connection therewith or in the prosecution of its rights and remedies as the Administrative Agent (other than the loss, liability or costs incurred by the Administrative Agent or the Lead Arranger in the defense of any claim against it by the Lenders or the LC Issuer arising in connection with its actions in its capacity as Administrative Agent); provided, however, that each Lender shall be liable for only its Pro Rata Share of the whole loss or liability; provided, further that no action taken in accordance with instructions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct.

8.12        Resignation of Administrative Agent.   The Administrative Agent may resign as Administrative Agent for any reason effective twenty (20) Business Days after giving notice thereof to the Lenders and the LC Issuer and the Borrowers.  If the Administrative Agent shall resign, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders and the LC Issuer.  If no successor Administrative Agent shall have been appointed by the time such resignation becomes effective, then the retiring Administrative Agent may, on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent from among the remaining Lenders.  If no appointed successor accepts such appointment, the Required Lenders shall appoint an Administrative Agent from among the Lenders or by selecting an independent third party to act in the capacity as Administrative Agent.  Upon appointment (whether effected by the Required Lenders or the retiring Administrative Agent on behalf of the Lenders) and acceptance of such appointment as “Administrative Agent,” the successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent, effective upon its appointment and acceptance, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holder of the Revolving Credit Notes.  After any Administrative Agent’s resignation, the provisions of Section 8.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

8.13        No Implied Representations.   The Administrative Agent shall not be liable for any representation, warranty, agreement or obligation of any kind of any other party to this Agreement or anyone else, whether made or implied by the Borrowers in this Agreement or any Loan Document or by a Lender, the LC Issuer or the Designated Hedge Creditor in any notice or other communication or by anyone else or otherwise.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

Section 9                                             BORROWER GUARANTY.

9.1          Borrower Cross-Guaranty; Maximum Liability.   To induce the Lenders to make the Revolving Credit Loans to the Borrowers and the LC Issuer to issue Letters of Credit, and in consideration thereof, each of the Borrowers hereby unconditionally and irrevocably: (a) guarantees, jointly and severally, to the Administrative Agent, the Lenders and the LC Issuer the due and punctual payment in immediately available funds of all Obligations owing by any or all of the other Borrowers hereunder (whether by acceleration or otherwise), under any Designated Hedge Agreement or with respect to any cash management services provided by a Lender, (b) guarantees, jointly and severally, to the LC Issuer the due and punctual payment in immediately available funds of all reimbursement obligations of each Letter of Credit Obligor and (c) agrees, jointly and severally, to pay any and all reasonable expenses which may be incurred by the Administrative Agent in enforcing its rights with respect to such Obligations (collectively, the “Borrower Guaranteed Obligations”).  To the extent that the Obligations of a Borrower are construed to be a Borrower Guaranty of the Obligations of any other Borrower to the Lenders and the LC Issuer, and to the extent it is necessary for the enforceability of such a Borrower Guaranty, the maximum liability of a Borrower Guarantor under its Borrower Guaranty shall be the greatest amount which, after taking into consideration all other valid and enforceable debts and liabilities of such Borrower Guarantor, an applicable court has determined (after any appeals) would not render such Borrower Guarantor insolvent, unable to pay its debts as they become due, inadequately capitalized for the business which it intends to conduct (in all such cases, within the meaning of Section 548 of the Bankruptcy Code, 11 U.S.C. §101, et. seq., or any other similar state Law), or unable to pay a judgment rendered upon a claim that is the subject of an action or proceeding pending at the time when the obligations of this Borrower Guaranty are incurred or increased.

9.2          Guaranty Unconditional.   The obligations of the Borrower Guarantors under the Borrower Guaranty shall be joint and several, irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by, except for payment of Obligations and to the extent permitted by applicable Law (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation or any Revolving Credit Loan under this Agreement or any Loan Document by operation of Law or otherwise; (ii) any modification or amendment of or supplement to this Agreement or any Loan Document; (iii) any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party, of the Obligations of any Borrower or its Subsidiary with respect to which the Borrower Guaranty relates; (iv) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower Guarantor or its assets or any resulting release or discharge of any of the Obligations of the Borrower Guarantors contained in this Agreement or any Loan Document; (v) the existence of any claim, set-off or other rights which any Borrower Guarantor may have at any time against any Lender, the LC Issuer or any other Person, whether or not arising in connection with this Agreement or any Loan Document, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (vi) any invalidity or unenforceability relating to or against any Borrower or its Subsidiary for any reason of this Agreement or any Loan Document or any provision of applicable Law or regulation purporting to prohibit the payment by any Borrower under this Agreement or any Loan Document; or (vii) to the extent permitted by applicable Law, any other act or omission to act or delay of any kind by a Borrower, a Borrower Guarantor, the Administrative Agent, the Lenders, the LC Issuer or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Borrower Guaranteed Obligations under this Section 9.

9.3          Discharge; Reinstatement.   The obligations of each Borrower Guarantor under this Section 9 shall remain in full force and effect until the Revolving Credit Commitments of the Lenders and the obligations of the LC Issuer are terminated, and the Obligations of the Borrowers under this Agreement or any other Loan Document have been paid in full.  If at any time any payment of any amount payable by Borrower Guarantor under this Section 9, any other section of this Agreement or other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower Guarantor or otherwise, the other Borrower Guarantors’ obligations under this Section 9 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.  This Section 9 shall survive the termination of this Agreement until the payment in full of all amounts payable under this Agreement and any other Loan Documents.

9.4          Waiver.   No Borrower Guarantor shall be entitled to enforce any remedy which the Administrative Agent, any Lender or the LC Issuer now has or may hereafter have against any Borrower, any endorser or any Guarantor or other Borrower Guarantor in respect of all or any part of the Borrower Guaranteed Obligations paid by such Borrower Guarantor until all of the Obligations and Letter of Credit Obligations shall have been fully and finally paid to the Administrative Agent for the benefit of the Administrative Agent, any Lender or the LC Issuer and all commitments of the Lenders and the LC Issuer to the Borrowers have terminated.  Each Borrower Guarantor hereby waives any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the LC Issuer to secure payment of the Borrower Guaranteed Obligations or any other liability of any Borrower, any Guarantor or any Borrower Guarantor to the Administrative Agent, any Lender or the LC Issuer.  Each Borrower Guarantor also waives all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Borrower Guaranty.  Each Borrower Guarantor further waives all notices of the existence, creation or incurring of additional Obligations by any other Borrower, and also waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the Borrower Guaranteed Obligations is due, notices of any and all proceedings to collect all or any part of the Borrower Guaranteed Obligations, and, to the extent permitted by Law, notices of exchange, sale, surrender or other handling of any Collateral given to the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the LC Issuer to secure payment of the Borrower Guaranteed Obligations.

9.5          Stay of Acceleration.   If acceleration of the time for payment of any amount payable by any Borrower or Borrower Guarantor under this Agreement or any other Loan Document in respect of a Borrower Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of any Borrower or Borrower Guarantor all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the other Borrower Guarantors hereunder forthwith on demand by the Administrative Agent or the Required Lender.

9.6          Subrogation and Contribution Rights.   If any Borrower Guarantor makes a payment in respect of the Borrower Guaranteed Obligations, it shall be subrogated to the rights, if any, of the payees against the other Borrower Guarantors with respect to such payment and shall have the rights of contribution set forth below against the other Borrower Guarantors; provided, however, that such Borrower Guarantor shall not enforce its rights to any payment by way of subrogation or by exercising its right of contribution until all the Obligations and Letter of Credit Obligations, as the case may be, owing to the Administrative Agent, the Lenders and the LC Issuer shall have been finally paid in full and may not under applicable insolvency laws be required to be repaid by the Administrative Agent, any Lender or the LC Issuer, as the case may be, and the Revolving Credit Commitments of the Lenders and all obligations of the LC Issuer to issue Letters of Credit hereunder have been terminated.

9.7          Guaranteed Obligation and Contribution Payments.   Subject to all of the Obligations and Letter of Credit Obligations, as the case may be, owing to the Administrative Agent, the Lenders and the LC Issuer having been finally paid in full and not subject to required repayment under applicable insolvency laws and the Revolving Credit Commitments of the Lenders hereunder and all obligations of the LC Issuer to issue Letters of Credit hereunder having terminated, each Borrower Guarantor shall make, and agrees with each of the other Borrower Guarantors (and the successors and assigns of such Borrower Guarantors) to make, payments in respect of the Obligations of such Borrower Guarantor to which such other

Borrower Guarantors are subrogated or contribution payments to which such other Borrower Guarantors are entitled, such that, taking into account all such payments on account of subrogation or contribution rights:

(a)           Pro Rata Sharing.  Each Borrower Guarantor shall have paid to the other Borrower Guarantors on account of such subrogation and contribution rights, (A) all Obligations the benefit of which has been received by such Borrower Guarantor or which relate to Obligations the benefit of which has been received by such Borrower Guarantor or (B) if the aggregate of all such payments by all Borrower Guarantors to all other Borrower Guarantors would exceed the outstanding Obligations, such Borrower Guarantor’s pro rata share of the outstanding Obligations (other than Designated Hedge Obligations), in accordance with the amount of the benefit received by the Borrower Guarantor as described under subsection (A) hereinabove; and

(b)           Deficiency.  If there remain Obligations unpaid after application of the payments referred to above, the deficiency shall be shared among the Borrower Guarantors pro rata in proportion to their respective net worth on the Closing Date of this Agreement.

Section 10                                      TRANSFERS AND ASSIGNMENTS.

10.1        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of Section 10.2, (ii) by way of participation in accordance with the provisions of Section 10.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.5 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.2        Transfer of Revolving Credit Commitments.   Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans at the time owing to such Lender); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Credit Loans at the time owing to such Lender or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Loan or the Revolving Credit Commitment or any other future facilities hereunder assigned except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Revolving Credit Loans on a non-pro rata basis; (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the LC Issuer and, so long as no Event of Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance satisfactory to the Administrative Agent.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to 10.3 of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4.

10.3        Maintenance of Register.   The Administrative Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at its office in Cleveland, Ohio, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Revolving Credit Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.4        Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Revolving Credit Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in paragraphs (a) through (h) of Section 13.1 that affects such Participant.  Subject to this Section 10.4, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14(e) and Sections 12.3 through 12.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.2, provided such

Participant agrees to be subject to Section 10.8.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 7.5 as though it were a Lender, provided such Participant agrees to be subject to Section 7.9 as though it were a Lender.

A Participant shall not be entitled to receive any greater payment under Sections 2.14(e) and 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant shall not be entitled to the benefits of Section 12.3(a) unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 12.3(b) as though it were a Lender.

10.5        Pledge of Interests.   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.6        Revolving Credit Notes.   Each Borrower shall execute and deliver: (i) to the Administrative Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment and Assumption, (ii) if a Lender’s entire interest in its Revolving Credit Commitments and in all of its Revolving Credit Loans have been transferred, to the transferee appropriate replacement notes against return of the Revolving Credit Notes (each marked “replaced”) held by the transferor and (iii) if only a portion of a Lender’s interest in its Revolving Credit Commitments and Revolving Credit Loans has been transferred, replacement notes to each of the transferor and the transferee against return of the original such Revolving Credit Notes of the transferor (each marked “replaced”) held by the transferor; provided, that, simultaneously with such Borrower’s delivery of new Revolving Credit Notes pursuant to this Section 10.6, the transferor Lender will deliver to such Borrower any note being replaced in whole or in part, and each such note delivered by the transferor Lender shall be conspicuously marked “replaced” when so delivered.

10.7        USA Patriot Act.  Each assignee and participant that is not incorporated (or formed, as applicable) under the Laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such assignee or participant is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations at such times as are required under the USA Patriot Act.

10.8        Replacement of Certain Lenders.  If any Lender or LC Issuer requests any compensation, reimbursement or other payment under any of Sections 2.2(j), 2.14(e), 12.1 or 12.2 with respect to such Lender or LC Issuer, or if the Borrowers are required to pay any additional amount to any Lender or LC Issuer or governmental authority pursuant to Section 12.3, or if any Lender is a “Defaulting Lender” hereunder, or if any Lender otherwise fails to fund its Pro Rata Share of Revolving Credit Borrowings or the participation purchase price payable by such Lender for its participating interest hereunder as specified in Section 2.2(d) hereof, or if any Lender notifies the Administrative Agent that it is exercising any right under this Agreement not to fund or maintain a LIBOR Rate Loan denominated in Dollars which the other Lenders are willing or prepared to fund or maintain, then the Borrowers may, at their sole expense and effort, upon notice to such Lender or LC Issuer and the Administrative Agent, require such Lender or LC Issuer, as the case may be, to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.2), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender or LC Issuer shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including any breakage compensation under Section 12.4 hereof), and (iii) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under any of Sections 2.2(j), 2.14(e), 12.1 or 12.2 with respect to such Lender or LC Issuer, or resulting from any required payments to any Lender or governmental authority pursuant to Section 12.3, such assignment will result in a reduction in such compensation, reimbursement or payments.  No Lender or LC Issuer shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or LC Issuer or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.9        Replacement of Non-consenting Lenders.   If, in connection with any proposed amendment, waiver or consent hereunder pursuant to Section 13.1 hereof: (i) requiring the consent of all Lenders, the consent of Required Lenders is obtained but the consent of all Lenders whose consent if required is not obtained or (ii) requiring the consent of Required Lenders, the consent of Lenders holding 51% or more is obtained but the consent of Required Lenders is not obtained (any Lender withholding consent as described in clause (i) and (ii) hereof being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent may, at the sole expense of such Borrowers, upon notice to such Non-Consenting Lender and the Borrower Representative, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.2), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts).

Section 11                                      CONFIDENTIALITY.

The Administrative Agent, each Lender and the LC Issuer hereby agree to use all commercially reasonable efforts to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices for a period of two (2) years following the receipt thereof; except that any such confidential information may be disclosed: (i)  if required by subpoena or similar order of any court of competent jurisdiction, (ii)  if required to be disclosed to any regulatory or administrative governmental agency or commission having any regulatory authority over the Administrative Agent, such Lender or the LC Issuer or its securities, (iii) to any other party to this Agreement, (iv) to any Affiliate of any Lender so long as such Affiliate agrees to be bound by the provisions of this Section 11 prior to the time of such disclosure, (v) to any prospective transferee or participant so long as such Person agrees to be bound by the provisions of this Section 11 prior to the time of such disclosure, (vi) to any Person if such information shall have been already publicly disclosed (other than as a result of disclosure by the Administrative Agent or a Lender or any other Person bound by a confidentiality agreement with UNOVA, Inc. or any of its

Subsidiaries known to the Administrative Agent or any Lender), (vii) in connection with the preparation, negotiation or administration or enforcement of this Agreement or the exercise of any right or remedy under this Agreement, to the counsel, auditors, professional advisors and consultants, and accountants to the Administrative Agent and (viii) if required in connection with any legal proceedings instituted by or against the Administrative Agent, such Lender or the LC Issuer with respect to such respective capacities.

Section 12                                      INDEMNITIES.

12.1        Increased Costs.   If, after the Closing Date of this Agreement, (a) the introduction of any Law, rule or regulation or any change therein, (b) any change in the interpretation or administration of any Law, rule or regulation by any central bank or other governmental authority or (b) the compliance by any Lender or the LC Issuer with any guideline, request or directive from any central bank or other governmental authority (whether or not having the force of Law so long as it is being generally applied to all of such Lender’s or the LC Issuer’s customers) shall increase the cost to any Lender or the LC Issuer (other than any increase in the cost of the overhead of a Lender or the LC Issuer) of agreeing to make or making, funding or maintaining Revolving Credit Loans to the Borrowers or the cost to the LC Issuer or any Lender of issuing, maintaining or participating in any Letter of Credit, then the Borrowers shall from time to time, upon demand by such Lender or the LC Issuer (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the LC Issuer additional amounts sufficient to indemnify such Lender and the LC Issuer for such increased cost.

12.2        Risk-Based Capital.   If any Lender or the LC Issuer shall have determined that after the Closing Date, the adoption of any applicable Law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged by Law with the interpretation or administration thereof, or compliance by such Lender or the LC Issuer or the parent corporation of any thereof with any request or directive regarding capital adequacy (whether or not having the force of Law so long as it is being generally applied to all of such Lender’s or the LC Issuer’s customers) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or could have the effect of reducing the rate of return on the capital or assets of such Lender or the LC Issuer or the parent corporation of any thereof as a consequence of the commitments or obligations of such Lender or the LC Issuer hereunder to a level below that which such Lender or the LC Issuer or the parent corporation of any thereof could have achieved but for such adoption, effectiveness, change or compliance, then from time to time, within 15 Business Days after demand by such Lender or the LC Issuer (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or the LC Issuer or the parent corporation of any thereof for such reduction.

12.3        Taxes.

(a)           Taxes; Withholding; Indemnification of Taxes Paid.   All payments made by the Borrowers under this Agreement and the Revolving Credit Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, charges, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding (i) net income taxes or any other taxes imposed on or measured by the net income, or profits or capital, including, without limitation, branch profits tax, of the Lenders or the LC Issuer, as the case may be, in each case by the jurisdiction under the Laws of which such Person is organized or any political subdivision thereof or by the jurisdiction in which the principal or applicable lending or issuing office of such Person is located or any political subdivision thereof and (ii) U.S. withholding taxes payable with respect to payments hereunder under Laws (including any treaty, ruling, determination or regulation) in effect on, but not any increase in U.S. withholding tax resulting from any subsequent change in such Laws occurring after, the date the applicable Lender becomes a party to this Agreement (all such non-excluded taxes, levies, imposts, charges, deductions and withholdings, the “Non-Excluded Taxes”).  In addition, the Borrowers agree to pay to the relevant governmental authority in accordance with applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).  If any Non-Excluded Taxes or Other Taxes are required by Law to be withheld from any amounts payable to the Lenders or the LC Issuer hereunder or under the Revolving Credit Notes, the amounts so payable to such Person shall be increased to the extent necessary to yield to such Person a net amount equal to interest or any such other amounts that would have been paid without such withholdings, at the rates or in the amounts specified in this Agreement and the Revolving Credit Notes.  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, the Borrower Representative shall send to the Administrative Agent a certified copy of any original official receipt received by such Borrower showing payment thereof or, if such receipts are not obtainable, other evidence of such payments by the Borrowers reasonably satisfactory to the Lenders, the LC Issuer or Administrative Agent, as applicable.  The Borrowers shall indemnify the Lenders and the LC Issuer for the full amount of Non-Excluded Taxes and Other Taxes that are paid by such indemnified Person (including penalties, interest and expenses arising therefrom or with respect thereto).  The agreements in this Section 12.3 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(b)           Delivery of IRS Certificates by Lenders.

(i)            Each Lender and each LC Issuer that is not a United States person as defined in Section 7701(a)(30) of the Code (each, a “Foreign Lender”) as to which payments to be made under this Agreement are fully exempt from or eligible for a reduction of United States withholding tax under an applicable statute or tax treaty shall provide prior to or on the Closing Date to the Borrower Representative and the Administrative Agent a properly completed and executed IRS Form W-8ECI (claiming a complete exemption from United States withholding tax as effectively connected income) or its successor form and related applicable forms or Form W-8BEN (claiming a reduction in or a complete exemption from United States withholding tax under an applicable treaty) or its successor form and related applicable forms or, in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) a properly completed and executed IRS Form W-8BEN or its successor form and related applicable forms or other applicable form, certificate or document prescribed by the IRS certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”).  Any Person that is not a United States person as defined in Section 7701(a)(30) of the Code that seeks to become a Lender or the LC Issuer, as applicable, under this Agreement shall provide a Certificate of Exemption certifying to such Person’s complete exemption from United States withholding tax to the Borrower Representative and the Administrative Agent prior to becoming a Lender or the LC Issuer, as applicable, hereunder.  No Person that is not a United States person as defined in Section 7701(a)(30) of the Code may become a Lender or the LC Issuer, as applicable, hereunder if such Person fails to deliver a Certificate of Exemption as prescribed in this Section in advance of becoming a Lender or the LC Issuer, as applicable.

(ii)           Each Lender and each LC Issuer that is a United States person as defined in Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall provide prior to or on the Closing Date (or on or prior to the date it becomes a party to this Agreement) to the Borrower Representative and the Administrative Agent a properly completed and executed IRS Form W-9 (certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax) or any successor form.  Solely for purposes of this Section, a U.S. Lender shall not include a Lender or the LC Issuer that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii).

(iii)         Each Lender and each LC Issuer, from time to time after submitting the forms, certificates or documents referred to, in this Section, shall submit to the Borrower Representative and the Administrative Agent such additional duly completed and signed copies of one or more other such forms, certificates or documents (or such successor forms, certificates or other documents as shall be adopted from time to time by the IRS or relevant taxing authorities) (A) on or before the date that any such form, certificate or document expires or becomes obsolete, (B) after the occurrence of any event requiring a change in the most recent form, certificate or document previously delivered by it to the Borrower Representative and the Administrative Agent, (C) from time to time thereafter if reasonably requested by the Borrower Representative and the Administrative Agent, and (D) as may be appropriate under then current United States Law or regulations to avoid United States withholding taxes on payments in respect of any amounts to be received by such Lender or such LC Issuer as applicable, pursuant to this Agreement.

(iv)          If any Lender or the LC Issuer determines that it is unable to submit to the Borrower Representative and the Administrative Agent any form, certificate or document that such Lender or the LC Issuer, as the case may be, is requested to submit pursuant to this Section, or that it is required to withdraw or cancel any such form, certificate or document, or that any such form, certificate or document previously submitted has otherwise become ineffective or inaccurate such Lender or the LC Issuer, as the case may be, shall promptly notify the Borrower Representative and the Administrative Agent, as appropriate, of such fact.

(v)            Notwithstanding the rest of this Section 12.3, the Borrowers shall not be required pursuant to this Section to pay any additional amount to, or to indemnify the Administrative Agent, any Lender or any LC Issuer, as the case may be, to the extent that (A) the Administrative Agent, such Lender or such LC Issuer becomes subject to taxes (including Non-Excluded Taxes or Other Taxes) subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of the Administrative Agent, such Lender or the LC Issuer, as the case may be (other than a change in applicable Law), including without limitation a change in the residence, place of incorporation or principal place of business of the Administrative Agent, such Lender or the LC Issuer or a change in the branch or lending office of the Administrative Agent, such Lender or such LC Issuer, as the case may be; or (B) such taxes (including Non-Excluded Taxes and Other Taxes) would not have been incurred but for the failure of the Administrative Agent, such Lender or such LC Issuer, as the case may be, to provide to the Borrower Representative any form, certificate or document that it was required so to do pursuant to this Section other than any form, certificate or document required as a result of a change in Law.

(c)           Refunds of Taxes.   If the Administrative Agent, any Lender or the LC Issuer determines that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification has been paid by the Borrowers pursuant to this Section or with respect to any Non-Excluded Taxes or Other Taxes that have been deducted and paid to a taxing authority pursuant to this Section by the Borrowers, it shall promptly remit such refund (including any interest) to the Borrowers, net of all out-of-pocket expenses of the Administrative Agent, such Lender or the LC Issuer, as the case may be; provided, however, that the Borrowers, upon the request of the Administrative Agent, such Lender or the LC Issuer, as the case may be, agree promptly to return such refund (plus any interest) to such party in the event such party is required to repay such refund to the relevant taxing authority.  In addition, the Administrative Agent, such Lender or the LC Issuer shall provide the Borrower Representative with a copy of any notice of assessment from the relevant taxing authority (deleting any confidential information contained therein).

(d)           Avoiding Negative Tax Consequences.   Upon the occurrence of any event giving rise to the operation of Section 12.3(a) with respect to the Administrative Agent, any Lender or the LC Issuer, as the case may be, the Administrative Agent, such Lender and the LC Issuer shall, if requested by the Borrower Representative, use reasonable commercial efforts (subject to the Administrative Agent, such Lender’s or the LC Issuer’s overall, internal policies of general application) to designate another lending office for any Revolving Credit Loan, Revolving Credit Note or Letter of Credit affected by such event with the object of avoiding the consequences of such event, so long as, in the reasonable judgment of the Administrative Agent, such Lender or the LC Issuer, as the case may be, such designation will not cause the Administrative Agent, such Lender and its lending office(s) or cause the LC Issuer and its issuing office(s), to suffer economic, legal or regulatory cost or disadvantage, and provided, further, that nothing in this Section 12.3(d) shall affect or postpone any of the obligations of the Borrowers or the rights of the Administrative Agent, such Lender or the LC Issuer pursuant to Section 12.3(a).  Each Lender, LC Issuer and the Administrative Agent agrees that it will (i) take all reasonable actions reasonably requested by the Borrowers that are without material risk and cost to such Lender, LC Issuer or the Administrative Agent and consistent with the internal policies of such Lender, LC Issuer or the Administrative Agent, as applicable, and applicable legal and regulatory restrictions (as the case may be) to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (ii) to the extent reasonable and without material risk and cost to it, otherwise cooperate with the Borrowers to minimize any amounts payable by the Borrowers under this Section 12.3, provided, however, that in each case, any cost relating to such action or cooperation requested by the Borrowers shall be borne by the Borrowers.

(e)           Tax Benefit.

(i)            If and to the extent that any Lender, LC Issuer or the Administrative Agent is able, in its sole opinion, to apply or otherwise take advantage of any offsetting tax credit or other similar tax benefit arising out of or in conjunction with any deduction or withholding which gives rise to an obligation on the Borrowers to pay any Non-Excluded Taxes or Other Taxes pursuant to this Section 12.3, then such Lender, LC Issuer or the Administrative Agent shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such credit or benefit and without any other adverse tax consequences for such Lender, LC Issuer or the Administrative Agent, reimburse to the Borrowers at such time as such tax credit or benefit shall have actually been received by such Lender, LC Issuer or the Administrative Agent such amount as such Lender, LC Issuer or the Administrative Agent shall, in its sole opinion, have determined to be attributable to the relevant deduction or withholding and as will leave such Lender, LC Issuer or the Administrative Agent in no better or worse position than it would have been in if the payment of such Non-Excluded Taxes or Other Taxes had not been required.

(ii)           Nothing in this Section 12.3 shall oblige any Lender, LC Issuer or the Administrative Agent to disclose to the Borrowers or any other person any information regarding its tax affairs or tax computations or interfere with the right of any Lender, LC Issuer or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender, LC Issuer or the Administrative Agent shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.

12.4        Losses.   If any payment of principal of, or Rate Conversion or Rate Continuation of, any LIBOR Rate Loan is not paid when due or is made on a day other than on the last day of an Interest Period relating to such LIBOR Rate Loan, as a result of a payment or Rate Conversion or Rate Continuation or acceleration of the maturity of the Revolving Credit Notes or for any other reason, the Borrower Representative shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Rate Conversion or Rate Continuation, including, without limitation, any loss, cost or expense (other than any expenses directly attributable to loan origination efforts) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such LIBOR Rate Loan.

12.5        Indemnification for Requests.   Whenever the Borrower Representative: (a) shall revoke any Credit Request or Rate Conversion/Continuation Request involving any LIBOR Rate Loan, (b) shall for any other reason fail to borrow pursuant to any such Credit Request or Rate Conversion/Continuation Request or otherwise comply therewith, (c) shall fail to fulfill, on or before the date specified in any such request, the applicable conditions set forth in Section 3 of this Agreement or (d) shall fail to honor any prepayment notice with respect to LIBOR Rate Loans, then, in each case on any Lender’s demand, the Borrowers shall indemnify each Lender and the Administrative Agent against any loss, cost or expense reasonably incurred by such Lender as a result of any such failure by the Borrowers, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender or the Administrative Agent to fund the LIBOR Rate Loan to be made by such Lender or the Administrative Agent in connection with such request when such LIBOR Rate Loan, as a direct result of such failure by the Borrowers, is not made on such date.

12.6        General Indemnity.   The Borrowers shall indemnify and hold harmless the Administrative Agent, each Lender, the LC Issuer and their respective Affiliates, and each such Person’s respective directors, officers, employees, attorneys, agents and representatives (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever, including, without limitation, reasonable fees and disbursements of counsel and settlements costs, which may be imposed on, incurred by, or asserted against any such Indemnified Person in connection with any investigative, administrative or judicial proceeding by a third party (whether the Indemnified Person is or is not designated as a party thereto) directly or indirectly relating to or arising out of: (x) this Agreement or any other Loan Document, (y) the transactions contemplated thereby or any actual or proposed use of proceeds hereunder, or (z) any Environmental Claims against any Borrower or any Subsidiary thereof or any Environmental Claims against any Indemnified Person pursuant to the transactions contemplated hereby or the exercise of any remedies hereunder; except that no Indemnified Person shall have the right to be indemnified hereunder for its own gross negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction.

12.7        Certificate for Indemnification.   Each demand by the Administrative Agent, a Lender or the LC Issuer to the Borrowers for payment pursuant to this Section 12 shall be accompanied by a certificate setting forth the reason in reasonable detail for the payment, the amount to be paid, and the computations and assumptions in determining the amount, which certificate shall, absent manifest error, be presumed to be correct.  In determining the amount of any such payment thereunder, the Administrative Agent, each Lender and the LC Issuer may use reasonable averaging and attribution methods, so long as such methods are set forth in reasonable detail in the certificate referred to in the preceding sentence.  The failure to give any such notice shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 12 upon the subsequent receipt of such notice.

Section 13                                      GENERAL.

13.1        Amendments and Waivers.   No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, the Administrative Agent and the Borrowers, and the LC Issuer to the extent the consent of the LC Issuer shall be required with respect to any amendment, waiver, or consent, with respect to Section 2.2 or any other provision the amendment or waiver of which would adversely affect the LC Issuer, provided, however that: (X) unanimous consent of all of the Lenders shall be required with respect to (a) the extension of maturity of any Revolving Credit Note, or the extension of the payment date for interest, principal and/or fees thereunder (other than a rescission of an acceleration hereunder), or (b) any reduction in fees hereunder or the rate of interest on any Revolving Credit Note (other than the waiver of Default Interest imposed under Section 2.11(c)), or in any amount of principal or interest due on any Revolving Credit Note, or any modification of the manner of, or pro rata basis of, application of any payments made by the Borrowers to the Lenders hereunder or Revolving Credit Commitment reductions pursuant to Section 2.9 hereof, or (c) any change in the definitions “Collateral” or “Required Lenders”, any change which makes less restrictive any component comprising “Asset Coverage” or results in an increase in the availability of credit, or any increase in the percentage advance rates with respect to Asset Coverage, or (d)  any change in any percentage voting requirements in this Agreement, or (e) except as otherwise permitted herein, the release in one or more actions of all or substantially all of the Collateral or the subordination of the Liens created in favor of the Administrative Agent with respect to all or substantially all of the Collateral or (e) except in connection with a sale thereof permitted under Section 5.3(a), the release of any Borrower Guarantor or any Subsidiary Guarantor, or (f) any change in  Section 7.9 (or the definition of “Advantage”), Section 8, Sections 10.2, 10.4, or 10.5 or this Section 13.1 itself and (Y) consent of each Lender affected shall be required with respect to: (i) any increase in the amount of such Lender’s Revolving Credit Commitment or Pro Rata Share or (ii) any extension of such Lender’s Revolving Credit Commitment.  Each Lender, the LC Issuer and any other current of future holder of a Revolving Credit Note hereunder shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.  Any amendment, waiver, discharge, termination or consent pursuant to this Section shall be effective only in the specific instance and for the specific purpose for which it was given.  Notwithstanding the foregoing, the Administrative Agent may without the consent of the Lenders (i) release liens on assets the sale or other disposition of which is not prohibited under this Agreement and (ii) release Liens on the stock or other ownership interests with respect to Subsidiaries the restructuring, merger, or consolidation of which is not prohibited under this Agreement provided appropriate replacement Liens on the stock or other ownership interests which are received with respect to entities resulting from any such restructuring, merger, or consolidation.

13.2        Effective Agreement; Binding Effect.   This Agreement shall become effective on the date and as of the time on and as of which each Borrower, the Administrative Agent, each

Lender and the LC Issuer shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the address specified in Section 13.9.  As of such time, this Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, each Lender and the LC Issuer, and their respective successors and assigns, except that the Borrowers shall have no right to assign their rights hereunder or any interest herein except as set forth in Section 10.1 of this Agreement.

13.3        Costs and Expenses.   The Borrowers agree to pay on demand (a) all reasonable costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel or other advisors for the Administrative Agent and including internal counsel) in connection with the negotiation, preparation, execution, delivery, administration, modification, amendment, forbearance and waiver of this Agreement or the other Loan Documents, and (b) during the pendency of an Event of Default, the Administrative Agent, the Lenders and the LC Issuer (including the reasonable fees and out-of-pocket expenses of counsel or other advisors in connection with (i) any workout or restructuring of the Revolving Credit Loans or (ii) the enforcement of, the exercise of remedies under, or the preservation of rights and remedies under this Agreement or any of the other Loan Documents (including any collection, bankruptcy or other enforcement proceedings arising with respect to the Borrowers, this Agreement, or any Event of Default under this Agreement), provided, however, that with respect to clause (b) above, Lenders who are not acting in the capacity as the Administrative Agent or the LC Issuer shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

13.4        Survival of Provisions.   All representations and warranties made in or pursuant to this Agreement shall survive the execution and delivery of this Agreement and of the Revolving Credit Notes until payment of the Obligations and termination of the Revolving Credit Commitments hereunder.  The provisions of Section 11 and Section 12 of this Agreement shall survive the payment of the Obligations and any other Indebtedness owed by the Borrowers hereunder and the termination of this Agreement (whether by acceleration or otherwise).

13.5        Sharing of Information.   Subject to the provisions of Section 11, the Administrative Agent, each Lender and the LC Issuer shall have the right to furnish to its Affiliates, its accountants, its employees, its officers, its directors, its legal counsel, potential participants, and to any governmental agency having jurisdiction over the Administrative Agent, such Lender and the LC Issuer information concerning the business, financial condition, and property of the Borrowers, the amount of the Revolving Credit Loans of the Borrowers hereunder, and the terms, conditions and other provisions applicable to the respective parts thereof.

13.6        Interest Rate Limitation.   Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable Law as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, taken, received or reserved by any Lender or the LC Issuer exceeds the maximum lawful rate that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable Law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and all such charges payable, contracted for, charged, taken, received or reserved in respect of the Revolving Credit Loans of the Lenders or the LC Issuer to the Borrowers shall be equal to the Maximum Lawful Rate.  Any amount paid by the Borrower above the Maximum Lawful Rate shall be credited  to principal or returned to the Borrowers.

13.7        Limitation of Liability.   To the extent permitted by applicable Law, no claim may be made by any parties hereto against the Administrative Agent, any Lender or the LC

Issuer or the Affiliates, directors, officers, employees, agents, attorneys and consultants of any of them, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith.  Each of the parties hereto hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.8        Illegality.   If any provision in this Agreement or any other Loan Document shall for any reason be or become illegal, void or unenforceable, that illegality, voidness or unenforceability shall not affect any other provision.

13.9        Notices.   All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be given solely: (a) by hand delivery or by overnight courier delivery service, with all charges paid, (b) by facsimile transmission, if confirmed same day in writing by first class mail, (c) by registered or certified mail, postage prepaid and addressed to the parties, (d) electronic mail (to the extent permitted for loan requests above), or (e) as otherwise provided in this Agreement.  For the purposes of this Agreement, such notices shall be deemed to be given and received: (i) if by hand or by overnight courier service, upon actual receipt, (ii) if by facsimile transmission, upon receipt of machine-generated confirmation of such transmission (and provided the above-stated written confirmation is sent), (iii) if by registered or certified mail, upon the first to occur of actual receipt or the expiration of 72 hours after deposit with the U.S. Postal Service, or (iv) if by electronic mail, when transmitted to an electronic email address (or by another means of electronic delivery); provided, however, that notices from the Borrower Representative to the Administrative Agent, any Lender or the LC Issuer shall not be effective until actually received thereby.  Notices or other communications hereunder shall be addressed: if to the Borrower Representative, at the address specified on the signature pages of this Agreement with respect to the Borrower Representative; if to the Administrative Agent, to the Notice Office of the Administrative Agent; if to a Lender, to the Notice Office of such Lender; and if to the LC Issuer, to the Notice Office of such LC Issuer.

13.10      Governing Law.   This Agreement and the other Loan Documents (including the Administrative Agent Fee Letter) and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal Laws of the State of New York (without giving effect to the conflict of laws rules thereof and except to the extent perfection of the Administrative Agent’s security interests and Liens and the effect thereof are otherwise governed pursuant to the UCC or the applicable Law of any foreign jurisdiction).

13.11      Entire Agreement.   This Agreement and the other Loan Documents referred to in or otherwise contemplated by this Agreement set forth the entire agreement of the parties as to the transactions contemplated by this Agreement.

13.12      Execution in Counterparts; Execution by Facsimile.   This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart hereof by facsimile shall be effective as manual delivery of such counterpart; provided, however, that, each party hereto will promptly thereafter deliver counterpart originals of such counterpart facsimiles delivered by or on behalf of such party.

13.13      Waiver of Jury Trial and Submission to Non-Exclusive Jurisdiction.   EACH OF THE PARTIES HERETO WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES OR ANY THEREOF, ARISING OUT OF, IN

CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY OHIO STATE COURT OR FEDERAL COURT OF THE UNITED STATES SITTING IN CUYAHOGA COUNTY, OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH OHIO STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OTHER LOAN DOCUMENT IN ANY OHIO STATE OR FEDERAL COURT SITTING IN OHIO. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.  THE PARTIES CONFIRM THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written.

BORROWERS

UNOVA, INC.

/s/ Michael E. Keane
By:	Michael E. Keane
Its:	Senior Vice President and CFO

/s/ Kenneth L. Cohen
By:	Kenneth L. Cohen
Its:	Vice President and Treasurer

Notice Office:

UNOVA, Inc., as Borrower Representative
6001 36th Avenue West
Everett, WA 98203
Attention: Treasurer
Telecopy: 425-265-2497
Email: kcohen@unova.com

With a copy to:
Latham & Watkins, LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: Dominic Yoong
Telecopy: 213-891-8763
Email: dominic.yoong@lw.com

UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC.

/s/ Michael E. Keane
By:	Michael E. Keane
Its:	Vice President

/s/ Kenneth L. Cohen
By:	Kenneth L. Cohen
Its:	Vice President and Treasurer

Notice Office:

UNOVA, Inc., as Borrower Representative
6001 36th Avenue West
Everett, WA 98203
Attention: Treasurer
Telecopy: 425-265-2497
Email: kcohen@unova.com

With a copy to:
Latham & Watkins, LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: Dominic Yoong
Telecopy: 213-891-8763
Email: dominic.yoong@lw.com

INTERMEC TECHNOLOGIES CORPORATION

/s/ Michael E. Keane
By:	Michael E. Keane
Its:	Vice President

/s/ Kenneth L. Cohen
By:	Kenneth L. Cohen
Its:	Vice President and Treasurer

Notice Office:

UNOVA, Inc., as Borrower Representative
6001 36th Avenue West
Everett, WA 98203
Attention: Treasurer
Telecopy: 425-265-2497
Email: kcohen@unova.com

With a copy to:
Latham & Watkins, LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: Dominic Yoong
Telecopy: 213-891-8763
Email: dominic.yoong@lw.com

INTERMEC TECHNOLOGIES MANUFACTURING, LLC

/s/ Michael E. Keane
By:	Michael E. Keane
Its:	Vice President

/s/ Kenneth L. Cohen
By:	Kenneth L. Cohen
Its:	Vice President and Treasurer

Notice Office:

UNOVA, Inc., as Borrower Representative
6001 36th Avenue West
Everett, WA 98203
Attention: Treasurer
Telecopy: 425-265-2497
Email: kcohen@unova.com

With a copy to:
Latham & Watkins, LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: Dominic Yoong
Telecopy: 213-891-8763
Email: dominic.yoong@lw.com

INTERMEC IP CORP.

/s/ Michael E. Keane
By:	Michael E. Keane
Its:	Vice President

/s/ Kenneth L. Cohen
By:	Kenneth L. Cohen
Its:	Vice President and Treasurer

Notice Office:

UNOVA, Inc., as Borrower Representative
6001 36th Avenue West
Everett, WA 98203
Attention: Treasurer
Telecopy: 425-265-2497
Email: kcohen@unova.com

With a copy to:
Latham & Watkins, LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: Dominic Yoong
Telecopy: 213-891-8763
Email: dominic.yoong@lw.com

UNOVA IP CORP.

/s/ Michael E. Keane
By:	Michael E. Keane
Its:	Vice President

/s/ Kenneth L. Cohen
By:	Kenneth L. Cohen
Its:	Vice President and Treasurer

Notice Office:

UNOVA, Inc., as Borrower Representative
6001 36th Avenue West
Everett, WA 98203
Attention: Treasurer
Telecopy: 425-265-2497
Email: kcohen@unova.com

With a copy to:
Latham & Watkins, LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: Dominic Yoong
Telecopy: 213-891-8763
Email: dominic.yoong@lw.com

INTERMEC INTERNATIONAL INC.

/s/ Michael E. Keane
By:	Michael E. Keane
Its:	Vice President

/s/ Kenneth L. Cohen
By:	Kenneth L. Cohen
Its:	Vice President and Treasurer

Notice Office:

UNOVA, Inc., as Borrower Representative
6001 36th Avenue West
Everett, WA 98203
Attention: Treasurer
Telecopy: 425-265-2497
Email: kcohen@unova.com

With a copy to:
Latham & Watkins, LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: Dominic Yoong
Telecopy: 213-891-8763
Email: dominic.yoong@lw.com

ADMINISTRATIVE AGENT

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

/s/ Marianne T. Meil
By:	Marianne T. Meil
Its:	Vice President

Notice Office:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Marianne Meil
Telecopy: 216-689-3549
Email: Marianne_Meil@KeyBank.com

Payment Office:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Marianne Meil
Telecopy: 216- 689-3549
Email: Marianne_Meil@KeyBank.com

LENDERS

KEYBANK NATIONAL ASSOCIATION,
as a Lender

/s/ Marianne T. Meil
By:	Marianne T. Meil
Its:	Vice President

Notice Office:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Marianne Meil
Telecopy: 216- 689-3549
Email: Marianne_Meil@KeyBank.com

Lending Office:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Marianne Meil
Telecopy: 216-689-3549
Email: Marianne_Meil@KeyBank.com

BARCLAYS BANK PLC, as a Lender

/s/ V Muldoon
By:	V Muldoon
Its:	Director

Notice Office:

Barclays Bank PLC 54 Lombard Street London EC3P 3AH Attention: John Davey Telecopy: 00 44 (0) 870 242 2762 Email: john.davey@barclays.co.uk

Lending Office:

Barclays Bank PLC 222 Broadway New York 10038 Attention: Shoshana Harrison Telecopy: 212-412-5306 Email: shoshana.harrison@barclayscapital.com

With a copy to: 10 The South Colonnade Canary Warf, London Attention: Graham Smart Telecopy: 44 (0) 207 773 6807 Email: graham.smart@barclayscapital.com

SILICON VALLEY BANK, as a Lender

/s/ Uma Vanmane
By:	Uma Vanmane
Its:	Vice President

Notice Office:

Silicon Valley Bank 4700 Carillon Point Kirkland, WA 09033 Attention: Uma Vanmane Telecopy: 312-704-1532 Email:uvanmane@svbank.com

Lending Office:

Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054
Attention:
Telecopy: 408-654-6232
Email:

U.S. BANK NATIONAL ASSOCIATION, as a Lender

/s/ James R. Farmer
By:	James R. Farmer
Its:	Vice President

Notice Office:

U.S. Bank National Association 1420 Fifth Avenue 10th Floor PD-WA-T10M Seattle, WA 98101 Attention: James Farmer Telecopy: 206-344-3654 Email: james.farmer1@usbank.com

Lending Office:

U.S. Bank National Association 1420 Fifth Avenue 10th Floor PD-WA-T10C Seattle, WA 98101 Attention: Gail Fortun Telecopy: 206-344-3741 Email: gail.fortun@usbank.com

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

/s/ Donald Caskey
By:	Donald Caskey
Its:	Vice President

Notice Office:

The CIT Group/Business Credit, Inc. 300 South Grand Avenue, 3rd Floor Los Angeles, CA 90071 Attention: Donald Caskey Telecopy: 213-613-2501 Email: don.caskey@cit.com

Lending Office:

The CIT Group/Business Credit, Inc. 300 South Grand Avenue, 3rd Floor Los Angeles, CA 90071 Attention: Arda Mendoza Telecopy: 213-613-2519 Email: arda.mendoza@cit.com

HARRIS TRUST AND SAVINGS BANK, as a Lender

/s/ Michael M. Fordney
By:	Michael M. Fordney
Its:	Vice President

Notice Office:

Harris Trust and Savings Bank 111 West Monroe Street Chicago, IL 60603 Attention: Michael M. Fordney Telecopy: 312-461-2591 Email:michael.fordney@harrisnesbitt.com

Lending Office:

Harris Trust and Savings Bank 111 West Monroe Street Chicago, IL 60603 Attention: Blanca Velez Telecopy: 312-293-5884 Email:blanca.velez@harrisbank.com

GENERAL ELECTRIC CAPITAL CORPORATION as a Lender

/s/ Keith Alexander
By:	Keith Alexander
Its:	Vice President

Notice Office:

General Electric Capital Corporation 350 South Beverly Drive, Suite 200 Beverly Hills, CA 90212 Attention: Keith J. Alexander Telecopy: 310-785-0644 Email: Keith.Alexander@ge.com

Lending Office:

General Electric Capital Corporation 500 West Monroe Street Chicago, IL 60661 Attention: Patricia Coughlin Telecopy: (312) 463-3854 Email: Patri.Coughlin@ge.com

WELLS FARGO BANK, N.A as a Lender

/s/ Scott Rhodes
By:	Scott Rhodes, VP
Its:	Wells Fargo Bank, N.A.

Notice Office:

Wells Fargo Bank, N.A 205 108th Avenue NE Suite 600 Bellevue, WA 98004 Attention: Brent Grecian, Vice President Telecopy: 425-450-8069 Email: greciabr@wellsfargo.com

Lending Office:

Wells Fargo Bank, N.A 1700 Lincoln Street Suite 300 Denver, CO 80203-4500 Attention: Patricia DelReal Flores Telecopy: 303-863-2729 Email: Patricia.D.DelReal-Flores@wellsfargo.com

LC ISSUER:

KEYBANK NATIONAL ASSOCIATION, as LC ISSUER

/s/ Marianne T. Meil
By:	Marianne T. Meil
Its:	Vice President

Notice Office:

KeyBank National Association 127 Public Square Cleveland, Ohio 44114 Attention: Marianne Meil Telecopy: 216-689-3549 Email: Marianne_Meil@KeyBank.com

Lending Office:

KeyBank National Association 127 Public Square Cleveland, Ohio 44114 Attention: Marianne Meil Telecopy: 216-689-3549 Email: Marianne_Meil@KeyBank.com